PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 20, 2001

                $525,000,000 RATE REDUCTION BONDS, SERIES 2001-1

                                PSNH FUNDING LLC
                                     Issuer

                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                               Seller and Servicer

----------------------------------------------------------------------------------------------------------------------------
                          Initial                                    Underwriting     Proceeds to   Scheduled    Final
               Interest   Principal      Price                       Discounts and    Issuer        Maturity     Maturity
               Rate       Amount         (%)          Price ($)      Commissions (%)  (%)(1)(2)     Date         Date
----------------------------------------------------------------------------------------------------------------------------
Class A-1       4.57%   $ 75,211,483   99.97979%    $ 75,196,284       0.207573%      99.77222%      5/1/2003     5/1/2005
----------------------------------------------------------------------------------------------------------------------------

Class A-2       5.73%   $214,649,395   99.93578%    $214,511,547       0.375000%      99.56078%     11/1/2008    11/1/2010
----------------------------------------------------------------------------------------------------------------------------

Class A-3       6.48%   $235,139,122   99.96116%    $235,047,798       0.500000%      99.46116%      5/1/2013     5/1/2015
----------------------------------------------------------------------------------------------------------------------------

(1) Before payment of fees and expenses.
(2) The total price to the public is $524,755,630 and the total amount of the underwriting discounts, commissions and other fees is $2,636,750. The total amount of proceeds before deduction of expenses (estimated to be $8,216,028) is
    $522,118,880.
----------------------------------------------------------------------------------------------------------------------------

   See "Risk Factors," which begins on page S-5 of this prospectus supplement, and "Risk Factors," which begins on page 17 of the accompanying prospectus, to read about factors you should consider before buying the bonds.

The bonds are secured primarily by the right to assess and collect all revenues arising from a non-bypassable usage-based charge included in the bills of retail users of electric distribution service within the service territory of Public Service Company of New Hampshire.

Neither the bonds nor the property securing the bonds is an obligation of the State of New Hampshire or any political subdivision, agency, authority or instrumentality of the State of New Hampshire or of Public Service Company of New Hampshire or any of its affiliates, except for PSNH Funding LLC, which is an affiliate of Public Service Company of New Hampshire.

Neither the full faith and credit nor the taxing power of the State of New Hampshire or any political subdivision, agency, authority or instrumentality of the State of New Hampshire is pledged to the payment of principal of, or interest on, the bonds. Furthermore, the issuance of the bonds shall not directly, indirectly or contingently obligate the State of New Hampshire or any political subdivision thereof to levy or to pledge any form of taxation or to make any appropriation for their payment.

There currently is no secondary market for the bonds and there can be no assurance that a secondary market will develop.

--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

Salomon Smith Barney                                    Bear, Stearns & Co. Inc.

Goldman, Sachs & Co.         Merrill Lynch & Co.      Morgan Stanley Dean Witter

Banc One Capital Markets, Inc.                                  Barclays Capital
Fleet Securities, Inc.                                               UBS Warburg

            The date of this Prospectus Supplement is April 20, 2001

                                TABLE OF CONTENTS
                              PROSPECTUS SUPPLEMENT

                                                                            PAGE


Where to Find Information in These Documents..............................   S-3
Summary of Terms..........................................................   S-4
Risk Factors..............................................................   S-5
Description of the Bonds..................................................   S-5
Description of the RRB Property...........................................  S-10
Appeal of Settlement Order................................................  S-11
Underwriting..............................................................  S-11
Ratings...................................................................  S-12

                                   PROSPECTUS

Prospectus Summary........................................................     4
Risk Factors..............................................................    17
Available Information.....................................................    28
Reports to Holders........................................................    28
Incorporation of Documents by Reference...................................    28
Energy Deregulation and New Market Structure in New Hampshire.............    28
Description of the RRB Property...........................................    31
The Issuer................................................................    40
The Seller and Servicer...................................................    42
Servicing.................................................................    46
Description of the Bonds..................................................    53
Federal Income Tax Consequences...........................................    68
New Hampshire Taxation of Bondholders.....................................    73
ERISA Considerations......................................................    73
Use of Proceeds...........................................................    75
Plan of Distribution......................................................    75
Legal Matters.............................................................    75
Experts...................................................................    76
Index to Financial Statements.............................................   F-1


         The underwriters expect to deliver the bonds through the facilities of The Depository Trust Company against payment in New York, New York on April 25, 2001.

                  WHERE TO FIND INFORMATION IN THESE DOCUMENTS

         We provide information about the bonds in:

                  o this prospectus supplement, which describes the specific terms of each class of bonds, and

                  o the accompanying prospectus, which provides general information concerning the documents under which the bonds are being issued.

         This prospectus supplement begins with several sections describing these securities:

                  o "Summary of Terms" provides important amounts, dates and other terms of each class of bonds,

                  o "Description of the Bonds" describes the key features of each class of bonds, and

                  o "Description of the RRB Property" describes a portion of the stranded cost recovery charge (referred to as the "RRB charge") that provides the primary source for payment of the bonds.

         As you read through these sections, cross-references will direct you to more information in the accompanying prospectus. You can also find information on specific topics by looking at the table of contents in this prospectus supplement and the accompanying prospectus.

         This prospectus supplement and the accompanying prospectus may be used by the underwriters in connection with offers and sales related to market-making transactions in the bonds. The underwriters may act as principal or agent in those transactions. Those sales will be made at prices based on prevailing market prices at the time of sale.

         This prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

         You should rely only on the information in this prospectus supplement and the accompanying prospectus. No one is authorized to provide you with information that is different.

--------------------------------------------------------------------------------
TO UNDERSTAND THE STRUCTURE AND PAYMENT TERMS OF THESE SECURITIES, YOU MUST CAREFULLY READ THE ACCOMPANYING PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT IN THEIR ENTIRETY.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                SUMMARY OF TERMS

         The following section is only a summary of selected information and does not provide you with all the information you will need to make your investment decision. There is more detailed information in this prospectus supplement and in the accompanying prospectus. To understand all of the terms of the offering of the bonds, carefully read this entire document and the accompanying prospectus.

Securities Offered:                $525,000,000 Rate Reduction Bonds, Series
                                   2001-1

Issuer:                            PSNH Funding LLC

Seller and Servicer:               Public Service Company of New Hampshire, or
                                   Public Service Company

Trustee:                           The Bank of New York

Issuance Date:                     April 25, 2001

Collateral:                        The bonds are secured primarily by the right
                                   to assess and collect all revenues arising from a portion of the stranded cost recovery charge, a non-bypassable usage-based charge included in the bills of retail users of electric distribution service within Public
                                   Service Company's service territory. This portion of the stranded cost recovery charge is known as the RRB charge, and the right to assess and collect this charge is the principal asset of the issuer.

Anticipated Ratings:               S&P / Fitch / Moody's   "AAA" / "AAA" / "Aaa"

Credit Enhancement:                Periodic RRB charge adjustments,
                                   overcollateralization amount included in the
                                   RRB charge, interest reserve amount, half of which is funded from the proceeds of the bonds and half of which is included in the RRB charge, capital contributed to the issuer by Public Service Company in an amount equal to 0.50 percent of the initial principal amount of the bonds, and additional capital contributed to the issuer by Public Service
                                   Company in an amount equal to $500,000 as a liquidity reserve to fund enforcement actions by the servicer on behalf of bondholders under the securitization statute or the finance order.

Payment Dates:                     February 1, May 1, August 1 and November 1 of
                                   each year beginning November 1, 2001, or, if not a business day, the next business day.

Optional Redemption:               The bonds are subject to optional redemption
                                   in whole by the issuer once the outstanding principal balance of the bonds has been reduced to less than 5 percent of the initial principal balance.

Record Date:                       Close of business on the business day prior
                                   to any payment date.

Clearance and Settlement:          DTC/Clearstream/Euroclear

--------------------------------------------------------------------------------

                                  RISK FACTORS

         You should consider carefully the risks of investing in the bonds. The section entitled "Risk Factors," which begins on page 17 of the accompanying prospectus, discusses material risks of investing in the bonds.

                            DESCRIPTION OF THE BONDS

         The issuer will issue the bonds in minimum denominations of $1,000 and in integral multiples of $1.00 in excess thereof, although one bond of each class may be of a smaller denomination. The bonds will consist of three classes, in the initial principal amounts, bearing the interest rates and having the scheduled maturity dates and final maturity dates listed below:

  -----------------------------------------------------------------------------
                  Initial            Bond          Scheduled          Final
                 Principal         Interest        Maturity         Maturity
      Class        Amount            Rate            Date             Date
  -----------------------------------------------------------------------------
       A-1      $ 75,211,483         4.57%          5/1/2003         5/1/2005
  -----------------------------------------------------------------------------
       A-2      $214,649,395         5.73%         11/1/2008        11/1/2010
  -----------------------------------------------------------------------------
       A-3      $235,139,122         6.48%          5/1/2013         5/1/2015
  -----------------------------------------------------------------------------

         The scheduled maturity date for a class of bonds is the date by which the issuer expects to pay in full all principal of and interest on that class of bonds. The final maturity date for a class of bonds is the legal maturity date of that class. The failure to pay principal of any class of bonds in full by the final maturity date for that class is an event of default, and the trustee may, and upon the written direction of the holders of at least a majority in principal amount of all outstanding bonds will, declare the unpaid principal amount of all outstanding bonds and accrued interest to be due and payable. See "Description of the Bonds - Events of Default; Rights on Event of Default," which begins on page 59 of the accompanying prospectus.

         On each payment date, the trustee will pay principal and interest to the holders of the bonds as of the close of business on the record date, in each case as described below and to the extent that it has funds to make the payments. The record date for any payment of principal of and interest on the bonds will be the business day immediately before the payment date.

PAYMENTS OF INTEREST

         Interest on each class of bonds will accrue from its issuance date at the interest rate listed in the table above. Beginning November 1, 2001, the issuer is required to pay interest quarterly on February 1, May 1, August 1 and November 1 (or, if any payment date is not a business day, the following business day) of each year. The issuer will pay interest on the bonds prior to paying principal on the bonds. See "Description of the Bonds - Allocations and Payments," which begins on page 57 of the accompanying prospectus.

         On each payment date, the trustee will pay interest as follows:

         o if there has been a payment default, any unpaid interest payable on prior payment dates, together with interest at the applicable interest rate on any of this unpaid interest; and

         o accrued interest on the principal balance of each class of bonds as of the close of business on the preceding payment date after giving effect to all payments of principal made on the preceding payment date, or, in the case of the first payment date, as of the date of the original issuance of the class of bonds.

         If there is a shortfall in the amounts necessary to make these interest payments, the trustee will allocate available amounts among each class of bonds pro rata based upon the respective amounts of interest owed on the bonds of each class, and will allocate and pay those amounts to holders within each class pro rata based upon the respective principal amount of bonds held. Interest on the bonds will be calculated on the basis of a 360-day year of twelve 30-day months.

PAYMENTS OF PRINCIPAL

         After paying interest as described above, the trustee will pay any principal on each payment date as follows:

         (1) to the holders of the A-1 bonds, until the principal balance of that class has been reduced to zero;

         (2) to the holders of the A-2 bonds, until the principal balance of that class has been reduced to zero; and

         (3) to the holders of the A-3 bonds, until the principal balance of that class has been reduced to zero.

         Absent an event of default under the indenture, the trustee will not, however, pay principal on a payment date of any class of bonds if making the payment would reduce the principal balance of the class to an amount lower than that specified in the expected amortization schedule for that class on that payment date. If an event of default under the indenture has occurred and is continuing, the trustee may, and upon the written direction of the holders of at least a majority in principal amount of all outstanding bonds will, declare the unpaid principal amount of all outstanding bonds and accrued interest to be due and payable.

         The following expected amortization schedule lists the scheduled outstanding principal balance for each class of bonds on each payment date from the issuance date to the scheduled maturity date, after giving effect to the payments expected to be made on the payment date. In preparing the following table, we have assumed, among other things, that:

         o        the bonds are issued on April 25, 2001;

         o payments on the bonds are made on each payment date, commencing November 1, 2001;

         o the annual servicing fee will equal 0.25 percent of the outstanding principal amount of the bonds, payable quarterly in arrears and before payment of principal of and interest on the bonds;

         o there are no net earnings on amounts on deposit in the collection account;

         o the annual administration fee (which will be $52,500, payable quarterly) and other ongoing operating expenses will be approximately $167,500, payable in arrears and before payment of principal of and interest on the bonds; and

         o payments arising from the property securing the bonds are deposited in the collection account as expected.

                         EXPECTED AMORTIZATION SCHEDULE

                          OUTSTANDING PRINCIPAL BALANCE

                        Class            Class             Class
    Payment Date         A-1              A-2               A-3
    ------------         ---              ---               ---
      Closing         75,211,483       214,649,395       235,139,122
      11/1/2001       57,592,606       214,649,395       235,139,122
       2/1/2002       43,797,063       214,649,395       235,139,122
       5/1/2002       28,368,117       214,649,395       235,139,122
       8/1/2002       20,697,824       214,649,395       235,139,122
      11/1/2002       14,392,034       214,649,395       235,139,122
       2/1/2003        7,780,415       214,649,395       235,139,122
       5/1/2003           0            214,649,395       235,139,122
       8/1/2003           0            206,917,868       235,139,122
      11/1/2003           0            197,869,570       235,139,122
       2/1/2004           0            189,598,432       235,139,122
       5/1/2004           0            180,590,351       235,139,122
       8/1/2004           0            172,246,415       235,139,122
      11/1/2004           0            162,796,874       235,139,122
       2/1/2005           0            154,148,908       235,139,122
       5/1/2005           0            144,473,833       235,139,122
       8/1/2005           0            135,568,653       235,139,122
      11/1/2005           0            125,605,470       235,139,122
       2/1/2006           0            116,266,274       235,139,122
       5/1/2006           0            106,175,553       235,139,122
       8/1/2006           0             96,723,253       235,139,122
      11/1/2006           0             86,167,370       235,139,122
       2/1/2007           0             76,211,779       235,139,122
       5/1/2007           0             65,563,711       235,139,122
       8/1/2007           0             55,515,784       235,139,122
      11/1/2007           0             44,346,853       235,139,122
       2/1/2008           0             33,748,007       235,139,122
       5/1/2008           0             22,498,547       235,139,122
       8/1/2008           0             11,818,671       235,139,122
      11/1/2008           0                0             235,139,122
       2/1/2009           0                0             223,861,093
       5/1/2009           0                0             211,970,981
       8/1/2009           0                0             200,623,964
      11/1/2009           0                0             188,113,319
       2/1/2010           0                0             176,150,999
       5/1/2010           0                0             163,545,614
       8/1/2010           0                0             151,478,734
      11/1/2010           0                0             138,246,734
       2/1/2011           0                0             125,549,313
       5/1/2011           0                0             112,194,918
       8/1/2011           0                0              99,366,197
      11/1/2011           0                0              85,367,758
       2/1/2012           0                0              71,905,110
       5/1/2012           0                0              57,742,177
       8/1/2012           0                0              44,103,087
      11/1/2012           0                0              29,294,415
       2/1/2013           0                0              14,974,162
       5/1/2013           0                0                 0

         We cannot assure you that the principal balances of the classes of bonds will be reduced at the rates indicated in the table above. The actual rates of reduction in class principal balances may be slower (but, absent an event of default or an optional redemption, cannot be faster) than those indicated in the table.

COLLECTION ACCOUNT AND SUBACCOUNTS

         The issuer will establish, in the name of the trustee, a collection account to hold amounts remitted to it by the servicer of the property securing the bonds. The collection account will consist of six subaccounts:

         o        a general subaccount;

         o        a reserve subaccount;

         o        an overcollateralization subaccount;

         o        a capital subaccount.

         o        an interest reserve subaccount; and

         o        a servicer advance subaccount.

Withdrawals from and deposits to these subaccounts will be made as described under "Description of the Bonds - Allocations and Payments," which begins on page 57 of the accompanying prospectus.

CREDIT ENHANCEMENT

         PERIODIC ADJUSTMENT OF RRB CHARGE. The RRB charge will be subject to periodic review and adjustment. This periodic review and adjustment, which reconciles the actual RRB charges collected against the expected collections, reduces bondholders' exposure to losses due to lower-than-projected sales of electricity, longer-than-expected delays in bill collections, and higher-than-estimated write-offs. Consequently, the need for other forms of credit enhancement is also reduced. See "Description of the RRB Property - Adjustments to the RRB Charge," which begins on page 33 in the accompanying prospectus.

         RESERVE SUBACCOUNT. On each payment date, the trustee will allocate to the reserve subaccount any amounts remitted to the collection account exceeding amounts necessary to:

         o pay fees and expenses (including indemnities) related to servicing and retiring the bonds;

         o        pay principal of and interest on the bonds;

         o fund the interest reserve subaccount to the targeted interest reserve level for that payment date;

         o        restore the capital subaccount to the required capital level;
                  and

         o fund the overcollateralization subaccount to the targeted overcollateralization level for that payment date.

The trustee will draw on amounts in the reserve subaccount, to the extent amounts available in the general subaccount are insufficient to pay the amounts listed above.

         OVERCOLLATERALIZATION AMOUNT. The servicer will collect and remit to the trustee, and the trustee will deposit into the overcollateralization subaccount, amounts arising from the RRB property securing the bonds that exceed the amount expected to be necessary to pay legally due or scheduled payments of principal of and interest on the bonds and fees and expenses (including indemnities) related to servicing and retiring the bonds. These amounts will fund the targeted overcollateralization amount, which is intended to enhance the likelihood that payments on the bonds will be made on a timely basis. The targeted overcollateralization amount will be $2,625,000, which is 0.50 percent of the initial principal amount of the bonds. The RRB charge will be set and adjusted at a rate that is intended to fund the targeted overcollateralization amount ratably over the life of the bonds. On each payment date, the trustee will deposit into the overcollateralization subaccount the amount, if any, by which the targeted overcollateralization level for that payment date exceeds the amount in the overcollateralization subaccount. The targeted overcollateralization level for each payment date is as follows:

                  TARGETED OVERCOLLATERALIZATION LEVEL SCHEDULE

                         Targeted                                Targeted
      Payment      Overcollateralization      Payment      Overcollateralization
        Date              Level                Date               Level
        ----              -----                ----               -----
       Closing              0                 8/1/2007          1,367,188
     11/1/2001            109,375            11/1/2007          1,421,875
      2/1/2002            164,063             2/1/2008          1,476,563
      5/1/2002            218,750             5/1/2008          1,531,250
      8/1/2002            273,438             8/1/2008          1,585,938
     11/1/2002            328,125            11/1/2008          1,640,625
      2/1/2003            382,813             2/1/2009          1,695,313
      5/1/2003            437,500             5/1/2009          1,750,000
      8/1/2003            492,188             8/1/2009          1,804,688
     11/1/2003            546,875            11/1/2009          1,859,375
      2/1/2004            601,563             2/1/2010          1,914,063
      5/1/2004            656,250             5/1/2010          1,968,750
      8/1/2004            710,938             8/1/2010          2,023,438
     11/1/2004            765,625            11/1/2010          2,078,125
      2/1/2005            820,313             2/1/2011          2,132,813
      5/1/2005            875,000             5/1/2011          2,187,500
      8/1/2005            929,688             8/1/2011          2,242,188
     11/1/2005            984,375            11/1/2011          2,296,875
      2/1/2006          1,039,063             2/1/2012          2,351,563
      5/1/2006          1,093,750             5/1/2012          2,406,250
      8/1/2006          1,148,438             8/1/2012          2,460,938
     11/1/2006          1,203,125            11/1/2012          2,515,625
      2/1/2007          1,257,813             2/1/2013          2,570,313
      5/1/2007          1,312,500             5/1/2013          2,625,000

The trustee will draw on amounts in the overcollateralization subaccount to the extent amounts available in the general subaccount and the reserve subaccount are insufficient to pay legally due or scheduled payments of principal of and interest on the bonds and fees and expenses (including indemnities) related to servicing and retiring the bonds.

         CAPITAL SUBACCOUNT. Before the issuance of the bonds, Public Service Company will contribute capital of $2,625,000 to the issuer. This amount is equal to 0.50 percent of the initial principal amount of the bonds and is the capital level required to be maintained under the indenture. The trustee will deposit the capital into the capital subaccount. The trustee will draw on amounts in the capital subaccount to the extent amounts available in the general subaccount, reserve subaccount and overcollateralization subaccount are insufficient to pay legally due or scheduled payments of principal of and interest on the bonds and fees and expenses (including indemnities) related to servicing and retiring the bonds. Funds withdrawn from the capital subaccount will be replenished on subsequent payment dates if payments arising from the RRB charge exceed amounts required for other uses having a higher priority of payment.

         INTEREST RESERVE AMOUNT. On the issuance date, $3,560,278 from the net proceeds from the sale of the bonds will be deposited into the interest reserve subaccount. This amount equals 50 percent of the amount of interest that is expected to be due and payable on the bonds on the fifth payment date. The servicer will collect and remit to the trustee, and the trustee will deposit into the interest reserve subaccount, amounts arising from the RRB property securing the bonds that exceed the amount expected to be necessary to pay legally due or scheduled payments of principal of and interest on the bonds and fees and expenses (including indemnities) related to servicing and retiring the bonds. These amounts will fund the interest reserve subaccount to the targeted interest reserve level, which is intended to enhance the likelihood that payments of interest on the bonds will be made on a timely basis. The targeted interest reserve level for any payment date will equal the aggregate amount of interest that will be due and payable on the bonds on the next payment date, except that for the first five payment dates, the targeted interest reserve level will be as set forth below:

      TARGETED INTEREST RESERVE LEVEL SCHEDULE FOR FIRST FIVE PAYMENT DATES

         Payment Date                      Targeted Interest Reserve Level
         ------------                      -------------------------------
            11/1/2001                                 4,747,038
             2/1/2002                                 5,340,417
             5/1/2002                                 5,933,797
             8/1/2002                                 6,527,177
            11/1/2002                                 7,120,557

The trustee will draw on amounts in the interest reserve subaccount to the extent amounts available in the general subaccount, reserve subaccount, overcollateralization subaccount and capital subaccount are insufficient to pay legally due or scheduled payments of interest on the bonds. On any payment date, any amount in the interest reserve subaccount in excess of the targeted interest reserve level will be allocated to the reserve subaccount for distribution on later payment dates.

         SERVICER ADVANCE SUBACCOUNT. Before the issuance of the bonds, Public Service Company will contribute capital of $500,000 to the issuer, which is in addition to the capital contributed by Public Service Company for deposit into the capital subaccount. The trustee will deposit this $500,000 of capital into the servicer advance subaccount. The trustee will draw on amounts in the servicer advance subaccount to fund enforcement actions by the servicer on behalf of bondholders under the securitization statute or the finance order to the extent that amounts in the general subaccount, reserve subaccount, overcollateralization subaccount and capital subaccount are insufficient and the servicer is unable to advance its own funds for this purpose. Funds withdrawn from the servicer advance subaccount will not be replenished.

                         DESCRIPTION OF THE RRB PROPERTY

         The bonds are secured primarily by the RRB property, which is the right to assess and collect all revenues arising from a portion of the stranded cost recovery charge included in the bills of all classes of retail users of electric distribution service within Public Service Company's service territory taking such service under a regular tariff. This portion of the stranded cost recovery charge, which is a non-bypassable usage-based charge, is referred to as the RRB charge. For additional information about the RRB property, see "Description of the RRB Property," which begins on page 31 of the accompanying prospectus, and "Description of the Bonds - Security," which begins on page 53 of the accompanying prospectus.

         The initial RRB charge (which is a portion of the stranded cost recovery charge) is expected to be approximately 1.48 cents/kilowatt-hour for all customer classes. In the future, the RRB charge may vary among customer classes, but only if Public Service Company has received notice from each of the rating agencies that this will not result in a reduction or withdrawal of the then current ratings on any class of bonds (except that with regard to Moody's it will be sufficient to provide 10 days' prior notice of the variation). The average RRB charge may increase, but is not permitted to exceed the average stranded cost recovery charge. The average stranded cost recovery charge is not permitted to exceed 3.40 cents/kilowatt-hour under the securitization statute and the finance order.

                           APPEAL OF SETTLEMENT ORDER

         In October 2000, two parties filed appeals with the Supreme Court of New Hampshire challenging the validity of the settlement order. In a decision dated January 16, 2001, the Supreme Court of New Hampshire affirmed the settlement order. On January 26, 2001, one of those parties filed a motion requesting that the Supreme Court of New Hampshire reconsider its decision. In an order dated January 31, 2001, the Supreme Court of New Hampshire denied the motion for reconsideration. On April 16, 2001, within the time allowed, the other party that appealed the settlement order to the Supreme Court of New Hampshire filed by mail a petition for certiorari with the United States Supreme Court asking the Supreme Court to review the validity of the stranded cost recovery charge under the United States Constitution. It is expected that the Supreme Court will rule on the petition by the end of June 2001. See "Risk Factors - Bondholders could experience payment delays or losses as a result of amendment, repeal or invalidation of the securitization statute, breach of the state pledge or invalidation of the stranded cost recovery charge - Appeal of settlement order," which begins on page 19 of the accompanying prospectus, and "Energy Deregulation and New Market Structure in New Hampshire - Statutory and Regulatory Overview," which begins on page 28 of the accompanying prospectus.

                                  UNDERWRITING

         The issuer, Public Service Company and the underwriters for the offering named below have entered into an underwriting agreement relating to the bonds. Assuming that conditions in the underwriting agreement are met, each underwriter has severally agreed to purchase the respective principal amount of bonds indicated in the following table.


Name                                                      Class A-1        Class A-2        Class A-3
----                                                      ---------        ---------        ---------
Salomon Smith Barney Inc.                                 34,221,225       97,665,475      106,988,300
Bear, Stearns & Co. Inc.                                  18,426,813       52,589,102       57,609,085
Goldman, Sachs & Co.                                       5,014,099       14,309,960       15,675,941
Merrill Lynch, Pierce, Fenner & Smith Incorporated         5,014,099       14,309,960       15,675,941
Morgan Stanley & Co. Incorporated                          5,014,099       14,309,960       15,675,941
Banc One Capital Markets, Inc.                             1,880,287        5,366,235        5,878,478
Barclays Capital Inc.                                      1,880,287        5,366,235        5,878,478
Fleet Securities, Inc.                                     1,880,287        5,366,235        5,878,478
UBS Warburg LLC                                            1,880,287        5,366,235        5,878,478
Total*                                                    75,211,483      214,649,395      235,139,122

* Total may not add due to rounding.


         Bonds sold by the underwriters to the public will be initially offered at the initial public offering prices set forth on the cover of this prospectus supplement. The issuer has been advised that the underwriters propose initially to offer the bonds to dealers at the initial public offering prices, less a selling concession not to exceed the percentage of the bond denomination set forth below, and that the underwriters may allow and dealers may reallow a discount not to exceed the percentage of the bond denomination set forth below:

Class                              Selling Concession       Reallowance Discount
-----                              ------------------       --------------------
Class A-1..................             0.125000%                0.075000%
Class A-2..................             0.225000%                0.135000%
Class A-3..................             0.300000%                0.180000%

         After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change as a result of market trading.

         The bonds are a new issue of securities with no established trading market. They will not be listed on any securities exchange. The issuer has been advised by the underwriters that the underwriters intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the ability of holders of the bonds to resell the bonds.

         In order to facilitate the offering of the bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the bonds for their own account. In addition, to cover overallotments or to stabilize the price of the bonds, the underwriters may bid for and purchase the bonds in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the bonds in the offering, if the syndicate repurchases previously distributed bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. The underwriters are not required to engage in these activities, and if commenced, may end any of these activities at any time.

         The issuer and Public Service Company have agreed to indemnify the several underwriters, the State of New Hampshire, the State Treasurer of the State of New Hampshire and the trustee against certain liabilities, including liabilities under the Securities Act of 1933.

         Salomon Smith Barney Inc., as financial advisor to Public Service Company, has rendered certain financial advisory services to Public Service Company in respect of this transaction and will receive a customary fee for such services. Bear, Stearns & Co. Inc., as a financial advisor to the State Treasurer of the State of New Hampshire, has rendered certain financial advisory services to the State Treasurer of the State of New Hampshire in respect of this transaction and will receive a customary fee for such services.

                                     RATINGS

         The bonds will not be issued unless prior to closing they have been rated "AAA" / "AAA"/ "Aaa" by S&P, Fitch and Moody's, respectively.

         A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. No person is obligated to maintain any rating on any bonds, and, accordingly, there can be no assurance that the ratings assigned to any series or class of bonds upon the initial issuance will not be revised or withdrawn by a rating agency at any time thereafter. If a rating of any series or class of bonds is revised or withdrawn, the liquidity of this series or class of bonds may be adversely affected. In general, ratings address credit risk and do not represent any assessment of any particular rate of principal payments on the bonds other than the payment in full of each series or class of bonds by the applicable final maturity date for such series or class. Each rating of any series or class of bonds should be evaluated independently of any other rating.

                                   PROSPECTUS


                                PSNH FUNDING LLC
                                     Issuer

                              RATE REDUCTION BONDS
                               Issuable in Series

                     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                               Seller and Servicer

  See "Risk Factors," which begins on page 17, to read about factors you should consider before buying the bonds.


The issuer may sell one or more series of bonds, issuable in one or more classes, as described in the prospectus supplement. The bonds are secured primarily by the right to assess and collect all revenues arising from a non-bypassable usage-based charge included in the bills of retail users of electric distribution service within the service territory of Public Service Company of New Hampshire.


Neither the bonds nor the property securing the bonds is an obligation of the State of New Hampshire or any political subdivision, agency, authority or instrumentality of the State of New Hampshire or of Public Service Company of New Hampshire or any of its affiliates, except for PSNH Funding LLC, which is an affiliate of Public Service Company of New Hampshire.


Neither the full faith and credit nor the taxing power of the State of New Hampshire or any political subdivision, agency, authority or instrumentality of the State of New Hampshire is pledged to the payment of principal of, or interest on, the bonds. Furthermore, the issuance of the bonds shall not directly, indirectly or contingently obligate the State of New Hampshire or any political subdivision thereof to levy or to pledge any form of taxation or to make any appropriation for their payment.


There currently is no secondary market for the bonds and there can be no assurance that a secondary market will develop.

--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                 The date of this Prospectus is April 20, 2001

                                TABLE OF CONTENTS

                                                                    PAGE

Prospectus Summary....................................................4
Parties to Transactions...............................................5
Allocations and Payments From the Collection Account.................15
Risk Factors.........................................................17
Available Information................................................28
Reports to Holders...................................................28
Incorporation of Documents by Reference..............................28
Energy Deregulation and New Market Structure in New Hampshire........28
Statutory and Regulatory Overview....................................28
Exit Fees............................................................30
Federal Initiatives..................................................30
Description of the RRB Property......................................31
Finance Order and Issuance Advice Letter.............................31
RRB Property.........................................................32
Stranded Cost Recovery Charge and RRB Charge.........................32
Adjustments to the RRB Charge........................................33
Pledge by the State of New Hampshire.................................34
No Impairment by Public Utilities Commission.........................34
Sale and Assignment of RRB Property..................................35
Seller Representations and Warranties and Repurchase Obligation......35
Bankruptcy and Creditors' Rights Issues..............................38
The Issuer...........................................................40
Officers and Directors...............................................40
The Seller and Servicer..............................................42
Public Service Company Revenues, Customer Base and Energy
  Consumption .......................................................42
Estimated Consumption and Variances..................................43
Billing and Collections..............................................44
Loss Experience......................................................45
Aging Receivables....................................................46
Servicing............................................................46
Servicing Procedures.................................................46
Servicing Standards and Covenants....................................46
Remittances to Collection Account....................................47
Servicing Compensation...............................................48
Third Party Suppliers................................................48
Servicer Representations and Warranties..............................49
Statements by Servicer...............................................50
Evidence as to Compliance............................................50
Matters Regarding the Servicer.......................................50

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                    PAGE

Servicer Defaults....................................................51
Rights When Servicer Defaults........................................51
Waiver of Past Defaults..............................................52
Successor Servicer...................................................52
Amendment............................................................52
Description of the Bonds.............................................53
Security.............................................................53
Collection Account...................................................53
Interest and Principal...............................................55
Optional Redemption..................................................55
Mandatory Redemption.................................................55
Overcollateralization Subaccount.....................................55
Capital Subaccount...................................................56
Interest Reserve Subaccount..........................................56
Servicer Advance Subaccount..........................................56
Reserve Subaccount...................................................56
Allocations and Payments.............................................57
Actions by Bondholders...............................................59
Events of Default; Rights on Event of Default........................59
Covenants of the Issuer..............................................61
Reports to Bondholders...............................................63
Annual Compliance Statement..........................................63
Supplemental Indentures..............................................63
List of Bondholders..................................................65
Registration and Transfer of the Bonds...............................65
Bonds Will Be Issued in Book-Entry Form..............................65
Certificated Bonds...................................................68
Federal Income Tax Consequences......................................68
General..............................................................68
Treatment of the Bonds...............................................69
Taxation of U.S. Bondholders.........................................70
Sale or Other Taxable Disposition of Bonds...........................71
Non-U.S. Bondholders.................................................71
Information Reporting and Backup Withholding.........................72
New Hampshire Taxation of Bondholders................................73
ERISA Considerations.................................................73
Prohibited Transactions..............................................73
Plan Asset Regulation................................................74
Conclusion...........................................................75
Use of Proceeds......................................................75
Plan of Distribution.................................................75
Legal Matters........................................................75
Experts..............................................................76
Index to Financial Statements.......................................F-1

                                       2a

                                IMPORTANT NOTICE

                      ABOUT INFORMATION IN THIS PROSPECTUS

         This prospectus and the related prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any security in any jurisdiction where it is not lawful to do so.

         References to the "issuer" refer to PSNH Funding LLC, the issuer of the bonds.

         References to "RSA" refer to the New Hampshire Revised Statutes Annotated.

         References to the "seller" refer to Public Service Company of New Hampshire and any successor seller under the sale agreement described in this prospectus.

         References to the "servicer" refer to Public Service Company of New Hampshire and any successor servicer under the servicing agreement described in this prospectus.

         References to the "trustee" refer to the trustee under the indenture.

         We include cross-references to sections where you can find additional information. Check the table of contents to locate these sections.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should read both this prospectus and the prospectus supplement before you buy the bonds.

Transaction Overview...........    New Hampshire law permits electric companies,
                                   such as Public Service Company of New
                                   Hampshire, or Public Service Company, to recover the costs of investments and obligations that cannot be recouped through market-based rates in a competitive electricity generation market. These costs are known as stranded costs. An electric company recovers stranded costs through a charge called a stranded cost recovery charge, which is a non-bypassable usage-based charge assessed on all classes of retail users of electric distribution service within the company's service territory. New
                                   Hampshire law permits special purpose
                                   entities formed by electric companies to issue securities secured by the right to receive the revenues arising from the stranded cost recovery charge (or a portion of the stranded cost recovery charge) if doing so would reduce costs for the electric company's customers. This right is referred to as the RRB property. See "Description of the RRB Property," which begins on page 31.

                                   The following sets forth the primary steps of the transaction underlying the offering of the bonds:

                                   o Public Service Company will sell the RRB property to the issuer in exchange for the net proceeds from the sale of the bonds.

                                   o   Public Service Company will act as the
                                       servicer of the RRB property and as the
                                       administrator of the issuer.

                                   Neither the bonds nor the property securing the bonds is an obligation of the State of New Hampshire or any political subdivision, agency, authority or instrumentality of the State of New Hampshire or of Public Service Company or any of its affiliates, except for PSNH Funding LLC, which is an affiliate of Public Service Company.

                                   Neither the full faith and credit nor the taxing power of the State of New Hampshire or any political subdivision, agency, authority or instrumentality of the State of New Hampshire is pledged to the payment of principal of, or interest on, the bonds. Furthermore, the issuance of the bonds shall not directly, indirectly or contingently obligate the State of New Hampshire or any political subdivision thereof to levy or to pledge any form of taxation or to make any appropriation for their payment.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The following diagram shows the parties to the transactions related to this offering and summarizes their roles and their relationships to each other:

                             PARTIES TO TRANSACTIONS



------------------                                                                        ----------
|     SELLER     |  <----------------------------     ----------------------------------- | TRUSTEE |
| Public Service |  Sale of RRB property for net|     |  Parties to indenture governing   ----------
|    Company     |   proceeds of sale of bonds  |     |       issuance of bonds
------------------                              |     |
                                                |     |
                                                |     |
                                               \|/    |
                                      -----------------------
------------------                    |       ISSUER         |                           ---------------
|    SERVICER    |--------------------|   PSNH Funding LLC   |<------------------------> | UNDERWRITERS |
| Public Service |  Servicing of RRB  |                      |   Sale of bonds for cash  ---------------
|    Company     |   property for     | Sole Member: Public  |                                 /|\
------------------  servicing fee     |   Service Company    |                                  |
                                      -----------------------                                   |
                                               |                                                |
                                               |                                Sale of bonds   |
                                               |                                  for cash      |
                                               |                                                |
                                               |                                               \|/
------------------   Administration of issuer  |                                          -------------
| ADMINISTRATOR  |    for administration fee   |                                          | INVESTORS |
|Public Service  |-----------------------------|                                          -------------
|   Company      |
------------------


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Risk Factors...................    You should consider, among other things, the
                                   following material risks of investing in the bonds. These risks may delay the payment of interest on and principal of the bonds or cause you to suffer a loss on your investment.

                                   o   The RRB property and the other bond
                                       collateral, which is expected to be of
                                       relatively small value, are the sole
                                       source of payments on the bonds.

                                   o There may be attempts to limit, alter or amend either the order of the New Hampshire Public Utilities Commission, or Public Utilities Commission, creating the RRB property or the provisions of the securitization statute that make the order irrevocable or to invalidate the stranded cost recovery charge.

                                   o   Because the rate of collections arising
                                       from the RRB property is based on the
                                       amount of electricity consumed by
                                       customers, these collections may be
                                       insufficient to make required payments on the bonds.

                                   o   The average RRB charge assessed to
                                       customers to collect amounts sufficient
                                       to make required payments on the bonds is not permitted to exceed the cap of 3.40 cents/kilowatt-hour on Public Service Company's average stranded cost recovery charge.

                                   o   If there is an event of default on the
                                       bonds, the trustee is unlikely to be able to resell the RRB property.

                                   o   If Public Service Company were to cease
                                       servicing the RRB property, it might be
                                       difficult to find a suitable successor
                                       servicer.

                                   o If Public Service Company were to become a debtor in a bankruptcy case, a court could hold that the RRB property is Public Service Company's property and may be reached by its creditors.

                                   For a more detailed discussion of these and other material risks of investing in the bonds, you should carefully read the discussion under "Risk Factors," which begins on page 17.

Seller and Servicer............    Public Service Company is an electric
                                   distribution company that provides electric service to retail customers in an area of approximately 5,445 square miles, including
                                   198 communities, in New Hampshire. Public
                                   Service Company is a wholly owned subsidiary of Northeast Utilities.

                                   See "The Seller and Servicer," which begins on page 42.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The Bonds......................    PSNH Funding LLC Bonds. The issuer may issue
                                   the bonds in one or more classes under the indenture between the issuer and the trustee.
                                   Each class of bonds will have the principal amount, expected amortization schedule, maturity date and interest rate, as described in the prospectus supplement. The bonds will be secured primarily by the RRB property.
                                   Each series of bonds will be issued under a substantially identical indenture.

Issuer.........................    PSNH Funding LLC, 1000 Elm Street, P.O. Box
                                   330, Manchester, New Hampshire 03105-0330.
                                   The issuer's telephone number is (603)
                                   669-4000, ext. 3355.

Trustee........................    Named in the prospectus supplement.

Interest.......................    Interest on each class of bonds will accrue
                                   at the interest rate specified in the
                                   prospectus supplement.

                                   The trustee will pay interest accrued on each class of bonds on each payment date, to the extent that amounts to make such payments are available from the RRB property and the other bond collateral. The RRB property and the other bond collateral will be the only source of payments of interest on the bonds.

Principal......................    The trustee expects to pay principal of each
                                   class of bonds in the amounts and on the payment dates specified in the expected amortization schedule in the prospectus supplement. See "Description of the Bonds -
                                   Allocations and Payments," which begins on page 57.

                                   On any payment date, the trustee will pay principal, to the extent that amounts to make such payments are available from the RRB property and the other bond collateral, only until the outstanding principal balances of the various classes of bonds have been reduced to the principal balances specified for those classes in the expected amortization schedule. If cash is not available, however, the trustee will pay principal of a class of bonds later than set forth in the expected amortization schedule. If an event of default (other than a breach by the State of New Hampshire of its pledge under the securitization statute) should occur and be continuing, the trustee may and, upon the written direction of the holders of not less than a majority in principal amount of the bonds then outstanding, shall declare the bonds to be immediately due and payable. The RRB property and the other bond collateral will be the only source of payments of principal on the bonds.

                                   See "Description of the Bonds - Events of
                                   Default; Rights on Event of Default," which begins on page 59, and "Description of the RRB Property - Pledge by the State of New Hampshire," which begins on page 34.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RRB Charge.....................    The settlement agreement, as approved by the
                                   Public Utilities Commission in the settlement order, allows Public Service Company to recover certain stranded costs through the collection of a stranded cost recovery charge included in the bills of all classes of retail users of electric distribution service within the utility's service territory taking such service under a regular tariff.

                                   The securitization statute authorizes Public
                                   Service Company to securitize certain
                                   stranded costs that have been approved for recovery through the collection of the stranded cost recovery charge. Pursuant to this authorization, Public Service Company has obtained from the Public Utilities Commission an order, known as a finance order, which establishes the stranded costs (as well as the costs of issuing, servicing and retiring the bonds) that will be financed through this transaction. Pursuant to the finance order, the right to collect and assess a portion of the stranded cost recovery charge will be sold to the issuer in exchange for the net proceeds of the bonds. This portion of the stranded cost recovery charge is referred to as the RRB charge. The average RRB charge may increase, but is not permitted to exceed the average stranded cost recovery charge. The average stranded cost recovery charge is not permitted to exceed
                                   3.40 cents/kilowatt-hour under the
                                   securitization statute and the finance order.

                                   The expected initial RRB charge (which is a portion of the stranded cost recovery charge) is set forth in the prospectus supplement.

                                   The RRB charge is non-bypassable in that customers located within Public Service Company's service territory must pay it whether or not they purchase electricity from Public Service Company or a third party supplier of electricity, and whether or not their distribution system is being operated by Public Service Company or a successor distribution company.

                                   See "Description of the RRB Property," which begins on page 31.

Customers......................    All retail purchasers of electricity located
                                   within the service territory served by Public
                                   Service Company's distribution system that are purchasing such service under a regular tariff.

Adjustment to the RRB Charge...    The servicer will calculate and set the RRB
                                   charge at least semiannually at a level
                                   estimated to generate sufficient revenues:

                                   o   to pay fees and expenses (including
                                       indemnities) related to servicing and
                                       retiring the bonds;

                                   o   to pay interest on the bonds;

                                   o   to pay principal of each class of bonds
                                       according to its expected amortization
                                       schedule; and

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   o   to fund the interest reserve subaccount
                                       to the targeted interest reserve level,
                                       to fund the overcollateralization
                                       subaccount to the targeted
                                       overcollateralization level and to
                                       replenish the capital subaccount to the
                                       required capital level.

                                   Adjustments to the RRB charge are limited by Public Service Company's maximum permitted stranded cost recovery charge. The average stranded cost recovery charge, including the RRB charge, is not permitted to exceed 3.40 cents/kilowatt-hour under the securitization statute and the finance order.

                                   The servicer will file a request for an
                                   increase or decrease in the RRB charge not later than 30 days prior to each semiannual anniversary of the issuance of the bonds. This request is referred to as a routine true-up letter. The servicer may also file routine true-up letters monthly. In addition, the servicer may file a non-routine true-up letter to revise its method for calculating the RRB charge.

                                   Adjustments to the RRB charge will be
                                   performed on a system-wide basis (i.e.,
                                   across customer classes rather than on a class-by-class basis).

                                   See "Description of the RRB property -
                                   Adjustments to the RRB Charge," which begins on page 33.

State Pledge...................    In the securitization statute, the State of
                                   New Hampshire has pledged, contracted and agreed with the owners of RRB property and holders of and trustees for rate reduction bonds (including the issuer, the holders of the bonds and the trustee) that neither the State, nor any of its agencies, including the Public Utilities Commission, will limit, alter, amend, reduce or impair the RRB charge, RRB property, finance orders, and all rights thereunder until the rate reduction bonds, together with interest thereon, are fully met and discharged; however, this pledge does not preclude the limitation, alteration, amendment, reduction or impairment if and when adequate provision shall be made by law for the protection of the owners, holders and trustees. See
                                   "Description of the RRB Property - Pledge by the State of New Hampshire," which begins on page 34.

Optional Redemption............    The issuer may redeem the bonds on any
                                   payment date if the outstanding principal balance of the bonds (after giving effect to payments that would otherwise be made on a payment date) is less than 5 percent of the initial principal balance of the bonds. Upon redemption, the issuer will pay an aggregate amount equal to the outstanding principal amount of the bonds and accrued but unpaid interest as of the redemption date. See
                                   "Description of the Bonds - Optional
                                   Redemption," which begins on page 55.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Mandatory Redemption...........    If the seller is required to, or elects to,
                                   repurchase the RRB property as a result of the breach of seller representations under the circumstances described under
                                   "Description of the RRB Property - Seller
                                   Representations and Warranties and Repurchase
                                   Obligation," which begins on page 35, the issuer will redeem the bonds on or before the fifth business day following the repurchase of the RRB property. The redemption price of the bonds is the outstanding principal balance of the bonds plus accrued but unpaid interest as of the redemption date.

Collection Account and
Subaccounts....................    The issuer will establish a collection
                                   account to hold payments arising from the RRB charge as well as the capital contribution to the issuer. The collection account will consist of six subaccounts:

                                   o   a general subaccount;

                                   o   an overcollateralization subaccount for
                                       the overcollateralization amount;

                                   o   a capital subaccount for capital
                                       contributed to the issuer;

                                   o   an interest reserve subaccount for the
                                       interest reserve amount;

                                   o   a servicer advance subaccount for
                                       additional capital contributed to the
                                       issuer; and

                                   o   a reserve subaccount.

                                   All amounts in the collection account not allocated to any other subaccount will be allocated to the general subaccount. Withdrawals from and deposits to these subaccounts will be made as described under "Description of the Bonds - Allocations and Payments," which begins on page 57.

Overcollateralization
Subaccount.....................    The servicer will collect, and the trustee
                                   will deposit into the overcollateralization subaccount, the overcollateralization amount specified in the prospectus supplement to enhance the likelihood that payments on the bonds will be made on a timely basis.

                                   The trustee will hold the
                                   overcollateralization amount for all classes of bonds in the overcollateralization subaccount. The trustee will draw on amounts in the overcollateralization subaccount to the extent amounts available in the general subaccount and the reserve subaccount are insufficient to pay scheduled payments of principal of and interest on the bonds and fees and expenses (including indemnities) related to servicing and retiring the bonds.

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Capital Subaccount.............    Prior to the issuance of the bonds, Public
                                   Service Company will contribute capital to the issuer in the amount specified in the prospectus supplement. The issuer will deposit the capital into the capital subaccount. The trustee will draw on amounts in the capital subaccount to the extent amounts available in the general subaccount, the reserve subaccount and the overcollateralization subaccount are insufficient to pay scheduled payments of principal of and interest on the bonds and the fees and expenses (including indemnities) relating to servicing and retiring the bonds. Funds withdrawn from the capital subaccount will be replenished on subsequent payment dates if payments arising from the RRB charge exceed amounts required for other uses having a higher priority of payment. See "Description of the Bonds - Allocations and Payments," which begins on page 57.

Interest Reserve Subaccount....    On the issuance date, the portion of the net
                                   proceeds from the sale of the bonds specified in the prospectus supplement will be deposited into the interest reserve subaccount. In addition, the servicer will collect, and the trustee will deposit into the interest reserve subaccount, the interest reserve amount specified in the prospectus supplement. These amounts are intended to enhance the likelihood that payments of interest on the bonds will be made on a timely basis. The trustee will draw on amounts in the interest reserve subaccount to the extent amounts available in the general subaccount, reserve subaccount, overcollateralization subaccount and capital subaccount are insufficient to pay legally due or scheduled payments of interest on the bonds. On any payment date, any amount in the interest reserve subaccount in excess of the targeted interest reserve level will be allocated to the reserve subaccount for distribution on later payment dates. See
                                   "Description of the Bonds - Allocations and
                                   Payments," which begins on page 57.

Servicer Advance Subaccount....    Prior to the issuance of the bonds, Public
                                   Service Company will contribute additional capital to the issuer in the amount specified in the prospectus supplement. The trustee will deposit the capital into the servicer advance subaccount. The trustee will draw on amounts in the servicer advance subaccount to fund enforcement actions, if any, by the servicer on behalf of bondholders under the securitization statute or the finance order to the extent that amounts in the general subaccount, reserve subaccount, overcollateralization subaccount and capital subaccount are insufficient and the servicer is unable to advance its own funds for this purpose. Funds withdrawn from the servicer advance subaccount will not be replenished.
                                   Amounts paid out of the servicer advance subaccount to fund enforcement actions by the servicer will remain payable as fees and expenses (including indemnities) advanced by the servicer in accordance with the servicing agreement and the indenture and may be recovered by the servicer through future RRB charges.

Reserve Subaccount.............    The trustee will allocate to the reserve
                                   subaccount any amounts remitted to the
                                   collection account exceeding the amounts necessary to:

                                   o   pay fees and expenses (including
                                       indemnities) related to servicing and
                                       retiring the bonds;

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                                   o   pay principal of and interest on the
                                       bonds;

                                   o   fund the interest reserve subaccount to
                                       the targeted interest reserve level;

                                   o   fund the capital subaccount to the
                                       required capital level; and

                                   o fund the overcollateralization subaccount to the targeted overcollateralization level.

                                   The trustee will draw on amounts in the
                                   reserve subaccount to the extent amounts available in the general subaccount are insufficient to pay the amounts listed above.

Remittances to Collection
Account........................    Starting with collections that are received
                                   on the first business day that is at least 45 days after the first day on which Public
                                   Service Company imposes the RRB charge, the servicer will remit daily to the trustee, within 2 business days after receipt, an amount equal to the RRB charges collected
                                   (calculated based on the servicer's
                                   remittance methodology). See "Servicing -
                                   Remittances to Collection Account," which begins on page 47.

Allocations and Payments of
Amounts in the Collection
Account........................    On each payment date or, for any amount
                                   payable under clauses (1) through (4) below, on any business day, the trustee will apply all amounts on deposit in the collection account (other than amounts on deposit in the servicer advance subaccount), including net earnings on those amounts (other than on amounts in the capital subaccount and the servicer advance subaccount) to pay the following amounts in the following priority
                                   (provided that amounts on deposit in the interest reserve subaccount shall be applied only to make the payments under clause (5) below):

                                   (1)  all amounts owed by the issuer to the
                                        trustee or to any other person
                                        indemnified by the issuer under the
                                        indenture and the other transaction
                                        documents will be paid, subject, in each case, to any limitation on such payment described in the indenture;

                                   (2)  the servicing fee and all unpaid
                                        servicing fees from prior payment dates
                                        will be paid to the servicer;

                                   (3)  the administration fee and all unpaid
                                        administration fees from prior payment
                                        dates will be paid to the issuer's
                                        administrator;

                                   (4)  so long as no default or event of
                                        default has occurred and is continuing
                                        or would result from such payment, all
                                        fees and expenses (including
                                        indemnities) payable by the issuer to
                                        persons other than those specified in
                                        clause (1) above will be paid, provided
                                        that the total amount paid for such
                                        other fees and expenses (including
                                        indemnities) since the previous payment
                                        date and on the current payment date may not, in the aggregate, exceed $100,000;

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                                   (5)  (A) any overdue interest (together with,
                                        to the extent lawful, interest on such
                                        overdue interest at the applicable
                                        interest rate) and (B) interest
                                        currently due and payable, will be paid
                                        to the bondholders;

                                   (6)  (A) principal due and payable (x) as a
                                        result of an event of default or (y) on
                                        the final maturity date of a class of
                                        bonds and (B) scheduled principal due
                                        and payable on that payment date, will
                                        be paid to the bondholders;

                                   (7)  unpaid fees and expenses (including
                                        indemnities) payable by the issuer will
                                        be paid to the persons entitled thereto;

                                   (8)  the amount, if any, by which the
                                        interest reserve subaccount needs to be
                                        funded to equal the targeted interest
                                        reserve level as of that payment date
                                        will be allocated to the interest
                                        reserve subaccount;

                                   (9) the amount, if any, by which the capital subaccount needs to be funded to equal the required capital level as of that payment date (disregarding for this purpose any interest earnings held in the capital subaccount) will be allocated to the capital subaccount;

                                   (10) the amount, if any, by which the
                                        overcollateralization subaccount needs
                                        to be funded to equal the targeted
                                        overcollateralization level as of that
                                        payment date will be allocated to the
                                        overcollateralization subaccount; and

                                   (11) the balance, if any, will be allocated
                                        to the reserve subaccount for payment on subsequent payment dates.

                                   Following the repayment of all bonds, any amounts remaining in the collection account will be released to the issuer.

                                   In the case of any deficiency in the amount required under clause (5) above, amounts available to make payments under clause (5) above will be allocated among each class of bonds pro rata based upon the respective amounts of interest owed on the bonds of each class, and allocated and paid to holders within each class pro rata based upon the respective principal amount of bonds held. In the case of any deficiency in the amount required under clause (6) above, amounts available to make payments under clause (6) above will be allocated among each class of bonds pro rata based upon the respective principal amount of bonds due (in the case of clause (6)(A)(x)) or scheduled to be paid (in the case of clauses (6)(A)(y) and (6)(B), based on priorities described in the prospectus supplement and according to the expected amortization schedule for such class), and allocated and paid to the holders within each class pro rata based upon the principal amount of bonds held.

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
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                                   If on any payment date, or for any amounts
                                   payable under clauses (1) through (4) above, on any business day, funds on deposit in the general subaccount are insufficient to make the payments contemplated by clauses (1) through (6) above, the trustee will:

                                   o   first, draw from amounts on deposit in
                                       the reserve subaccount;

                                   o   second, draw from amounts on deposit in
                                       the overcollateralization subaccount;

                                   o   third, draw from amounts on deposit in
                                       the capital subaccount; and

                                   o   fourth, draw from amounts on deposit in
                                       the interest reserve subaccount (but only to make payments under clause (5) above);

                                   up to the amount of the shortfall, in order to make the payments described above. In addition, if on any payment date funds on deposit in the general subaccount are insufficient to make the allocations described in clauses (8), (9) and (10) above, the trustee will draw from amounts on deposit in the reserve subaccount to make the required allocations.

                                   If the amount in the capital subaccount on the last day of any month exceeds the required capital level, the trustee will pay such excess amount to the issuer upon request, free and clear of the lien of the indenture. If the amount in the interest reserve subaccount on any payment date exceeds the targeted interest reserve level, the amount of the excess will be allocated to the reserve subaccount for distribution on subsequent payment dates. See "Description of the Bonds - Allocations and Payments," which begins on page 57.

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
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         The following diagram provides a general summary of the flow of funds from the customers through the servicer to the collection account, and the various allocations from the collection account:

              ALLOCATIONS AND PAYMENTS FROM THE COLLECTION ACCOUNT


                                               -------------------------
                                               |       CUSTOMERS       |
                                               -------------------------
                                                           |
                                                           |      Payments to the servicer in
                                                           |      respect of the RRB charge
                                                          \|/
                                               -------------------------
                                               |        SERVICER       |
                                               -------------------------
                                                           |
                                                           |      Daily remittance of estimated payments
                                                           |      arising from the RRB charge
                                                          \|/
                                               -------------------------
                                               |       COLLECTION      |
                                               |        ACCOUNT        |
                                               -------------------------
                                                           |      Application of amounts in collection account (other than
                                                           |      amounts on deposit in the servicer advance subaccount), including
                                                           |      net earnings (other than net earnings on the capital subaccount
                                                          \|/     and the servicer advance subaccount), as follows:
        ----------------------------------------------------------------------------------------------------------------------
        |                  |                    |                     |                  |                     |             |
       \|/                \|/                  \|/                   \|/                \|/                   \|/            |
      -----              -----                -----                 -----              -----                 -----           |
      | 1 |              | 2 |                | 3 |                 | 4 |              | 5 |                 | 6 |           |
      -----              -----                -----                 -----              -----                 -----           |
                                                                                                                             |
-----------------  -----------------  ----------------------  -----------------  -----------------  -----------------------  |
|    TRUSTEE:   |  |   SERVICER:   |  |   ADMINISTRATOR:   |  |     ISSUER:   |  |  BONDHOLDERS: |  |     BONDHOLDERS:    |  |
|    Fees and   |  | Servicing fee |  | Administration fee |  |    Fees and   |  |    Interest   |  | o Principal         |  |
|    expenses   |  -----------------  ----------------------  |    expenses   |  -----------------  |   following         |  |
-----------------                                             |     (not to   |                     |   event of          |  |
                                                              |     exceed    |                     |   default or        |  |
                                                              |    $100,000)  |                     |   on final maturity |  |
                                                              -----------------                     |   date              |  |
                                                                                                    | o Scheduled         |  |
                                                                                                    |   principal         |  |
                                                                                                    |   payments          |  |
                                                                                                    -----------------------  |
                                                                                                                             |
                                                                                                                             |
        ----------------------------------------------------------------------------------------------------------------------
        |                         |                                |                           |                       |
       \|/                       \|/                              \|/                         \|/                     \|/
      -----                     -----                            -----                       -----                   -----
      | 11|                     | 10|                            | 9 |                       | 8 |                   | 7 |
      -----                     -----                            -----                       -----                   -----

-----------------     -------------------------       --------------------------      ---------------------   ------------------
|    RESERVE    |     |          OVER-        |       |         CAPITAL        |      |     INTEREST      |   |     ISSUER:    |
|  SUBACCOUNT:  |     |    COLLATERALIZATION  |       |       SUBACCOUNT:      |      |     RESERVE       |   |  Unpaid fees   |
| All remaining |     |       SUBACCOUNT:     |       | Up to required capital |      |    SUBACCOUNT:    |   |  and expenses  |
|    amounts    |     |     Up to targeted    |       |   level (disregarding  |      |  Up to required   |   ------------------
-----------------     | overcollateralization |       |  any interest earnings |      | targeted interest |
                      |          level        |       |   held in the capital  |      |  reserve level    |
                      -------------------------       |      subaccount)       |      ---------------------
                                                      --------------------------

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Servicing......................    The servicer will service and manage the RRB
                                   property and receive payments arising from the RRB charge in the same manner that it services bill collections for its own account and the accounts it services for others, if any.

Servicing Compensation.........    The servicer will be entitled to receive an
                                   annual servicing fee in an amount equal to:

                                   o 0.25 percent of the outstanding principal balance of the bonds; or

                                   o   up to 1.50 percent of the outstanding
                                       principal balance of the bonds if the RRB charge is billed separately to customers by a successor servicer.

                                   The trustee will pay the servicing fee in quarterly installments on each payment date.

Tax Status of the Bonds........    Interest and original issue discount, if any,
                                   on the bonds, and any gain on the sale of the bonds, generally will be included in gross income of bondholders for federal income tax purposes. See "Federal Income Tax
                                   Consequences," which begins on page 68.
                                   Interest and original issue discount, if any, on the bonds will be exempt from the New
                                   Hampshire personal income tax on interest and dividends. See "New Hampshire Taxation of
                                   Bondholders," which begins on page 73.

Rating.........................    The bonds will not be issued unless prior to
                                   closing they have been rated "AAA" / "AAA" /
                                   "Aaa" by S&P, Fitch and Moody's,
                                   respectively.

                                   A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. No person is obligated to maintain any rating on any bonds, and, accordingly, there can be no assurance that the ratings assigned to any series or class of bonds upon the initial issuance will not be revised or withdrawn by a rating agency at any time thereafter. If a rating of any series or class of bonds is revised or withdrawn, the liquidity of this series or class of bonds may be adversely affected. In general, ratings address credit risk and do not represent any assessment of any particular rate of principal payments on the bonds other than the payment in full of each series or class of bonds by the applicable final maturity date for such series or class. Each rating of any series or class of bonds should be evaluated independently of any other rating.

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

                                  RISK FACTORS

         You should consider carefully the following factors before you decide whether to buy the bonds:

BONDHOLDERS COULD EXPERIENCE PAYMENT DELAYS OR LOSSES AS A RESULT OF LIMITED SOURCES OF PAYMENT FOR THE BONDS AND LIMITED CREDIT ENHANCEMENT

         You could experience payment delays or losses on the bonds because the RRB property and the other bond collateral, which is expected to be of relatively small value, are the sole source of payments on the bonds.

         There will be no form of credit enhancement for the bonds except for the right to adjust the RRB charge and amounts held in the overcollateralization subaccount, capital subaccount, interest reserve subaccount, servicer advance subaccount and reserve subaccount. We do not anticipate that the bonds will have the benefit of any liquidity facility or of any third-party credit enhancement, such as guarantees, letters of credit or insurance.

         If payments are not made on the bonds in a timely manner, the holders of at least a majority of the outstanding principal amount of the bonds may direct the trustee to bring an action against the issuer to foreclose on the RRB property and the other bond collateral securing the bonds. There is not likely to be a market, however, for the sale of the RRB property and the other bond collateral.

BONDHOLDERS COULD EXPERIENCE PAYMENT DELAYS OR LOSSES AS A RESULT OF AMENDMENT, REPEAL OR INVALIDATION OF THE SECURITIZATION STATUTE, BREACH OF THE STATE PLEDGE OR INVALIDATION OF THE STRANDED COST RECOVERY CHARGE

         It is possible that legislative, judicial or other official action could be taken, or attempted, to alter the RRB property or the finance order. Uncertainty concerning the validity of the securitization statute or the finance order or any aspect of the actions taken by the Public Utilities Commission could result in delays in payment of the bonds, even if the validity of the securitization statute and the actions taken by the Public Utilities Commission were ultimately upheld. If legislative, judicial or other official action were ultimately taken to invalidate any aspect of the securitization statute or the finance order, you could suffer a loss on your investment in the bonds.

         The State of New Hampshire has pledged to the issuer and the bondholders that it will not limit or alter the RRB property or the finance order until the bonds are fully paid and discharged. See "Description of the RRB Property - Pledge by the State of New Hampshire," which begins on page 34. The pledge does not, however, preclude the limitation or alteration of the RRB property or the finance order if adequate provision is made by law for the protection of the issuer, the trustee and the bondholders. It is unclear what "adequate provision" would be afforded to bondholders by the State if such limitation or alteration were attempted. Measures taken to satisfy the requirement of adequate provision might adversely affect the price of the bonds, or the timing of receipt of payments with respect to the bonds.

   LEGISLATIVE OR EXECUTIVE ACTIONS

         Legislative action could be taken or proposed that would affect the securitization statute or the finance order. Moreover, the Governor of the State of New Hampshire or the Public Utilities Commission, exercising executive power, might attempt to take action that is inconsistent with the State's pledge not to limit or alter the RRB charges or the RRB property.

         As of the date of this prospectus, we are not aware of any bill pending before the New Hampshire legislature that would materially affect any of the provisions of the securitization statute or the finance order and that we believe has sufficient support in the New Hampshire legislature for enactment. In addition, any bill, if enacted, would be subject to the State's pledge not to limit or alter the RRB property or the finance order. See "Description of the RRB Property - Pledge by the State of New Hampshire," which begins on page 34. As of the date of this prospectus, we are not aware of any proposed or pending actions of the Governor of the State of New Hampshire or the Public Utilities Commission that would materially affect any of the provisions of the securitization statute or the finance order.

         On April 19, 2001, both houses of the New Hampshire legislature adopted a bill that would extend the duration and alter the pricing and source of so-called "transition service" available to Public Service Company's retail customers immediately following the start of competition, and require Public Service Company to retain its fossil-fueled and hydro-electric generating assets for at least 33 months following the start of competition. The bill expressly protects the validity, effectiveness and finality of the finance order and the validity of any rate reduction bonds issued pursuant to the finance order. We expect the Governor of the State of New Hampshire to sign the bill into law shortly. See "Energy Deregulation and New Market Structure in New Hampshire - Statutory and Regulatory Overview," which begins on page 28.

         In the reasoned opinion of Day, Berry & Howard LLP, counsel to the issuer, under applicable constitutional principles relating to the impairment of contracts, New Hampshire could not repeal or amend the securitization statute by means of the legislative process, or take or refuse to take any action required under its pledge described above without paying "just compensation" if the repeal or amendment or the action or inaction would substantially impair the rights of the owners of the RRB property or the bondholders, absent a demonstration by New Hampshire that an impairment is narrowly tailored and is necessary to advance an important public interest, such as responding to a "great public calamity."

         There have been numerous cases in which legislative or popular concerns with the burden of taxation or government charges have led to adoption of legislation reducing or eliminating taxes or charges that supported bonds or other contractual obligations entered into by public instrumentalities. Courts have not considered these concerns by themselves to provide sufficient justification for a substantial impairment of the pledged security provided by the taxes or governmental charges for the bonds or obligations. Based on such case law (which, however, does not address directly the bonds and the pledge described above), it would appear unlikely that New Hampshire by means of the legislative process could reduce, modify or alter the RRB property, or take or refuse to take any action regarding the RRB property, in a manner that would substantially impair the rights of the owners of the RRB property or the bondholders without paying "just compensation."

         Moreover, in the reasoned opinion of Day, Berry & Howard LLP, counsel to the issuer, under the takings clause of the United States Constitution, the State of New Hampshire, in the exercise of its executive or legislative powers, could not repeal or amend the securitization statute or the finance order, or take any action in contravention of its pledge described above, without paying just compensation to the bondholders, as determined by a court of competent jurisdiction, if this action would constitute a permanent appropriation of a substantial property interest of bondholders in the RRB property and deprive the bondholders of their reasonable expectations arising from their investments in the bonds. There is no assurance, however, that, even if a court were to award just compensation, it would be sufficient to pay the full amount of the principal of and interest on the bonds.

         We cannot assure you that a repeal or amendment of the securitization statute will not be adopted or sought or that any action or refusal to act by the State of New Hampshire will not occur, any of which may constitute a violation of the State's pledge with the owners of the RRB property and the bondholders. If a violation of this pledge occurred, costly and time-consuming litigation might ensue. Any litigation might adversely affect the price of the bonds and your ability to resell the bonds and might delay the timing of payments on the bonds. Moreover, given the lack of controlling judicial precedent directly addressing the bonds and the State's pledge, we cannot predict the outcome of any litigation with certainty, and, accordingly, you could experience a delay in receipt of payments on or incur a loss on your investment in the bonds.

         Neither the issuer nor Public Service Company will indemnify you for any changes in the law or for any official actions taken or attempted that may affect the value of your bonds.

   COURT DECISIONS

         It is possible that private litigation could be brought to challenge the provisions of the securitization statute relating to the issuance by the Public Utilities Commission of a finance order, the creation or characterization of the RRB property or the issuance of rate reduction bonds, such as the bonds. Except as described under " - Appeal of settlement order," which begins on page 19, we are not aware of any such litigation that is pending. If a court were to determine that the relevant provisions of the securitization statute or the finance order are unlawful, invalid or unenforceable in whole or in part, it could adversely affect the validity of the bonds or the issuer's ability to make payments on the bonds. In either case, you could suffer a loss on your investment in the bonds. Although the seller may be required to repurchase the RRB property for a price equal to the outstanding principal amount of the bonds and accrued interest if a court were to determine that the relevant provisions of the securitization statute or the finance order are unlawful, invalid or unenforceable in whole or in part, we cannot assure you that the seller would be able to repurchase the RRB property if it were required to do so. For a description of the circumstances under which the seller will be required to repurchase the RRB property, see "Description of the RRB Property - Seller Representations and Warranties and Repurchase Obligation," which begins on page 35.

   APPEAL OF SETTLEMENT ORDER

         If a court were to determine that the stranded cost recovery charge was unconstitutional or otherwise invalidated the stranded cost recovery charge, it could adversely affect the issuer's ability to make payments on the bonds. If that occurred, you could suffer a loss on your investment in the bonds.

         As described under "Energy Deregulation and New Market Structure in New Hampshire - Statutory and Regulatory Overview," which begins on page 28, in October 2000, two parties filed appeals with the Supreme Court of New Hampshire challenging the validity of the settlement order. In a decision dated January 16, 2001, the Supreme Court of New Hampshire affirmed the settlement order. On January 26, 2001, one of those parties filed a motion requesting that the Supreme Court of New Hampshire reconsider its decision. In an order dated January 31, 2001, the Supreme Court of New Hampshire denied the motion for reconsideration. On April 16, 2001, within the time allowed, the other party that appealed the settlement order to the Supreme Court of New Hampshire filed by mail a petition for certiorari with the United States Supreme Court asking the Supreme Court to review the validity of the stranded cost recovery charge under the United States Constitution. It is expected that the Supreme Court will rule on the petition by the end of June 2001. The prospectus supplement contains current information about the status of the appeal of the settlement order.

         Under the applicable statute and rules, the United States Supreme Court has unlimited discretion to grant the petition for certiorari, which is limited to the claim that the stranded cost recovery charge is an unconstitutional taking under the United States Constitution, the only federal question presented to the Supreme Court of New Hampshire. However, in the reasoned opinion of Day, Berry & Howard LLP, counsel to the issuer, it is highly unlikely that the petition for certiorari will be granted by the United States Supreme Court. In summary, Day, Berry & Howard LLP has reached this conclusion because, in its opinion, the petition for certiorari does not satisfy either the considerations governing review on certiorari as set forth by the United States Supreme Court in its rules or the prudential considerations commonly understood to affect the United States Supreme Court's exercise of its certiorari jurisdiction. Because we believe it is unlikely that the United States Supreme Court would grant a petition for certiorari merely to affirm the decision of the Supreme Court of New Hampshire, we cannot assure you that the United States Supreme Court would not invalidate the stranded cost recovery charge or otherwise take action that could materially adversely affect bondholders if it grants the petition.

         Although the seller may be required to repurchase the RRB property for a price equal to the outstanding principal amount of the bonds and accrued interest if a court were to determine that the stranded cost recovery charge was unconstitutional or otherwise invalidated the stranded cost recovery charge, we cannot assure you that the seller would be able to repurchase the RRB property if it were required to do so. Depending on the terms of an adverse court decision, which cannot now be predicted, it is possible that the seller would not be required to repurchase the RRB property. In addition, if the United States Supreme Court were to grant the petition for certiorari, a substantial period of time could elapse before the case is finally adjudicated. During that time, the market price of the bonds could be materially adversely affected. The seller would be required to repurchase the RRB property if an adverse court decision resulted in a breach of the seller's representation and warranty that, as of the date of issuance of the bonds, the owner of the RRB property is legally entitled to collect payments in respect of the RRB charge in the aggregate sufficient to pay the interest on and principal of the bonds and to enforce all other material rights conferred in the finance order and the securitization statute, subject to certain limitations. See "Description of the RRB Property - Seller Representations and Warranties and Repurchase Obligation," which begins on page 35.

THE PUBLIC UTILITIES COMMISSION MAY TAKE ACTIONS THAT ADVERSELY AFFECT
BONDHOLDERS

         The Public Utilities Commission will continue to regulate many aspects of the electric industry in New Hampshire and may take actions that adversely affect bondholders. For example, the Public Utilities Commission will:

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
         o regulate investor-owned electric distribution companies (including Public Service Company),

         o set requirements for electric generation suppliers and other third parties, and

         o set customer billing guidelines and collection, metering and disclosure requirements for electric distribution companies, electric generation suppliers and other third parties.

         Actions taken by the Public Utilities Commission pursuant to the regular exercise of its regulatory powers as described above could adversely affect the ability of the servicer to collect the RRB charge on a full and timely basis or impose financial constraints on the servicer that could lead it to default on its obligations.

         Also, the Public Utilities Commission could revise or rescind any of its regulations or take other actions relating to the RRB charge or the RRB property. Any such change in regulations or other action would be subject to the State of New Hampshire's pledge not to limit or alter the RRB charges or the RRB property without making adequate provision for the interests of the issuer, the trustee and the bondholders. See "Description of the RRB Property - Pledge by the State of New Hampshire," which begins on page 34. Any such change in regulations or other action also would be subject to the provision of the securitization statute that prohibits the Public Utilities Commission from revaluing or revising stranded costs, determining that the RRB charge is unjust or unreasonable or in any way reducing or impairing the value of the RRB property or revenues arising from its collection. See "Description of the RRB Property - No Impairment by Public Utilities Commission," which begins on page
34. Public Service Company cannot predict whether the Public Utilities Commission will make new regulations, the timing or content of any new Public Utilities Commission regulations or any other actions relating to the RRB charge or the RRB property that the Public Utilities Commission might take in the future.

         Future Public Utilities Commission regulations may affect the ratings of the bonds or their price. Those actions may also affect the rate of collections of RRB charges and, as a result, the amortization of bonds and their weighted average lives. As a result, bondholders could suffer a loss of their investment.

         The servicer agrees, on behalf of the bondholders, to take any action or proceeding necessary to compel performance by the Public Utilities Commission and the State of New Hampshire of any of their obligations or duties under the securitization statute, the finance order or any true-up letter, including any actions reasonably necessary to block or overturn any attempts to cause a repeal or modification of the securitization statute or the finance order or the rights of holders of the RRB property by legislative enactment or constitutional amendment that would be adverse to the bondholders. The servicer, however, may not be able to take those actions and any action the servicer is able to take may not be successful.

         Public Service Company, as servicer, is required to file with the Public Utilities Commission routine true-up letters and non-routine true-up letters to adjust the RRB charge. See "Description of RRB Property - Adjustments to the RRB Charge," which begins on page 33. These adjustments are intended to provide, among other things, for timely payment on the bonds. Although the finance order approves Public Service Company's routine true-up methodology and indicates that routine RRB charge adjustments are to take effect within a specified period of time after the filing of the applicable routine true-up letter, the Public Utilities Commission might challenge an adjustment contained in a routine true-up letter or may refuse to permit a routine adjustment to take effect, on the ground that the adjustment contains an error or for some other reason. The Public Utilities Commission also might challenge an adjustment contained in a non-routine true-up letter or might refuse to permit a non-routine adjustment to take effect, on the ground that the adjustment contains an error or for some other reason. Any such challenge or refusal by the Public Utilities Commission could cause a delay in the payments on the bonds.

         The securitization statute provides that if a municipal entity assumes responsibility for providing electric service to a portion of an electric utility's service territory - an event commonly referred to as municipalization
- the Public Utilities Commission will, in matters over which the Federal Energy Regulatory Commission does not have jurisdiction or grants jurisdiction to the State of New Hampshire, determine the consequential damages arising from the assumption and establish a recovery mechanism for these damages. These consequential damages include those resulting from the electric utility's stranded investment. The securitization statute also provides that consequential damages are to be allocated between the RRB charge and other rates and charges in a just and reasonable manner. If a municipalization occurs with respect to a portion of Public Service Company's service territory accounting for a significant portion of Public Service Company's revenues or sales, the Public Utilities Commission could underestimate future sales by the new municipal electric entity in determining the amount of Public Service Company's consequential damages under the securitization statute, which could cause shortfalls in RRB charge collections and delays in payments to bondholders. The RRB charge adjustment process is intended to mitigate this risk over the life of the bonds. The effectiveness of the adjustment process, however, is limited by the 3.40 cents/kilowatt-hour cap on the average stranded cost recovery charge and the approximately 14 year time limitation on assessment of the RRB charge. Accordingly, the adjustment process may not prevent payment delays or a loss of your investment in the bonds. See "Description of the RRB Property - Stranded Cost Recovery Charge and RRB Charge," which begins on page 32, and "Description of the RRB Property - Finance Order and Issuance Advice Letter," which begins on page 31.

LITIGATION AND OTHER EVENTS IN JURISDICTIONS OTHER THAN NEW HAMPSHIRE COULD ADVERSELY AFFECT BONDHOLDERS

         A legal action successfully challenging under the U.S. Constitution or other federal law a state securitization statute similar to the New Hampshire securitization statute adopted by a jurisdiction other than New Hampshire could establish legal principles that would serve as a basis to challenge the securitization statute. Whether or not a subsequent court challenge to the securitization statute would be successful would depend on the similarity of the other statute and the applicability of the legal precedent to the securitization statute. Although the securitization statute would not become invalid automatically as a result of a court decision invalidating another state's securitization statute, such a decision could establish a legal precedent for a successful challenge to the securitization statute that could adversely affect bondholders. Accordingly, the market value of the bonds could be reduced. In addition, legal challenges or legislative, administrative, political or other actions in other states challenging stranded cost recovery or securitization as a means of stranded cost recovery could adversely affect the market for bonds. Legal challenges brought in jurisdictions other than New Hampshire would not, however, directly affect the securitization statute or the interests of the bondholders. Similarly, legislative, administrative, political or other actions in other states (including such action in other states that have implemented a competitive market structure for the electric generation industry) would not directly impact the securitization statute or the interests of bondholders but could heighten awareness of the political and other risks associated with these types of securities as perceived by the capital markets, and in that way, limit the ability of bondholders to resell the bonds and impair their value. We cannot assure you that future challenges to stranded cost recovery or stranded cost recovery securitizations in other states will not significantly impair your ability to resell the bonds and the value of the bonds.

POSSIBLE FEDERAL PREEMPTION OF THE SECURITIZATION STATUTE MAY PROHIBIT RECOVERY OF THE RRB CHARGE

         Federal preemption of the securitization statute could prevent bondholders from receiving payments on the bonds and cause a loss on their investment in the bonds. In the past, bills have been introduced in Congress to prohibit the recovery of charges similar to the RRB charge. Although Congress has not enacted any law that would prohibit the recovery of charges similar to the RRB charge, it may do so in the future. Enactment of a federal law prohibiting the recovery of charges similar to the RRB charge might have the effect of preempting the securitization statute and thereby prohibiting the recovery of the RRB charge, which could cause payment delays or a loss of your investment in the bonds.

         Neither the issuer nor Public Service Company will indemnify you for any changes in federal law that may affect the value of your bonds.

A SHORTFALL IN RRB CHARGE PAYMENTS AS A RESULT OF INACCURATE FORECASTING OR UNANTICIPATED DELINQUENCIES COULD LEAD TO PAYMENT DELAYS OR LOSSES

         Because the RRB charge is assessed based on kilowatt-hours of electricity consumed by customers, a shortfall of payments arising from the RRB charge could result if the servicer inaccurately forecasts electricity consumption or underestimates customer delinquencies or charge-offs when setting the RRB charge, both initially and at the time of any periodic adjustment of the RRB charge. See "Description of the RRB Property - Adjustments to the RRB Charge," which begins on page 33. A shortfall could cause payments on the bonds to be made later than expected or not at all. As a result, principal of the bonds might not be paid according to the expected amortization schedule, which would lengthen the weighted average life of the bonds. In addition, a change in energy consumption by customers might also result in principal of the bonds not being paid by the final maturity date of the bonds or not being paid at all. For the same reasons, payments of interest on the bonds could also be delayed or not made. Although the RRB charge adjustment process is intended to mitigate these risks over the life of the bonds, the process may not prevent a temporary delay in payment.

         Inaccurate forecasting of electricity consumption by the servicer could result from, among other things:

         o warmer winters or cooler summers, resulting in less electricity consumption than forecasted;

         o general economic conditions being worse than expected, causing customers to migrate from Public Service Company's or a successor distribution company's service territory or reduce their electricity consumption;

         o the occurrence of a natural disaster, such as a hurricane or blizzard, unexpectedly disrupting electrical service and reducing consumption;

         o problems with energy generation, transmission or distribution resulting from a change in the market structure of the electric industry;

         o customers accounting for a significant portion of Public Service Company's revenues or sales ceasing to do business or leaving Public Service Company's or a successor distribution company's service territory, which may be more likely because the securitization statute prohibits electric utilities from charging or assessing any exit fees on retail customers;

         o customers consuming less electricity because of increased conservation efforts or technological change; or

         o customers accounting for a significant portion of Public Service Company's revenues or sales switching to self-generation or co-generation of electric power, which may be more likely because the securitization statute prohibits electric utilities from charging or assessing any exit fees on retail customers.

For a discussion of the securitization statute's prohibition on exit fees, see "Energy Deregulation and New Market Structure in New Hampshire - Exit Fees," which begins on page 30.

         Inaccurate forecasting of delinquencies or charge-offs by the servicer could result from, among other things:

         o unexpected deterioration of the economy or the occurrence of a natural disaster, causing greater charge-offs than expected or forcing Public Service Company or a successor distribution company to grant additional payment relief to more customers;

         o a change in law that makes it more difficult for Public Service Company or a successor distribution company to disconnect nonpaying customers, or that requires Public Service Company or a successor distribution company to apply more lenient credit standards in accepting customers; or

         o the introduction into the energy markets of less creditworthy third party energy suppliers that are permitted under the finance order to collect and remit payments arising from the RRB charge to the servicer on behalf of customers.

CAP ON RRB CHARGE MAY LEAD TO INSUFFICIENT REVENUES TO MAKE PAYMENTS

         You may experience payment delays or defaults on the bonds because the servicer will not be able to increase the average RRB charge above Public Service Company's maximum average stranded cost recovery charge. The average stranded cost recovery charge, including the RRB charge, is not permitted to exceed 3.40 cents/kilowatt-hour under the securitization statute and the finance order.

         The finance order provides that the stranded cost recovery charge will not be reduced below the RRB charge, although the average RRB charge is still restricted by the average stranded cost recovery cap of 3.40 cents/kilowatt-hour. If the RRB charge needs to be increased above the stranded cost recovery charge then in effect, the filing of a true-up letter with the Public Utilities Commission to increase the average RRB charge will also effect an increase in the stranded cost recovery charge, within the limits of the cap of 3.40 cents/kilowatt-hour on the average stranded cost recovery charge. See "Description of the RRB Property - Stranded Cost Recovery Charge and RRB Charge," which begins on page 32.

         The expected initial RRB charge (which is a portion of the stranded cost recovery charge) is set forth in the prospectus supplement.

TIME LIMITATION ON ASSESSMENT OF RRB CHARGE MAY LEAD TO INSUFFICIENT REVENUES TO MAKE PAYMENTS

         You may experience payment defaults on the bonds because under the securitization statute and the finance order the RRB charge may only be assessed for approximately 14 years. See "Description of the RRB Property - Finance Order and Issuance Advice Letter," which begins on page 31. If the principal of and interest on the bonds have not been paid in full by the end of the period during which the RRB charge may be assessed, bondholders would suffer a loss of their investment.

UNIQUE NATURE OF COLLATERAL MAY IMPAIR THE TRUSTEE'S ABILITY TO REALIZE ON COLLATERAL

         If there is an event of default on the bonds and the trustee elects or is directed by the bondholders to foreclose on the RRB property, the trustee is unlikely to be able to resell the RRB property because of its unique nature.

THE SELLER'S OBLIGATION TO PAY THE REPURCHASE PRICE UPON THE BREACH OF CERTAIN REPRESENTATIONS AND WARRANTIES MAY NOT BE SUFFICIENT TO PROTECT YOUR INVESTMENT

         Although the seller is required under certain limited circumstances to repurchase the RRB property for a price equal to the outstanding principal amount of the bonds and accrued interest, we cannot assure you that the seller would be able to repurchase the RRB property if it were required to do so. In addition, if the seller becomes obligated to pay the repurchase price, the rating agencies are likely to downgrade the ratings on the bonds to reflect the greater uncertainty of payment and the fact that the obligation of the seller to repurchase the RRB property is unsecured. For a description of the circumstances under which the seller will be required to repurchase the RRB property, see "Description of the RRB Property - Seller Representations and Warranties and Repurchase Obligation," which begins on page 35.

         The requirement to repurchase the RRB property would arise if, among other things, there has been a breach of the seller's representations and warranties as of the closing date that:

         o the finance order under which the RRB property has been created is in full force and effect and the issuance advice letter has been filed in accordance with the finance order;

         o the process by which the finance order was adopted and approved, and the finance order and issuance advice letter, comply with all applicable laws, rules and regulations;

         o the bondholders are entitled to the protections of the securitization statute and, accordingly, the finance order is not revocable by the Public Utilities Commission; or

         o        the RRB property constitutes a property right.

The requirement to repurchase the RRB property upon a breach of the seller's representations and warranties will arise only if the breach has a material adverse effect on bondholders and, under the circumstances described under "Description of the RRB Property - Seller Representations and Warranties and Repurchase Obligation," which begins on page 35, the breach continues beyond a 90-day grace period. The seller will not be in breach of the representations and warranties in the sale agreement as a result of a change in law by legislative enactment or constitutional amendment or (if such means become available in the future) referendum or initiative petition. A repeal of the securitization statute, an amendment voiding the RRB property or the adoption of a federal statute prohibiting the recovery of stranded costs are examples of these changes in law. If any of these changes in law were to occur, the servicer, on behalf of the bondholders, would be required to bring legal action, at the issuer's expense, seeking to overturn the change. See "Description of the RRB Property - Seller Representations and Warranties and Repurchase Obligation," which begins on page 35.

ADDITIONAL ISSUANCES OF BONDS MAY AFFECT PAYMENTS ON OUTSTANDING BONDS

         The issuance of other bonds by the issuer or a separate issuer might delay or reduce the payments that you receive on the bonds, because the revenues arising from Public Service Company's RRB charge will be shared among the various issuances of bonds. As a result, if collections of the RRB charge are insufficient to pay principal of and interest on each series of outstanding bonds, the bonds will only receive their pro rata portion of the collections according to the ratio of the RRB charges otherwise applicable to the separate series of bonds. The terms of any new issuance of bonds secured by the remaining portion of Public Service Company's RRB charge will not require the prior review or consent of bondholders. The seller has, however, agreed in the sale agreement not to sell other RRB property to secure another issuance of bonds if it would cause the then existing ratings on the bonds to be downgraded.

PROBLEMS WITH THE SERVICING OF RRB PROPERTY MAY CAUSE PAYMENT DELAYS OR LOSSES

   CHANGE IN SERVICER MAY LEAD TO PAYMENT DELAYS OR LOSSES

         If, as a result of insolvency or liquidation or otherwise, Public Service Company were to cease servicing the RRB property, determining any adjustments to the RRB charge or collecting payments arising from the RRB charge, it could be difficult to find a suitable successor servicer. As a result, the timing of recovery of payments arising from the RRB charge could be delayed. The issuer will rely on the servicer to determine any adjustments to the RRB charge and for customer billing and collection. A successor servicer would have less experience with Public Service Company's customer base and service territory than Public Service Company and might have less capable forecasting, billing and collection systems than those employed by Public Service Company or may experience temporary errors in converting to a new system even if equal to or more capable than the current system. Given the complexity of the tasks to be performed by the servicer and the expertise required, a successor servicer could experience difficulties in collecting payments arising from the RRB charge and determining appropriate adjustments to the RRB charge.

         The servicing fee would likely increase if the issuer were to engage a successor servicer. In addition, a successor servicer under current law might not be able to invoke the remedy of shutting off service to a customer for nonpayment of the RRB charge and thus might experience higher delinquencies. Also, a change in the servicer will cause payment instructions to change, which could lead to a period of disruption in which customers continue to remit payment according to the former payment instructions, resulting in delays in collection that could result in delays in payments on the bonds.

   CHANGE IN SERVICING PERSONNEL, PROCEDURES OR SYSTEMS MAY LEAD TO PAYMENT
   DELAYS

         Changes could occur in the personnel who service the RRB property or in the procedures or systems employed in the servicing of the RRB property, which could affect the ability of the servicer to forecast, bill and collect the RRB charge. Given the complexity of the tasks to be performed by the servicer and the expertise required, any adverse change in the servicer's personnel, procedures or systems could cause the servicer to experience difficulties in collecting payments arising from the RRB charge and result in delays in payments to bondholders.

   DELAYS IN PAYMENTS ON BONDS MAY BE CAUSED BY CHANGES IN PAYMENT TERMS

         The servicer is permitted to alter the terms of billing and collection arrangements and modify amounts due from customers. The servicer cannot change the amount of a customer's individual RRB charges, but it can take actions that it believes will increase collections from a customer. These actions might include, for example, agreeing to an extended payment schedule or agreeing to write-off the remaining portion of an outstanding bill. The servicer can also write-off outstanding bills that it deems uncollectible in accordance with its usual billing and collection practices. Additionally, Public Service Company or a successor to Public Service Company, as servicer, may change its billing and collection practices, or the Public Utilities Commission may require changes to these practices.

         These changes could delay or reduce collections of RRB charges and, as a result, adversely affect the payment of interest on the bonds on a timely basis or the payment of principal of the bonds in accordance with the expected amortization schedule. See "Servicing - Servicing Standards and Covenants," which begins on page 46.

   COMMINGLING OF COLLECTIONS OF RRB CHARGES WITH SERVICER'S OTHER FUNDS MAY RESULT IN PAYMENT DELAYS OR REDUCTIONS

         Until collections of RRB charges are deposited with the trustee, the servicer will not segregate them from its general funds. If the servicer does not or cannot remit the full amount of the collections of RRB charges, there may be delays or reductions in payments to bondholders. The adjustments to the RRB charges and amounts, if any, on deposit in the reserve subaccount, the overcollateralization subaccount, the interest reserve subaccount and the capital subaccount are designed to reduce this risk. However, there may be delays or reductions in payments to bondholders if there are delays in implementation of the adjustment mechanism or a lack of funds in the reserve subaccount, the overcollateralization subaccount, the interest reserve subaccount and the capital subaccount after the final adjustment date.

   BILLING OF THE RRB CHARGE BY THIRD PARTY SUPPLIERS MAY CAUSE DELAYS IN REMITTANCES

         When a third party supplier bills, collects and remits the RRB charge to the servicer, there is a greater risk that the servicer will receive payments arising from the RRB charge later than it would if the servicer were billing and collecting the RRB charge itself. A third party supplier is an entity that supplies energy to customers. A third party supplier may, subject to Public Utilities Commission approval, contract with the servicer to bill and collect the RRB charge. The risk of nonpayment due to default, bankruptcy or insolvency of the third party supplier holding the funds will increase the longer that the delay in receipt of payment lasts. Third party supplier billing also places increased information requirements on the servicer. The servicer has the responsibility of accounting for the RRB charge which is the source of the payments for the bonds regardless of which entity bills customers for the RRB charge.

         Any third party supplier that bills and collects payments arising from the RRB charge will be required to pay these amounts, regardless of whether payments are received from customers, within 15 days after the servicer's bill to the third party supplier. The third party supplier will, in effect, replace the customer as the obligor for these amounts, and the servicer, on behalf of the issuer, will have no right to collect the payments arising from the RRB charge from the customer. Therefore, the servicer will be relying on the credit of the third party supplier, rather than on the credit of the customers. In addition, to the extent that a few third party suppliers bill and collect the RRB charge, the issuer may be relying on a small number of third party suppliers, rather than a large number of customers, to remit payments arising from the RRB charge. A default in the remittance of payments arising from the RRB charge by a single third party supplier that bills and collects the RRB charge from a large number of customers could adversely affect the timing of payments on the bonds. See "Servicing - Third Party Suppliers," which begins on page 48.

         Neither Public Service Company nor any other servicer will pay any shortfalls resulting from the failure of any third party supplier to remit payments arising from the RRB charge to the servicer. Although the servicer will take into account revenue shortfalls arising from a default by a third party supplier when periodically adjusting the RRB charge, any shortfalls that occur may cause delays in payments on the bonds.

         Although the Public Utilities Commission has not authorized third party suppliers to provide electricity metering and billing services, if the Public Utilities Commission were to authorize third party suppliers to provide these services, third party suppliers may have the opportunity to bill, collect and remit the RRB charge in the future. See "Servicing - Third Party Suppliers," which begins on page 48.

PUBLIC SERVICE COMPANY'S RATINGS MAY AFFECT THE MARKET VALUE OF THE BONDS

         A downgrading of the credit ratings on the debt of Public Service Company could have an adverse effect, at least temporarily, on the market value of your bonds.

CUSTOMERS WITHIN PUBLIC SERVICE COMPANY'S SERVICE TERRITORY MAY STOP OR DELAY MAKING RRB CHARGE PAYMENTS

         Customers within Public Service Company's service territory may stop or delay paying the RRB charge because:

         o they may misdirect their payments as they may owe amounts to several different parties which may include both Public Service Company and an electric generation supplier or other third party, or

         o the RRB charge, as periodically adjusted, required to be paid by customers may become burdensome and may result in greater delinquencies and write-offs if customers accounting for a significant portion of Public Service Company's revenues or sales self-generate electricity, move out of Public Service Company's service territory, significantly reduce their electricity consumption or cease consuming electricity altogether. This may also cause customers to file petitions with the Public Utilities Commission to reduce the RRB charge.

         Either of these factors could result in delays or shortfalls in scheduled payments on the bonds.

BANKRUPTCY AND CREDITORS' RIGHTS ISSUES

   BANKRUPTCY OF THE SELLER COULD DELAY OR REDUCE PAYMENTS ON BONDS AND ADVERSELY AFFECT THE ABILITY TO RESELL RRB PROPERTY

         If the seller were to become a debtor in a bankruptcy case, and a creditor or bankruptcy trustee of the seller or the seller itself as debtor in possession were to take the position that the RRB property constituted property of the seller's bankruptcy estate, and a court were to adopt this position, or a court were to order that the assets and liabilities of the issuer be substantively consolidated with those of the seller, then delays or reductions in payments on the bonds could result. For example, a creditor or bankruptcy trustee of the seller or the seller itself as debtor in possession might argue that the sale of the RRB property to the issuer was a loan to the seller from the issuer, secured by a pledge of the RRB property. Regardless of the court's determination of the proper characterization of the transaction in a seller bankruptcy case, the mere fact of a seller bankruptcy case could have an adverse effect on the resale market for the bonds and the market value of the bonds.

         Because the RRB charge is a usage-based charge, if the seller were to become the debtor in a bankruptcy case, a creditor of, or a bankruptcy trustee for, the seller, or the seller itself as debtor in possession could argue that the issuer should pay a portion of the costs of the seller associated with the generation, transmission or distribution of the electricity, the price of which gave rise to the payments arising from the RRB charge that are used to make payments on the bonds. If a court were to adopt this position, the amounts paid to the trustee, and thus to the holders of the bonds, could be reduced.

         It could also be argued that because the RRB charge is a usage-based charge, the RRB property comes into existence only as customers use electricity. If a court adopted this position and also recharacterized the transfer of the RRB property to the issuer as a secured loan to the seller, the issuer might not have rights to any RRB property deemed to come into existence after the bankruptcy of the seller. In such a case reductions in payments on the bonds would likely result.

         Regardless of whether the seller is the debtor in a bankruptcy case, if a court were to accept the arguments of a creditor of the seller that RRB property comes into existence only as customers use electricity, a tax, government lien or other lien on property of the seller arising before the RRB property came into existence may have priority over the issuer's interest in the RRB property, which could reduce the amounts paid to bondholders. See "Description of the RRB Property - Bankruptcy and Creditors' Rights Issues," which begins on page 38.

         Some of the risks described in this section have been illustrated in the bankruptcy cases of LTV Steel Company and certain affiliates, or LTV. Upon the debtors' motion for interim authority to use cash collateral, the bankruptcy judge allowed the debtors to use receivables (and the related cash proceeds) that had been transferred to LTV's special purpose finance subsidiary prior to the commencement of the bankruptcy case and pledged by the subsidiary to a third party. As adequate protection for the transferred receivables, the court granted the pledgee a first priority unsecured claim against LTV and a security interest in receivables generated after commencement of the case. In a preliminary ruling denying the pledgee relief from the order, the court observed that the ultimate issue of whether LTV actually sold the receivables to the special purpose finance subsidiary was a fact-intensive issue that could not be resolved without extensive discovery and an evidentiary hearing. The dispute was then settled in conjunction with the approval of senior secured financing that would retire the debt securities issued by the special purpose finance subsidiary.

   BANKRUPTCY OF THE SERVICER OR A THIRD PARTY SUPPLIER COULD ALSO DELAY OR REDUCE PAYMENTS

         The bankruptcy or insolvency of the servicer or a third party supplier that has contracted to bill and collect the RRB charge could result in delays or reductions in payments on the bonds. Each of the servicer and any third party supplier that has contracted to bill and collect the RRB charge will remit payments arising from the RRB charge out of its general funds and will not segregate these amounts from its general funds. In the event of a bankruptcy of the servicer or a third party supplier that has contracted to bill and collect the RRB charge, the trustee likely will not have a perfected interest in commingled funds and the inclusion of the commingled funds in the bankruptcy estate of the servicer or third party supplier may result in delays in payments on the bonds. Furthermore, if the servicer is in bankruptcy, it may stop performing its functions as servicer and it may be difficult to find a third party to act as successor servicer.

NATURE OF THE BONDS

   RESALE MARKET IS LIMITED

         We cannot assure you that you will be able to resell the bonds or that a trading market for the bonds will develop or, if one does develop, that it will continue for the life of the bonds. We do not expect to list the bonds on any securities exchange.

   HIGH RATINGS DO NOT MEAN THAT PAYMENTS WILL BE MADE ON TIME

         You should understand that the ratings of the bonds issued by rating agencies address only the likelihood of the ultimate payment of principal by the legal maturity date and the timely payment of interest on the bonds. A rating is not an indication that these rating organizations believe that principal payments are likely to be paid on time according to the expected amortization schedule. You should not rely on ratings for that purpose.

         A security rating is not a recommendation to buy, sell or hold securities. There can be no assurance that a rating will remain in effect for any given period of time or that a rating will not be revised or withdrawn entirely by a rating agency if, in its judgment, circumstances so warrant.

   POSSIBILITY OF EARLY REDEMPTION MAY LEAD TO LOWER RETURN ON INVESTMENT

         The issuer has the option to redeem all of the outstanding bonds on any payment date if, after giving effect to the payments that would otherwise be made on that payment date, the outstanding principal balance of the bonds would be less than 5 percent of the initial principal balance of the bonds. In addition, the issuer must redeem the bonds if the seller is required to, or elects to, repurchase the RRB property as a result of a breach of the seller's representations and warranties in the sale agreement as described under "Description of the RRB Property - Seller Representations and Warranties and Repurchase Obligation," which begins on page 35. Redemption will cause the bonds to be retired earlier than would otherwise be expected. The redemption price will be the outstanding principal balance, plus accrued and unpaid interest, on the bonds. We cannot predict whether the issuer will redeem the bonds, or whether you will be able to receive an equivalent rate of return on reinvestment of the proceeds arising from any redemption.

                              AVAILABLE INFORMATION

         PSNH Funding LLC, the issuer, has filed a registration statement relating to the bonds with the Securities and Exchange Commission. This prospectus is a part of the registration statement. This prospectus, together with the prospectus supplement, describes the material terms of each material document filed as an exhibit to the registration statement. This prospectus and the prospectus supplement do not, however, contain all of the information contained in the registration statement and related exhibits. You can inspect the registration statement and the related exhibits without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of the registration statement and related exhibits at the above location at prescribed rates. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. You can also inspect information filed electronically with the Commission, including reports and proxy and information statements, at the Commission's site on the World Wide Web at HTTP://WWW.SEC.GOV.

         The issuer will file annual, quarterly and special reports and other information with the Securities and Exchange Commission. The issuer may stop filing periodic reports with the Commission at the beginning of any fiscal year following the issuance of the bonds if there are fewer than 300 holders of the bonds.

                               REPORTS TO HOLDERS

         Public Service Company, acting as the servicer of the property securing the bonds, or a successor servicer, will provide periodic reports concerning the bonds. During any period when the issuer issues the bonds in book-entry form, you may obtain copies of the periodic reports by requesting them from your broker or dealer. If you are the registered holder of the bonds, you will receive the reports from the trustee. See "Description of the Bonds - Reports to Bondholders," which begins on page 63.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         All reports and other documents filed by the issuer with the Securities and Exchange Commission after the date of this prospectus and prior to the termination of this offering will be incorporated by reference in this prospectus and considered to be part of this prospectus. Any statement in this prospectus or in the prospectus supplement, or in a document incorporated or deemed to be incorporated by reference, will be deemed to be modified or superseded if the issuer files a document that modifies that statement. Any statement as modified or superseded will constitute a part of this prospectus or the prospectus supplement.

         You can request from the issuer a free copy of any document incorporated by reference in the registration statement (except exhibits) by writing to PSNH Funding LLC at 1000 Elm Street, P.O. Box 330, Manchester, New Hampshire 03105-0330, or by calling (603) 669-4000, ext. 3355.

          ENERGY DEREGULATION AND NEW MARKET STRUCTURE IN NEW HAMPSHIRE

         The electric utility industry is experiencing intensifying competitive pressures in the electricity generation market. Historically, electric utilities operated as regulated monopolies in their service territories and were the primary suppliers of electricity. In New Hampshire, the Public Utilities Commission set electric companies' rates based upon their costs of providing services and allowing for a reasonable return on their prudent capital investments. Changes to the traditional legal and regulatory framework and market structure are occurring at both the state and federal levels.

STATUTORY AND REGULATORY OVERVIEW

         At the state level, the restructuring of the electric industry in New Hampshire began with the enactment in 1996 of RSA Chapter 374-F, a legislative mandate to introduce retail competition in electricity generation. RSA Chapter 374-F articulates several interdependent policy principles intended to guide the Public Utilities Commission in implementing electric industry restructuring, including the recovery of certain stranded costs. Generally, stranded costs are costs that an electric company may not be able to recover through market-based rates in a competitive electricity generation market. RSA Chapter 374-F also required the Public Utilities Commission to commence a generic proceeding to develop a statewide electric industry restructuring plan and to issue an order regarding such plan no later than February 28, 1997.

         In February 1997 the Public Utilities Commission issued a restructuring plan and a related order addressing Public Service Company's stranded costs. In response, in March 1997, Public Service Company and certain of its affiliates filed a complaint in federal court challenging both the restructuring plan and the related order.

         In August 1999, Public Service Company and the State of New Hampshire filed a settlement, known as the original settlement agreement, with the Public Utilities Commission. The original settlement agreement suspended regulatory and court proceedings related to the Public Utilities Commission's restructuring plan. The original settlement agreement also set forth the stranded costs that Public Service Company proposed to recover through the collection of the stranded cost recovery charge, which was proposed as a separate charge assessed to customers based on electricity consumption. In addition, the implementation of the original settlement agreement was conditioned upon the completion of a transaction by which Public Service Company would cause a special purpose entity to issue rate reduction bonds, such as the bonds, secured by revenues arising from a portion of the stranded cost recovery charge, and the parties to the original settlement agreement agreed to support enabling legislation that would permit this transaction. In April 2000, the Public Utilities Commission issued an order approving, with some modifications, the original settlement agreement.

         Shortly thereafter, in June 2000, the New Hampshire legislature enacted, and the governor signed into law, a new act, which creates a new chapter - RSA Chapter 369-B - that permits Public Service Company to apply for the issuance of rate reduction bonds and empowers the Public Utilities Commission to issue finance orders approving such proposed issuances, subject to the requirements and conditions set forth in RSA Chapter 369-B. RSA Chapter 369-B is referred to as the securitization statute.

         Pursuant to an order issued by the Public Utilities Commission after the enactment of RSA Chapter 369-B, in June 2000, Public Service Company and the other parties to the original settlement agreement filed with the Public Utilities Commission a revised version of the original settlement agreement, referred to as the settlement agreement. The settlement agreement reflected compliance with the various changes accepted by these parties during the course of the hearings before the Public Utilities Commission, the conditions set forth in the Public Utilities Commission's order issued in April 2000 that the parties accepted, and any new conditions and requirements set forth in RSA Chapter 369-B. Under the settlement agreement, on the first day of the month following the month in which the conditions contained in the settlement agreement are satisfied, referred to as competition day, Public Service Company's rates would be unbundled and retail customers would have the opportunity to choose an electricity supplier. As with the original settlement agreement, the settlement agreement was conditioned upon the completion of a rate reduction bond transaction. Public Service Company expects competition day to occur on May 1, 2001.

         On September 8, 2000, the Public Utilities Commission issued an order approving the settlement agreement, referred to as the settlement order. In October 2000, two parties filed appeals with the Supreme Court of New Hampshire challenging the validity of the settlement order. In a decision dated January 16, 2001, the Supreme Court of New Hampshire affirmed the settlement order. On January 26, 2001, one of those parties filed a motion requesting that the Supreme Court of New Hampshire reconsider its decision. In an order dated January 31, 2001, the Supreme Court of New Hampshire denied the motion for reconsideration. On April 16, 2001, within the time allowed, the other party that appealed the settlement order to the Supreme Court of New Hampshire filed by mail a petition for certiorari with the United States Supreme Court asking the Supreme Court to review the validity of the stranded cost recovery charge under the United States Constitution. It is expected that the Supreme Court will rule on the petition by the end of June 2001. The prospectus supplement contains current information about the status of the appeal of the settlement order. See "Risk Factors - Bondholders could experience payment delays or losses as a result of amendment, repeal or invalidation of the securitization statute, breach of the state pledge or invalidation of the stranded cost recovery charge
- Appeal of settlement order," which begins on page 19.

         In the securitization statute, the New Hampshire legislature detailed the provisions of "transition service" for energy which will be available to retail customers of Public Service Company in the early stages of deregulation.

Under the statute, all Public Service Company customers will be able to purchase transition service from Public Service Company at a cost of 4.4 cents/kilowatt-hour for the first nine months following competition day. Public Service Company will supply the energy during this initial nine-month period from its own generating assets and purchased power entitlements. After this initial nine-month period, Public Service Company's larger customers (large commercial and industrial) will have transition service available for an additional 12-month period, with the cost set at market rates. Smaller customers (residential and small commercial) will have transition service available for an additional 24-month period; the first 12-months will be priced at 4.4 cents/kilowatt-hour and the final 12 months at 4.6 cents/kilowatt-hour. Transition service energy for the period after the initial nine-month period will be purchased from the market. To the extent that transition service prices charged customers are less than the cost of market power, Public Service Company has been authorized to defer all such excess costs for future recovery with a return on such deferrals. With limited exceptions, once a customer leaves transition service and opts to purchase energy from a competitive supplier, that customer cannot return to transition service.

         On April 19, 2001, both houses of the New Hampshire legislature adopted a bill that would alter the transition service regimen described above. Under the bill, transition service would be available for at least 57 months following competition day for smaller customers and for at least 45 months following competition day for larger customers. Public Service Company would be the provider of transition service until it divests its fossil-fueled and hydro-electric generating assets and its entitlement to power from the Seabrook Nuclear Generating Station. The divestiture of Public Service Company's fossil-fueled and hydro-electric generating assets would take place no sooner than 33 months following competition day. After Public Service Company ceases providing transition service, any remaining transition service energy would be procured from the wholesale market. For smaller customers, the price of transition service would be set at 4.4 cents/kilowatt-hour for the first 21 months following competition day, and at 4.6 cents/kilowatt-hour for the following 12 months. Thereafter, transition service would be set at Public Service Company's actual, prudent and reasonable cost of providing the service. Once Public Service Company ceases to provide transition service, the price of transition service energy would be the competitively bid price for the service. For larger customers, the price of transition service would be set at 4.4 cents/kilowatt-hour for the first 21 months after competition day, and would thereafter be set at Public Service Company's actual, prudent and reasonable cost of providing the service. Once Public Service Company ceases providing transition service, the price of transition service energy would be the competitively bid price for the service. Public Service Company would continue to have the ability to recover all transition service related costs as they are incurred or on a deferred basis. We expect the Governor of the State of New Hampshire to sign the bill into law shortly.

         Public Service Company's retail charges for delivery service are set for 33 months after competition day by the securitization statute and the settlement order. However, pursuant to the settlement agreement, during this 33-month period, Public Service Company has the right to have its delivery charges adjusted to fully recover any changes in Public Service Company's costs that the Public Utilities Commission determines have resulted from the imposition or modification of any tax, program, service, or accounting change resulting from an order by any regulatory agency or by the enactment or revision of any law, or in the case of accounting changes, by the Financial Accounting Standards Board or the Financial Accounting Standards Board's Emerging Issues Task Force.

EXIT FEES

         The securitization statute prohibits electric utilities from charging or assessing any exit fees on retail customers. An exit fee is defined as any rate or charge that is based in whole or in part on the amount of electric power and/or retail electric service a customer might have purchased from or through an electric utility but does not purchase due to conservation efforts, use of alternative non-electric energy sources, or the consumption of electricity by such customer from generation connected directly to such customer's electrical load with no intervening facilities of a regulated electric utility. An exit fee does not include a just and reasonable capacity or demand charge for backup service.

FEDERAL INITIATIVES

         In addition to the changes occurring in the New Hampshire market and regulatory environment discussed throughout this section, federal legislative efforts may also significantly alter the national market for electricity. For example, at the federal level, the National Energy Policy Act of 1992 was designed to increase competition in the wholesale electric generation market by easing regulatory restrictions on producers of wholesale power and by authorizing the Federal Energy Regulatory Commission to mandate access to electric transmission systems by wholesale power generators. See "Risk Factors - Possible federal preemption of the securitization statute may prohibit recovery of the RRB charge," which begins on page 21.

                         DESCRIPTION OF THE RRB PROPERTY

         The securitization statute and the settlement agreement, as approved by the settlement order, permit Public Service Company to recover stranded costs through the assessment of a stranded cost recovery charge, although Public Service Company has a duty to mitigate its stranded costs. Examples of stranded costs include the costs of electricity generation facilities, power purchase obligations with third-party generators of electricity and regulatory assets. Regulatory assets reflect previously incurred costs that have been capitalized and deferred by the Public Utilities Commission for future recovery in rates consistent with traditional ratemaking.

FINANCE ORDER AND ISSUANCE ADVICE LETTER

         The securitization statute authorizes the Public Utilities Commission to issue a finance order, which is a regulatory order that approves the amount of Public Service Company's stranded costs that it is permitted to finance through the issuance of rate reduction bonds, such as the bonds. On June 23, 2000, Public Service Company filed its application for a finance order with the Public Utilities Commission. The Public Utilities Commission issued a finance order dated September 8, 2000 which authorizes the issuance of up to $670 million in aggregate principal amount of the bonds, minus $6 million for each month from October 1, 2000 to competition day.

         The finance order establishes, among other things, the RRB charge to recover the stranded costs specified in the finance order. The RRB charge is non-bypassable in that customers must pay it whether or not they purchase energy from Public Service Company or a third party supplier of energy, and whether or not their distribution system is being operated by Public Service Company or a successor distribution company. The securitization statute provides that the right to collect payments based on the RRB charge is a property right which may be pledged, assigned or sold in connection with the issuance of the bonds. Under the securitization statute and the finance order, the owner of the RRB property is entitled to assess the RRB charge until the earlier of 14 years after competition day and the date on which the owner of the RRB property has received payments from customers sufficient to retire all outstanding bonds and to pay fees and expenses of servicing and retiring the bonds. The RRB charge, as adjusted from time to time, is a portion, which may become all, of the stranded cost recovery charge and will be expressed as an amount per kilowatt-hour of electricity usage by a customer. The RRB charge will not be separately identified on customer bills, although customer bills will note that a portion of the stranded cost recovery charge has been sold to the issuer. See " - Stranded Cost Recovery Charge and RRB Charge," which begins on page 32.

         The finance order requires the seller to submit an issuance advice letter relating to the bonds to the Public Utilities Commission. The issuance advice letter will establish the initial RRB charge and become effective when it is filed with the Public Utilities Commission. The finance order permits the servicer to file requests, referred to as true-up letters, to adjust up or down the RRB charge at various times to enhance the likelihood of retirement of each class of bonds on a timely basis. See " - Adjustments to the RRB Charge," which begins on page 33.

         Pursuant to the securitization statute, the finance order provides that Public Service Company's determination of the final terms and conditions of the bonds will be subject to the oversight of the State Treasurer of the State of New Hampshire. Under the securitization statute, the State Treasurer is authorized to exercise this oversight to assure that Public Service Company exercises fiscal prudence and achieves the lowest overall cost for the bonds. The finance order requires the State Treasurer to provide a report of the results and conclusions of her oversight activities to the Public Utilities Commission and Public Service Company within 90 days after issuance of the bonds. In addition, the State Treasurer is required to notify the Public Utilities Commission and Public Service Company, but not later than two business days prior to the issuance of the bonds, if she has concluded that Public Service Company has failed to exercise fiscal prudence or to achieve the lowest overall cost for the bonds. If the State Treasurer concludes that Public Service Company has caused the bonds to be issued without adequately addressing her concerns, the State Treasurer is required to so indicate in her report to the Public Utilities Commission. The Public Utilities Commission may conduct proceedings to determine if the failure to address any concerns raised by the State Treasurer resulted in Public Service Company failing to exercise prudence or to achieve the lowest overall cost for the bonds. If so, the Public Utilities Commission may reduce Public Service Company's recovery of non-securitized stranded costs by the present value of the excess costs. See " - Stranded Cost Recovery Charge and RRB Charge," which begins on page 32. The finance order further provides that the filing of a notice by the State Treasurer, the filing by the State Treasurer of her report and any further proceedings conducted by the Public Utilities Commission will not suspend the effectiveness of the finance order. None of such actions or proceedings, therefore, would affect the validity of the bonds or the amount of the RRB charge collected and remitted to the trustee. Public Resources Advisory Group has provided, and will continue to provide, financial advisory services to the State Treasurer in connection with her oversight of the issuance of the bonds.

         The securitization statute provides that the bonds do not, in any event, constitute a debt or liability of the State of New Hampshire or of any political subdivision thereof. Neither the full faith and credit nor the taxing power of the State of New Hampshire or any political subdivision thereof is pledged to the payment of the principal of or interest on the bonds. The issuance of bonds does not directly, indirectly, or contingently obligate the State of New Hampshire or any political subdivision thereof to levy or to pledge any form of taxation therefor or to make any appropriation for their payment.

RRB PROPERTY

         The RRB property is a property right consisting of the right, title and interest to all revenues, collections, claims, payments, money or proceeds of or arising from the RRB charge. The bonds will be secured by the RRB property, as well as the other bond collateral described under "Description of the Bonds - Security," which begins on page 53.

STRANDED COST RECOVERY CHARGE AND RRB CHARGE

         The stranded cost recovery charge is the rate mechanism through which Public Service Company is allowed to recover on a fully reconciling basis its stranded costs. It is determined according to the methodology specified in the settlement agreement. The stranded cost recovery charge may increase or decrease, but the average stranded cost recovery charge is not permitted to exceed 3.40 cents/kilowatt-hour under the securitization statute and the finance order. The RRB charge will initially constitute a portion of the stranded cost recovery charge as approved by the Public Utilities Commission. The average RRB charge may increase or decrease, but is not permitted to exceed the maximum permitted average stranded cost recovery charge. See "Risk Factors - Cap on RRB charge may lead to insufficient revenues to make payments," which begins on page
22. Subject to the overall cap on the average stranded cost recovery charge, under the securitization statute, the Public Utilities Commission is required to set the RRB charge in an amount necessary and sufficient to provide for full recovery of scheduled payments of principal of and interest on the bonds and fees and expenses (including indemnities) related to servicing and retiring the bonds.

         The expected initial RRB charge (which is a portion of the stranded cost recovery charge) is set forth in the prospectus supplement.

         Under the finance order, the Public Utilities Commission approved the recovery of the following stranded costs and issuance costs through the RRB charge:

         o the net balance of Public Service Company's unrecovered investment in the Millstone 3 nuclear electric generating facility;

         o above-market payments to North Atlantic Energy Corporation under Public Service Company's long-term power purchase contract from the Seabrook nuclear electric generating facility;

         o remaining acquisition premium costs and related Financial Accounting Standard 109 costs accounted for on Public Service Company's books;

         o        unamortized loss on reacquired debt;

         o        refinancing expenses;

         o        call or tender premiums; and

         o        transaction costs.

         The finance order provides that the stranded cost recovery charge will not be reduced below the RRB charge, although the average RRB charge is still limited by the cap of 3.40 cents/kilowatt-hour on the average stranded cost recovery charge. Accordingly, if the average stranded cost recovery charge reaches the 3.40 cents/kilowatt-hour cap, any increase of the average RRB charge will result in a reduction of the non-securitized components of the stranded cost recovery charge. Under the settlement agreement, this reduction would cause a delay in the recovery, and could cause a write-off, of stranded costs that are permitted to be recovered through the non-securitized components of the stranded cost recovery charge.

ADJUSTMENTS TO THE RRB CHARGE

         Initially and during the life of the bonds, at least semiannually, the servicer will calculate and set the RRB charge at a level estimated to generate revenues sufficient to pay the fees and expenses (including indemnities) related to servicing and retiring the bonds, to pay principal of and interest on the bonds and to fund the overcollateralization subaccount, fund the interest reserve subaccount and replenish the capital subaccount as required for the upcoming period. The servicer will increase or decrease the RRB charge over the life of the bonds as a result of several factors, including:

         o        changes in actual electricity sales and forecasts;

         o changes in payment patterns and charge-off experience (including defaults by third party suppliers);

         o changes in any ongoing fees and expenses (including indemnities) related to the bonds; and

         o        deferred principal of or unpaid interest on the bonds.

         The RRB charge will initially be a portion, which may be adjusted to be all, of Public Service Company's stranded cost recovery charge as approved by the Public Utilities Commission. As a result, the RRB charge may be limited by Public Service Company's maximum permitted stranded cost recovery charge. The average stranded cost recovery charge is not permitted to exceed 3.40 cents/kilowatt-hour under the securitization statute and the finance order. Therefore, the servicer may not always be able to increase the RRB charge to meet anticipated payments of interest on and principal of the bonds and as a result distributions on the bonds may be delayed or you may suffer a loss on your investment.

         The expected initial RRB charge (which is a portion of the stranded cost recovery charge) is set forth in the prospectus supplement.

         The finance order provides that the servicer will file true-up letters periodically as follows:

         o the servicer will file a routine true-up letter with the Public Utilities Commission no later than 30 days prior to each semiannual anniversary of the issuance of the bonds, with resulting adjustments up or down to the RRB charge to become effective on the ensuing semiannual anniversary of the issuance of the bonds, absent manifest error;

         o the servicer may file a routine true-up letter with the Public Utilities Commission monthly, with resulting adjustments up or down to the RRB charge to become effective immediately upon the filing of the true-up letter, absent manifest error; and

         o with the consent of the issuer accompanied by confirmation by the rating agencies that the requested modification will not cause the then existing ratings on the bonds to be downgraded, the servicer will file a non-routine true-up letter with the Public Utilities Commission if the method it uses to calculate the RRB charge requires modifications to more accurately project and generate adequate revenues, with the modifications to become effective when reviewed and approved by the Public Utilities Commission within 60 days after filing.

         True-up letters will take into account amounts available in the general subaccount and reserve subaccount (including excess amounts allocated from the interest reserve subaccount to the reserve subaccount), and amounts necessary to fund the overcollateralization subaccount, to fund the interest reserve subaccount and to replenish the capital subaccount to their required levels, in addition to amounts payable on the bonds and distributable on the bonds and related fees and expenses (including indemnities).

         Adjustments to the RRB charge will be performed on a system-wide basis (i.e., across customer classes rather than on a class-by-class basis).

PLEDGE BY THE STATE OF NEW HAMPSHIRE

         The State of New Hampshire has pledged, contracted and agreed with the issuer, the bondholders and the trustee that it will not limit or alter the RRB charge, the RRB property or the finance order until the bonds are fully paid and discharged. The State of New Hampshire's pledge is set forth in the securitization statute at RSA 369-B:6, II, which provides:

         The state does hereby pledge, contract, and agree with the owners of RRB property and holders of and trustees for rate reduction bonds that neither the state, nor any of its agencies, including the commission, shall limit, alter, amend, reduce, or impair the RRB charge, RRB property, finance orders, and all rights thereunder or ownership thereof or security interest therein until the rate reduction bonds, including all principal, interest, premium, costs and arrearages thereon, are fully met and discharged, provided nothing contained in this paragraph shall preclude the limitation, alteration, amendment, reduction, or impairment if and when adequate provision shall be made by law for the protection of such owners, holders and trustees. The state does hereby acknowledge that such owners, holders and trustees may and will rely on this pledge, contract, and agreement and that any such limitation, alteration, amendment, reduction, or impairment without such adequate provision will irreparably harm such owners, holders and trustees. The state treasurer and the financing entity are each authorized to include this pledge, contract, agreement, and acknowledgment of the state in the documentation relating to the rate reduction bonds.

See "Risk Factors - Bondholders could experience payment delays or losses as a result of amendment, repeal or invalidation of the securitization statute, breach of the state pledge or invalidation of the stranded cost recovery charge," which begins on page 17. Under the securitization statute and the finance order, however, the average RRB charge is not permitted to exceed the maximum permitted average stranded cost recovery charge of 3.40 cents/kilowatt-hour. See " - Stranded Cost Recovery Charge and RRB Charge," which begins on page 32, and "Risk Factors - Cap on RRB charge may lead to insufficient revenues to make payments," which begins on page 22. In addition, under the securitization statute and the finance order, the owner of the RRB property is entitled to assess the RRB charge only until the earlier of 14 years after competition day and the date on which the owner of the RRB property has received payments from customers sufficient to retire all outstanding bonds and to pay fees and expenses of servicing and retiring the bonds. See " - Finance Order and Issuance Advice Letter," which begins on page 31, and "Risk Factors - Time limitation on assessment of RRB charge may lead to insufficient revenues to make payments," which begins on page 23.

         Under existing New Hampshire law, citizens do not have the ability by means of referendum to approve or reject directly laws adopted by the New Hampshire legislature. In addition, under existing New Hampshire law, citizens do not have the ability to propose laws for approval or rejection by the voters by means of initiative petitions.

NO IMPAIRMENT BY PUBLIC UTILITIES COMMISSION

         The securitization statute provides that finance orders issued by the Public Utilities Commission and the RRB charge are irrevocable and that the Public Utilities Commission may not revalue or revise for ratemaking purposes the stranded costs or the costs of providing, recovering, financing or refinancing the stranded costs, determine that the RRB charge is unjust or unreasonable, or in any way reduce or impair the value of the RRB property either directly or indirectly by taking the RRB charge into account when setting other electric company rates.

SALE AND ASSIGNMENT OF RRB PROPERTY

         The seller has agreed in the sale agreement not to sell any other RRB property to secure another issuance of rate reduction bonds if it would cause the then existing ratings on the bonds to be downgraded.

         On the issuance date of the bonds, the seller will sell and assign to the issuer, without recourse, its entire interest in the RRB property. The issuer will apply the net proceeds from the sale of the bonds to purchase the RRB property. The seller's financial statements will indicate that it is not the owner of the RRB property, and for financial reporting and tax purposes the seller will treat the bonds as representing debt of the seller.

SELLER REPRESENTATIONS AND WARRANTIES AND REPURCHASE OBLIGATION

         In the sale agreement, the seller will represent and warrant to the issuer, as of the closing date, among other things, that:

         (a) the information describing the seller in "The Seller and Servicer," which begins on page 42, is correct in all material respects;

         (b) the seller has transferred the RRB property, free and clear of all security interests, liens, charges and encumbrances (including the lien of the seller's first mortgage indenture, but excluding any created by the securitization statute and any granted under any of the transaction documents);

         (c) the RRB property has been validly transferred and sold to the issuer and all filings (including filings with the Public Utilities Commission under the securitization statute) necessary in any jurisdiction to give the issuer a valid first priority perfected ownership interest and to grant to the trustee a first priority perfected security interest (subject to any lien created by the securitization statute and any lien granted under any of the transaction documents) in the RRB property have been made;

         (d) under the laws of the State of New Hampshire (including the securitization statute) and the United States in effect on the closing date:

                  o the finance order pursuant to which the RRB property has been created is in full force and effect;

                  o the bondholders are entitled to the protections of the securitization statute and, accordingly, the finance order is not revocable by the Public Utilities Commission;

                  o the State of New Hampshire may neither limit nor alter the RRB charge, RRB property, the finance order and all rights thereunder, in a manner that would substantially impair the rights of bondholders, absent a demonstration by the state that an impairment is narrowly-tailored and is necessary to advance an important public interest, such as responding to a "great public calamity," until the bonds, together with accrued interest, are fully met and discharged; provided that the State of New Hampshire is not precluded from such limitation or alteration if and when adequate provision is made by law for the protection of the issuer, the bondholders and the trustee;

                  o the State of New Hampshire, in the exercise of its executive or legislative powers, may not repeal or amend the securitization statute or the finance order, or take any action in contravention of the pledge by the State of New Hampshire described under "Description of the RRB Property - Pledge by the State of New Hampshire," which begins on page 34, without paying just compensation to the bondholders, as determined by a court of competent jurisdiction, if this action would constitute a permanent appropriation of a substantial property interest of bondholders in the RRB property and deprive the bondholders of their reasonable expectations arising from their investments in the bonds;

                  o the process by which the finance order was adopted and approved, and the finance order and issuance advice letter, comply with all applicable laws, rules and regulations;

                  o the issuance advice letter has been filed in accordance with the finance order;

                  o except for periodic adjustments to the RRB charge required under the securitization statute and described under " - Adjustments to the RRB Charge," which begins on page 33, the Public Utilities Commission does not have authority, either by rescinding, altering or amending the finance order or otherwise, to revalue or revise for ratemaking purposes the stranded costs or the costs of providing, recovering, financing or refinancing the stranded costs, to determine that the RRB charge is unjust or unreasonable or in any way to reduce or impair the value of RRB property either directly or indirectly by taking the RRB charge into account when setting other rates for the seller; nor are the amount of revenues arising with respect thereto subject to reduction, impairment, postponement or termination; and

                  o no approval or filing with any other governmental body is required in connection with the creation of the RRB property, except those that have been obtained or made;

         (e) based on information available to the seller on the closing date, the assumptions used in calculating the initial RRB charge are reasonable and are made in good faith;

         (f) on the effectiveness of the finance order and the issuance advice letter:

                  o all of the RRB property constitutes an existing property right;

                  o the RRB property includes the right, title and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from the RRB charge, as adjusted from time to time, and all rights to obtain adjustments to the RRB charge pursuant to the finance order; and

                  o subject to the cap of 3.40 cents/kilowatt-hour on the seller's average stranded cost recovery charge, the owner of the RRB property is legally entitled to collect payments in respect of the RRB charge in the aggregate sufficient to pay the interest on and principal of the bonds, to pay the fees and expenses (including indemnities) of servicing the bonds, to replenish the capital subaccount to the required capital level, to fund the overcollateralization subaccount to the targeted overcollateralization level, to fund the interest reserve subaccount to the targeted interest reserve level and to enforce all other material rights conferred in the finance order and the securitization statute until the earlier of 14 years after competition day and the date on which the bonds are paid in full;

         (g) the seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire, with corporate power and authority to own its properties as owned on the closing date and to conduct its business as conducted by it on the closing date and to execute, deliver and perform the terms of the sale agreement;

         (h) the execution, delivery and performance of the sale agreement have been duly authorized by all necessary corporate action on the part of the seller;

         (i) the sale agreement constitutes a legal, valid and binding obligation of the seller, enforceable against it in accordance with its terms, subject to applicable insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors' or secured parties' rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a proceeding in equity or law;

         (j) the consummation of the transactions contemplated by the sale agreement do not conflict with the seller's articles of organization or by-laws or any material agreement to which the seller is a party or bound, result in the creation or imposition of any lien upon the seller's properties pursuant to the terms of a material agreement (other than any that may be granted under the transaction documents or any lien created by the securitization statute) or violate any existing law or any existing order, rule or regulation applicable to the seller;

         (k) no governmental approvals, authorizations, consents, orders or other actions or filings are required for the seller to execute, deliver and perform its obligations under the sale agreement except those which have previously been obtained or made and post closing filings required in connection therewith and those that the seller, in its capacity as servicer, is required to make in the future under the servicing agreement; and

         (l) except as described under "Risk Factors - Bondholders could experience payment delays or losses as a result of amendment, repeal or invalidation of the securitization statute, breach of the state pledge or invalidation of the stranded cost recovery charge - Appeal of settlement order," which begins on page 19, no court or administrative proceeding is pending and, to the seller's knowledge, no court or administrative proceeding is threatened and, to the seller's knowledge, no investigation is pending or threatened:

                  o asserting the invalidity of the sale agreement, the other transaction documents, the bonds, the securitization statute or the finance order, or seeking to prevent the consummation of the transactions contemplated by the sale agreement or the other transaction documents;

                  o seeking a determination that might materially and adversely affect the performance by the seller of its obligations under, or the validity or enforceability of, the sale agreement, the other transaction documents or the bonds; or

                  o seeking to adversely affect the federal or state income tax classification of the bonds as debt.

         In the sale agreement, the seller does not represent or warrant that any amounts actually collected arising from the RRB charge will in fact be sufficient to meet payment obligations on the bonds or that assumptions made in calculating the RRB charge will in fact be realized.

         In the event of a breach by the seller of any representation specified in clause (d) or clause (f) above that has a material adverse effect on the bondholders, the seller will be obligated to repurchase the RRB property from the issuer at a repurchase price equal to the outstanding principal amount of the bonds and all accrued and unpaid interest, unless:

                  o within 90 days after the date of the occurrence of the breach, the breach is cured or the seller takes remedial action so that there is not and will not be a material adverse effect on the bondholders as a result of the breach; and

                  o either of the following alternative conditions are met:

                           o if the seller had, immediately prior to the breach, a long term debt rating of at least "A3" by Moody's Investors Service, Inc. and "BBB" (or the equivalent) by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or Fitch, Inc., and the seller enters into a binding agreement with the issuer to pay any amounts necessary so that all interest payments due on the bonds during the 90-day period will be paid in full; or

                           o if the seller does not have these long term debt ratings immediately prior to the breach, but within 2 business days after the occurrence of the breach, the seller deposits an amount in escrow with the trustee sufficient to pay all interest payments, taking into account amounts available in the collection account for such purpose, which will become due on the bonds during the 90-day period.

Any escrowed amounts will be used by the trustee to make interest payments if there are not sufficient funds otherwise available. The sale agreement provides that any change in the law by legislative enactment or constitutional amendment or (if such means become available in the future) referendum or initiative petition that renders any of the representations and warranties untrue does not constitute a breach under the sale agreement.

         In the event of a breach by the seller of any representation or warranty specified in clauses (b), (c), (g), (h), (i), (j) or (l) above that has a material adverse effect on the bondholders, if, within 90 days after the date of the breach, the breach has not been cured and the seller has not taken remedial action so that there is not and will not be a material adverse effect on the bondholders as a result of the breach, then the seller will be required to repurchase the RRB property for the repurchase price described above. After the payment by the seller of the repurchase price, no person or entity will have any other claims, rights or remedies against the seller under or arising from the sale agreement, except for the indemnity rights of the indemnified persons described below.

         In the event of the seller's willful misconduct or negligence in the performance of its duties or observance of the covenants under the sale agreement or a breach in any material respect of any representation or warranty in the sale agreement other than those that trigger the seller's repurchase obligation, the seller will be required to indemnify, defend and hold harmless the issuer and the bondholders against any costs, expenses, losses, claims, damages and liabilities incurred as a result of the breach, except to the extent of amounts either resulting from the willful misconduct or gross negligence of the indemnified person or resulting from a breach of a representation or warranty made by the indemnified person in the transaction documents that gives rise to the seller's breach. The bondholders, however, may only enforce their rights against the seller through an action brought by the trustee. The seller may, at its election and in full satisfaction of its indemnity obligation, repurchase the RRB property at the repurchase price described above, in which case no person or entity will have any claims, rights or remedies against the seller under or arising from the sale agreement, except for the indemnity rights of the indemnified persons described below. The remedies provided for in the sale agreement are the sole and exclusive remedies of the issuer and the trustee (for the benefit of the bondholders) against the seller for breach of its representations and warranties in the sale agreement.

         In addition, the seller will indemnify and hold harmless the trustee, the State of New Hampshire, the State Treasurer, agencies of the State of New Hampshire and any of their respective affiliates, officials, officers, directors, employees, consultants, counsel and agents against any expenses (including legal fees and expenses), losses, claims, taxes, damages and liabilities incurred by any of these persons as a result of the seller's willful misconduct or negligence in the performance of its duties or observance of the covenants under the sale agreement or a breach by the seller of its representations and warranties in the sale agreement, except to the extent of amounts either resulting from the willful misconduct or gross negligence of the indemnified person or resulting from a breach of a representation or warranty made by the indemnified person in the transaction documents that gives rise to the seller's breach.

         The seller will also agree to take any legal or administrative action, including defending against or instituting and pursuing legal actions, as may be reasonably necessary to protect the issuer, the bondholders, trustee, the State of New Hampshire, the State Treasurer, agencies of the State of New Hampshire and any of their respective affiliates, officials, officers, directors, employees, consultants, counsel and agents from claims, state actions or other actions or proceedings of third parties which, if successfully pursued, would result in a breach of any representation described above. The seller will be entitled to be reimbursed by the issuer for the costs and expenses of taking these actions. The seller will also agree that it will not at any time assert any security interest, lien, charge or encumbrance against the RRB property.

BANKRUPTCY AND CREDITORS' RIGHTS ISSUES

   TRUE SALE

         The seller will represent and warrant in the sale agreement that the transfer of the RRB property to the issuer is a valid sale and assignment of the RRB property from the seller to the issuer. The seller will also represent and warrant that it will take the appropriate actions under the securitization statute to perfect this sale. The securitization statute provides that the transactions described in the sale agreement will constitute a sale of the RRB property to the issuer, and the seller and the issuer will treat the transactions as a sale under applicable law, although for financial reporting and federal income tax purposes the transactions will be treated as debt of the seller.

         Should the transfer of the RRB property to the issuer be recharacterized as a borrowing by the seller, the securitization statute provides that there is a perfected first priority statutory lien on the RRB property that secures all obligations to the bondholders. In addition, in the sale agreement, the seller grants to the issuer a security interest in the RRB property and covenants that it will take appropriate actions to perfect the security interest.

         Under the securitization statute and the finance order, on the effective date of the issuance advice letter, the RRB property identified in the issuance advice letter constitutes a property right that continuously exists as property for all purposes. Nonetheless, if the seller were to become the debtor in a bankruptcy case, a creditor of, or a bankruptcy trustee for, the seller, or the seller itself as debtor in possession, may attempt to take the position that, because the payments based on the RRB charge are usage-based charges, RRB property comes into existence only as customers use electricity. If a court were to adopt this position, there is no assurance that either the statutory lien created by the securitization statute or the security interest granted in the sale agreement would be valid as to the RRB charges deemed to relate to electricity consumed after the commencement of a bankruptcy case by or against the seller.

         If a court were to determine that the RRB property has not been sold to the issuer, and that the statutory lien created by the securitization statute and the security interest granted in the sale agreement are invalid against payments arising from the RRB charge that become collectible as a result of the consumption of electricity after the commencement of a bankruptcy case of the seller, then the bondholders would be unsecured creditors of the seller, and delays or reductions in payments on the bonds would result. Whether or not the court determined that the RRB property had been sold to the issuer, no assurances can be given that the court would not rule that any collections of RRB property relating to electricity consumed after the commencement of the seller's bankruptcy cannot be transferred to the issuer, thus resulting in delays or reductions of payments on the bonds.

         Because the RRB charge is a usage-based charge, if the seller were to become the debtor in a bankruptcy case, a creditor of, or a bankruptcy trustee for, the seller, or the seller itself as debtor in possession could argue that the issuer should pay a portion of the costs of the seller associated with the generation, transmission or distribution of the electricity, the price of which gave rise to the payments arising from the RRB charge that are used to make payments on the bonds. If a court were to adopt this position, the amounts paid to the trustee, and thus to the holders of the bonds, could be reduced.

         Regardless of any specific adverse determinations in a seller bankruptcy case, the mere fact of a seller bankruptcy case could have an adverse effect on the resale market for the bonds and the market value of the bonds.

         Regardless of whether the seller is the debtor in a bankruptcy case, if a court were to accept the arguments of a creditor of the seller that RRB property comes into existence only as customers use electricity, a tax, government lien or other lien on property of the seller arising before the RRB property came into existence may have priority over the issuer's interest in the RRB property, which could reduce the amounts paid to bondholders.

   SUBSTANTIVE CONSOLIDATION

         In the event the seller or an affiliate of the seller were to become the debtor in a bankruptcy case, a court could order that the assets and liabilities of the issuer be substantively consolidated with those of the seller or an affiliate. Factors that may tend to support consolidation include the ownership of the issuer by the seller, the designation of officers or employees of the seller as directors, other than independent directors, of the issuer and the existence of indemnities by the seller for some liabilities of the issuer. The seller and the issuer have taken steps to reduce this risk. These steps include the fact that the issuer is a separate, special purpose limited liability company, the organizational documents of which require the issuer to comply with certain covenants that will respect the separateness of the issuer from the seller and provide that it will have two directors independent of the seller. Nonetheless, these steps may not be completely effective, and thus if the seller or an affiliate of the seller were to become a debtor in a bankruptcy case, a court may order that the assets and liabilities of the issuer be consolidated with those of the seller or an affiliate, thus resulting in delays or reductions in payments on the bonds.

   RECENT DEVELOPMENTS - LTV STEEL COMPANY

         Some of the risks described in this section have been illustrated in the bankruptcy cases of LTV Steel Company and certain affiliates, or LTV. Upon the debtors' motion for interim authority to use cash collateral, the bankruptcy judge allowed the debtors to use receivables (and the related cash proceeds) that had been transferred to LTV's special purpose finance subsidiary prior to the commencement of the bankruptcy case and pledged by the subsidiary to a third party. As adequate protection for the transferred receivables, the court granted the pledgee a first priority unsecured claim against LTV and a security interest in receivables generated after commencement of the case. In a preliminary ruling denying the pledgee relief from the order, the court observed that the ultimate issue of whether LTV actually sold the receivables to the special purpose finance subsidiary was a fact-intensive issue that could not be resolved without extensive discovery and an evidentiary hearing. The dispute was then settled in conjunction with the approval of senior secured financing that would retire the debt securities issued by the special purpose finance subsidiary.

         See "Risk Factors - Bankruptcy and creditors' rights issues," which begins on page 26.

                                   THE ISSUER

         The issuer is a limited liability company organized under the laws of the State of Delaware. The seller is the sole member of the issuer. The principal executive office of the issuer is located at 1000 Elm Street, P.O. Box 330, Manchester, New Hampshire 03105-0330. The telephone number of the issuer is
(603) 669-4000, ext. 3355. The seller organized the issuer for the limited purpose of holding and servicing the RRB property and issuing bonds secured by the RRB property and the other bond collateral and related activities. The issuer's organizational documents restrict it from engaging in other activities. The issuer does not have any employees, but Public Service Company will provide it with administrative services and office space according to the terms of an administration agreement. This agreement requires the issuer to pay Public Service Company the annual administration fee specified in the prospectus supplement, payable quarterly, for as long as Public Service Company provides these services. The assets of the issuer will consist primarily of the RRB property and the other collateral for the bonds. In addition, the issuer's organizational documents require it to operate in a manner intended to reduce the likelihood that it would be consolidated in the seller's bankruptcy estate if the seller becomes involved in a bankruptcy case.

         The issuer is a recently formed entity and, as of the date of this prospectus, has not carried on any business activities. We have included audited financial statements of the issuer beginning at page F-1 of this prospectus.

OFFICERS AND DIRECTORS

         The directors of the issuer oversee the management of its property and business. The following is a list of the officers and directors of the issuer upon the closing of the offering:

          Name                         Age          Title
          ----                         ---          -----
          Randy A. Shoop               43           President and Director

          John P. Stack                42           Vice President and Treasurer

          O. Kay Comendul              45           Secretary

          Robert A. Bersak             49           Assistant Secretary

          Gary A. Long                 49           Director

          Paul E. Ramsey               47           Director

          Christopher T. Burt          30           Director

          David O. Taylor              32           Director

         All of the issuer's officers and directors, other than those directors who are independent of Public Service Company and its affiliates, have served in their capacities since the organization of the issuer. The independent directors will begin to serve effective immediately prior to the closing of the offering. The officers and directors will devote as much time as is necessary to the affairs of the issuer. The issuer will have sufficient officers, directors and employees to carry on its business.

         Randy A. Shoop is Assistant Treasurer - Finance for the Northeast Utilities system and for Public Service Company. He began his Northeast Utilities career in 1997 as Manager - Bank Relations and he assumed his present position in September 1998. Prior to joining Northeast Utilities, Mr. Shoop was employed by United Technologies Corporation for 15 years, holding several management positions in a variety of finance positions responsible for corporate finance, foreign exchange and capital market transactions, as well as overseeing treasury operations.

         John P. Stack is Executive Director of Corporate Accounting and Taxes for Northeast Utilities and for Public Service Company. Mr. Stack joined the company in December 1998. Prior to joining the Company, Mr. Stack was an audit partner with Arthur Andersen LLP for over 3 years and was responsible for the audit services provided to Northeast Utilities.

         O. Kay Comendul is Assistant Secretary of the Northeast Utilities system and Secretary for Public Service Company. She joined Public Service Company in 1978 and was promoted to Assistant Secretary of Public Service Company in 1984. She transferred to the Northeast Utilities legal department and assumed her present position in April 1997.

         Robert A. Bersak is Assistant Secretary and Assistant General Counsel for Public Service Company. Mr. Bersak joined Northeast Utilities in 1986. He assumed his present position in 1993. Prior to joining the company, Mr. Bersak was an officer in the U.S. Air Force judge advocate general's department for 10 years.

         Gary A. Long is President and Chief Operating Officer for Public Service Company. Mr. Long joined Public Service Company in 1976 as an assistant engineer, after serving as an officer in the United States Air Force. Since that time, he has held various positions at Public Service Company in the areas of marketing, customer service, regulatory affairs, economic development, and rates. In February 2000, Mr. Long assumed the position of Senior Vice President responsible for marketing, corporate communications, customer services, governmental affairs and economic development. He assumed his present position on July 1, 2000.

         Paul E. Ramsey is Vice President - Customer Services for Public Service Company. Mr. Ramsey joined Public Service Company in 1975 and has held various staff and management positions in accounting and budgeting. He was promoted to Assistant Comptroller in 1984 and to Comptroller in 1991. In 1993, he assumed the role of Division Manager - Customer Services. He was named Vice President - Customer Operations in June, 1997 and assumed his present position in July, 2000.

         Christopher T. Burt will serve as an independent director of the issuer. Mr. Burt joined Global Securitization Services, LLC in December 1999 as an Assistant Vice President and has been a Vice President since December 2000. Prior to joining Global Securitization Services, LLC, Mr. Burt worked for BancBoston Robertson Stephens as an Administrator from September 1996 to September 1998 and worked for Chase Manhattan Bank as a Trust Officer from September 1998 to December 1999.

         David O. Taylor will serve as an independent director of the issuer. Mr. Taylor joined Global Securitization Services, LLC in August 1999 as an Assistant Vice President and has been a Vice President since December 2000. Prior to joining Global Securitization Services, LLC, Mr. Taylor was a consultant at Phoenix Technologies, KK from October 1995 to April 1997 and an Assistant Treasurer at Bankers Trust Company, a division of Deutsche Bank, from April 1997 to August 1999.

         The issuer will not compensate its officers and will not compensate its directors, other than the two directors that are independent of Public Service Company and its affiliates, for their services on behalf of the issuer. The initial aggregate annual compensation for both of the independent directors will be $2,000. Any officer will serve at the discretion of the issuer's sole member. The issuer's organizational documents provide that it will indemnify its officers and directors against liabilities incurred in connection with their services on behalf of the issuer.

                             THE SELLER AND SERVICER

         Public Service Company was incorporated under New Hampshire law in 1926. Public Service Company is an electric company primarily engaged in the business of providing electric service to retail customers in an area of approximately 5,445 square miles, including 198 communities. In 2000, Public Service Company served approximately 433,000 customers.

         Public Service Company is regulated by the Public Utilities Commission and the Federal Energy Regulatory Commission. Public Service Company is also regulated by the Nuclear Regulatory Commission because of its ownership of nuclear generation assets.

         Public Service Company is a wholly owned subsidiary of Northeast Utilities. On October 13, 1999, Northeast Utilities entered into a merger agreement with Consolidated Edison, Inc. pursuant to which Northeast Utilities would become a wholly owned subsidiary of Consolidated Edison. On March 5, 2001, Northeast Utilities announced that Consolidated Edison had advised Northeast Utilities that Consolidated Edison was not willing to close the merger on the previously agreed upon terms. Northeast Utilities said that it had notified Consolidated Edison that it was treating its refusal to proceed on the terms set forth in the merger agreement as a repudiation and breach of the merger agreement, and that it will file suit to obtain the benefits of the transaction as negotiated for Northeast Utilities's shareholders. On March 6, 2001, Consolidated Edison announced that, in response to Northeast Utilities's action, Consolidated Edison had filed suit against Northeast Utilities in the Federal District Court in the Southern District of New York seeking a declaratory judgment that Northeast Utilities has failed to satisfy conditions precedent under the merger agreement. On March 12, 2001, Northeast Utilities announced that it had filed suit against Consolidated Edison in the Federal District Court in the Southern District of New York seeking damages in excess of $1 billion arising from Consolidated Edison's breach of the merger agreement.

         On January 28, 1988, Public Service Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. In April 1990, the United States Bankruptcy Court confirmed a two-step plan of reorganization pursuant to which Northeast Utilities would acquire Public Service Company. Pursuant to this plan, on May 16, 1991, Public Service Company emerged from bankruptcy, and on June 5, 1992, Public Service Company became a wholly owned subsidiary of Northeast Utilities.

PUBLIC SERVICE COMPANY REVENUES, CUSTOMER BASE AND ENERGY CONSUMPTION

         Several factors influence the number of Public Service Company's retail customers and their electric energy consumption. One of these factors is the general economic climate in Public Service Company's service territory, which affects migration of residential, commercial and industrial customers into or out of the service territory. Another factor influencing sales of electricity is temperature. Public Service Company's electricity sales are typically higher in the winter and summer when heating or cooling demands are highest than in the spring and fall when temperatures tend to be more moderate. The level of business activity of commercial and industrial customers also tends to influence their electricity consumption. Other factors affecting the electricity consumption of retail customers, primarily over the longer term, include the availability of more energy-efficient appliances and other products and retail customers' ability to acquire these products.

         The table below sets forth Public Service Company's total retail revenues from retail sales of electrical energy for the years 1995 to 2000:

                           RETAIL REVENUES (000,000S)

                         1995         1996          1997           1998           1999          2000
                         ----         ----          ----           ----           ----          ----
Residential              $329         $333          $331           $335           $357          $355
Commercial                278          276           275            286            302           306
Industrial                180          173           168            183            189           195
Other                       6            6             6              6              6             6
                         ----         ----          ----           ----           ----          ----
              Total      $793         $788          $780           $810           $854          $862
                         ====         ====          ====           ====           ====          ====


         The table below sets forth Public Service Company's monthly average number of retail customers by class for the years 1995 to 2000:

                MONTHLY AVERAGE NUMBER OF RETAIL CUSTOMERS (000S)

                         1995         1996          1997           1998           1999          2000
                         ----         ----          ----           ----           ----          ----
Residential               350          351           351            362            367           372
Commercial                 52           53            54             56             57            58
Industrial                2.9          2.8           2.9            2.9            2.9           2.9
Other                      .4           .4            .4             .4             .4            .5
                         ----         ----          ----           ----           ----          ----
              Total       405          407           408            421            427           433
                         ====         ====          ====           ====           ====          ====


         The table below sets forth Public Service Company's retail energy sales for the years 1995 to 2000:

                      RETAIL ENERGY SALES (GIGAWATT-HOURS)

                            1995         1996         1997          1998           1999          2000
                           -----        -----        -----         -----          -----         -----
Residential                2,286        2,306        2,288         2,307          2,447         2,474
Commercial                 2,341        2,331        2,344         2,396          2,536         2,614
Industrial                 1,791        1,807        1,804         1,883          1,952         2,026
Other                         21           22           22            23             22            22
                           -----        -----        -----         -----          -----         -----
              Total        6,439        6,466        6,458         6,609          6,957         7,136
                           =====        =====        =====         =====          =====         =====


ESTIMATED CONSUMPTION AND VARIANCES

         Public Service Company's calculation of the initial RRB charge and subsequent adjustments are based on electricity sales estimates. The servicer will use these estimates to calculate and set the RRB charge at a level intended to generate revenues sufficient to pay principal of and interest on the bonds, to pay fees and expenses (including indemnities) related to servicing and retiring the bonds, to replenish the capital subaccount, to fund the overcollateralization amount and to fund the interest reserve amount.

         Public Service Company conducts sales estimate variance analyses on a regular basis to monitor the accuracy of energy estimates against recorded consumption. The table below presents the estimates of Public Service Company's retail energy sales in gigawatt-hours for the years 1995 to 2000. There are 1,000,000 kilowatt-hours in a gigawatt-hour. Each estimate was made in the prior year. For example, the 1995 estimate of 6,450 gigawatt-hours was prepared in 1994.

                                ANNUAL VARIANCES
                      RETAIL ENERGY SALES (GIGAWATT-HOURS)

                            1995         1996         1997          1998           1999          2000
                            ----         ----         ----          ----           ----          ----
Estimate                   6,450        6,406        6,355         6,427          6,700         6,937
Actual                     6,439        6,466        6,458         6,609          6,957         7,136
Variance                     -11           60          103           182            257           199
Percentage Variance         -0.2%         0.9%         1.6%          2.8%           3.8%          2.9%

         Actual usage depends on several factors, including temperatures and economic conditions. For example, while Public Service Company's methodology for estimating usage assumes normal conditions, abnormally hot summers can add an extra 1 to 2 percent in electricity sales. Regional economic conditions can also affect sales as retail customers curb electricity usage to save money, businesses close and retail customers migrate from Public Service Company's service territory. Accordingly, variations in conditions will affect the accuracy of any estimate.

BILLING AND COLLECTIONS

   CREDIT POLICY

         Public Service Company's credit and collections policies are regulated by the Public Utilities Commission. Under the Public Utilities Commission's regulations, Public Service Company is obligated to provide service to all customers within its service territory.

         As a general rule all requests for electric service are processed telephonically at Public Service Company's call center. Customer names are reviewed automatically for prior service before service is established. Residential customers with poor credit history may be required to pay a deposit. Non-residential accounts without a previous satisfactory credit history are required to pay a deposit. The security deposit may be in the form of a cash deposit, surety bond, and/or an irrevocable letter of credit. The amount of security is normally an estimate of two months' bills.

         According to the Public Utilities Commission's regulations, Public Service Company may refuse to provide service, at any location, to an applicant who is indebted to it for any service previously furnished to the applicant. Public Service Company will commence service, however, if a reasonable payment plan for the indebtedness is first made between a residential applicant and Public Service Company, and it may likewise commence service for an industrial or commercial applicant.

   BILLING PROCESS

         Public Service Company bills its customers in 20 billing cycles each month. These billing cycles range from 28 to 33 days, with an average of 30 days. An approximately equal number of bills are distributed each business day. During 2000, Public Service Company mailed out an average of approximately 22,000 bills per billing cycle (i.e., on each business day) to customers in its various customer categories.

         Approximately 11,000 residential and small business customers, which constitutes approximately 2.5 percent of Public Service Company's retail customers, choose to be billed using Public Service Company's budget billing program. For these customers Public Service Company determines and bills a monthly budget amount based on the last twelve months of billing history for each account. Customers receive eleven equal monthly budget bills. Overpayments or underpayments for actual usage during the prior year are reconciled on each customer's twelfth month budget bill. The budget amount is recalculated every four months, if necessary.

         For accounts with potential billing errors, exception reports are generated for manual review. This review examines accounts that have abnormally high or low bills, potential meter-reading errors and possible meter malfunctions.

   COLLECTION PROCESS

         Public Service Company receives the majority of its payments via the U.S. mail; however, other payment options are also available. These options include electronic payments, electronic fund transfers, as well as direct payment at Public Service Company's contracted payment agency network.

         Public Service Company considers customer bills to be delinquent if they are unpaid after the next month's bill is rendered, which is generally 30 days after the billing date. In general, Public Service Company's collection process begins when balances are unpaid for 60 days or more from the billing date for residential customers or for 30 days or more from the billing date for non-residential customers. At that time Public Service Company begins collection activities ranging from delinquency notice mailings, to telephone calls, to personal collection and ending with electricity shutoff. Public Service Company also uses collection agencies and legal collection experts as needed throughout this process.

   RESTORATION OF SERVICE

         Before restoring service that has been shut off for non-payment, Public Service Company has the right to require the payment of all of the following charges:

         o amounts owing on an account including the amount of any past-due balance for charges for which Public Service Company may disconnect service if they are unpaid and legal notice requirements were met prior to service termination, and a credit deposit, if applicable;

         o any miscellaneous charges associated with the reconnection of service (i.e., reconnection charges and/or returned check charges);

         o any charges assessed for unusual costs incidental to the termination or restoration of service which have resulted from the customer's action or negligence; and

         o any unpaid closing bills from other accounts in the name of the customer of record.

LOSS EXPERIENCE

         The following table sets forth information relating to Public Service Company's annual net charge-offs (i.e., net of recoveries) for retail customers for the years 1995 to 2000:

                             1995         1996          1997           1998           1999           2000
                             ----         ----          ----           ----           ----           ----
Net Charge-Offs
(000,000s):                 $2.81        $2.68         $3.18          $2.29          $2.19          $1.65
Percentage of
   Retail
   Revenues:                 0.35%        0.34%         0.41%          0.28%          0.26%          0.19%

         Public Service Company determines a customer's account to be inactive on the date:

         o        the customer requests discontinuance of service,

         o a new customer applies for service at a location where the customer of record has not yet discontinued service, or

         o        the customer's service has been shut off due to non-payment.

         Public Service Company's policy is to charge-off an inactive account against bad debt reserves 45 days after the date the account is determined to be inactive if payment has not been received.

AGING RECEIVABLES

         The following table sets forth information relating to the aging of Public Service Company's accounts receivable for all classes of customers on December 31st of each year shown. This historical information is presented because Public Service Company's actual accounts receivable aging experience may affect the amounts charged-off, and consequently the total amounts remitted, that arise from the RRB charge.

                             1995         1996          1997           1998           1999           2000
                             ----         ----          ----           ----           ----           ----
Percentage Outstanding
For:
      1 - 30 days            81.4%        80.1%         80.8%          79.6%          82.5%          84.0%
      31 - 60 days           13.2         13.7          13.6           14.5           12.5           11.6
      61 - 90 days            3.3          3.7           3.5            3.8            3.3            2.9
      over 90 days            2.1          2.5           2.1            2.1            1.7            1.5

         During the last six years, the accounts receivable aging experience for Public Service Company has remained relatively consistent with no discernible trend upwards or downwards. We are not aware of any material factors that caused the accounts receivable aging experience to vary.

                                    SERVICING


SERVICING PROCEDURES

         The servicer will manage, service and administer, and bill and collect payments arising from, the RRB property according to the terms of the servicing agreement between the servicer and the issuer. The servicer's duties will include responding to inquiries of customers and the Public Utilities Commission regarding the RRB property and the RRB charge, calculating electricity usage, accounting for collections, furnishing periodic reports and statements to the issuer, the trustee and the rating agencies and periodically adjusting the RRB charge.

         The servicer, on behalf of the bondholders, will institute any action or proceeding necessary to compel performance by the Public Utilities Commission or the State of New Hampshire of any of their obligations or duties under the securitization statute, the finance order or any true-up letter. In addition, the servicer will take legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying in hearings or similar proceedings, as may be reasonably necessary to block or overturn any attempts to cause a repeal of, modification of or supplement to the securitization statute or the finance order or the rights of holders of RRB property by executive action, legislative enactment or constitutional amendment or (if such means become available in the future) referendum or initiative petition that would be adverse to bondholders, the issuer or the trustee. The cost of any action will be payable from payments arising from the RRB charge as an expense of the issuer.

SERVICING STANDARDS AND COVENANTS

         The servicing agreement will require the servicer, in servicing and administering the RRB property, to employ or cause to be employed procedures and exercise or cause to be exercised the same care it customarily employs and exercises in servicing and administering bill collections for its own account and for others.

         Consistent with the foregoing, the servicer may in its own discretion waive any late payment charge or any other fee or charge relating to delinquent payments, if any, and may waive, vary or modify any terms of payment of any amounts payable by a customer, in each case, if the waiver or action:

         o would comply with the servicer's customary practices or those of any successor servicer for comparable assets that it services for itself and for others;

         o        would not materially adversely affect the bondholders; and

         o        would comply in all material respects with applicable law.

In addition, the servicer may write off any amounts that it deems uncollectible according to its customary practices.

         In the servicing agreement, the servicer will covenant that, in servicing the RRB property it will:

         o manage, service, administer and make collections of payments arising from the RRB property with reasonable care and in compliance with applicable law, including all applicable guidelines of the Public Utilities Commission, using the same degree of care and diligence that the servicer exercises for bill collections for its own account and, if applicable, for others;

         o follow customary standards, policies and procedures for the industry in performing its duties as servicer;

         o use all reasonable efforts, consistent with its customary servicing procedures, to bill and collect the RRB charge;

         o comply in all material respects with laws applicable to and binding on it relating to the RRB property;

         o submit semiannually a true-up letter to the Public Utilities Commission seeking an adjustment, if any, of the RRB charge; and

         o submit monthly a true-up letter to the Public Utilities Commission seeking an adjustment, if any, of the RRB charge if it reasonably determines that an adjustment is then necessary to assure timely payment of scheduled amortization on the bonds.

REMITTANCES TO COLLECTION ACCOUNT

         Starting with collections that are received on the first business day that is at least 45 days after the first day on which Public Service Company imposes the RRB charge, the servicer will remit daily to the trustee, within 2 business days after receipt, an amount equal to the RRB charges collected, calculated based on the servicer's remittance methodology. Public Service Company's remittance methodology is as follows:

         o Gross customer collections received will be deposited and posted to Public Service Company's accounts receivable system.

         o The amount deposited will be adjusted by deducting an amount for dishonored checks and by adding an amount for write-off recoveries to determine net collections for each of Public Service Company's customer classes.

         o Net collections for each customer class will be multiplied by the applicable RRB percentage (determined as described below) for such customer class to determine the amount of RRB charge collected for that customer class.

         o The total of the RRB charges collected for all customer classes will be remitted to the trustee.

         For net collections received on any day that occurs before two full billing months have elapsed since the first day on which Public Service Company imposed the RRB charge, the applicable RRB percentage for a customer class is determined by dividing the initial RRB charge (cents per kilowatt-hour) for such customer class by the total rate (cents per kilowatt-hour) in effect for such customer class on the first day on which Public Service Company imposed the RRB charge. For net collections received on any day that occurs after two full billing months have elapsed since the first day on which Public Service Company imposed the RRB charge, the applicable RRB percentage for a customer class is determined by dividing the aggregate amount of all RRB charges billed by Public Service Company to all customers in such customer class by the aggregate of all amounts billed by Public Service Company to all customers in such customer class, in each case during the second preceding billing month.

         The servicer may be permitted to remit collections to the trustee as infrequently as monthly, but only if the servicer has received written confirmation from each rating agency that this change will not result in a reduction or withdrawal of the then current ratings on any class of bonds (except that with regard to Moody's it will be sufficient to provide 10 days' prior notice of the change).

SERVICING COMPENSATION

         The servicer will be entitled to receive an annual servicing fee in an amount equal to:

         o        0.25 percent of the outstanding principal amount of the bonds;
                  or

         o up to 1.50 percent of the outstanding principal balance of the bonds if the RRB charge is being billed separately to customers by a successor servicer.

The trustee will pay the servicing fee in quarterly installments (together with any portion of the servicing fee that remains unpaid from prior payment dates) to the extent of available funds in the collection account prior to the payment of any principal of and interest on the bonds. See "Description of the Bonds - Allocations and Payments," which begins on page 57.

THIRD PARTY SUPPLIERS

         Although the Public Utilities Commission has not authorized third party suppliers to provide electricity metering and billing services, if the Public Utilities Commission were to authorize third party suppliers to provide these services, third party suppliers may have the opportunity to bill, collect and remit the RRB charge in the future. To mitigate the risks associated with a third party supplier, see "Risk Factors - Problems with the servicing of RRB property may cause payment delays or losses - Billing of the RRB charge by third party suppliers may cause delays in remittances," which begins on page 25, and "Risk Factors - Bankruptcy and creditors' rights issues - Bankruptcy of the servicer or a third party supplier could also delay or reduce payments," which begins on page 27, the Public Utilities Commission states in its finance order issued to Public Service Company that it will not permit, approve or require the billing, collection and remittance of the RRB charge unless the following minimum standards apply:

         o The third party supplier must provide the servicer with access to information regarding kilowatt-hour billing and electricity usage by customers to permit the servicer to fulfill its obligations under the servicing agreement.

         o The servicer will be entitled, within seven days after a default by a third party supplier in remitting to the servicer any amounts arising from the RRB charge, to assume responsibility for billing the RRB charge to the customers of the third party supplier or to assign that responsibility to a third party.

         o If and so long as a third party supplier does not maintain at least a "BBB" (or the equivalent) long-term unsecured credit rating from Moody's or S&P, a third party supplier will be required to maintain with the servicer, or as directed by the servicer, a cash deposit or comparable security equal to one month's maximum estimated collections of payments arising from the RRB charge, as agreed upon by the servicer and the third party supplier.

         o The third party supplier must agree to remit the full amount of the RRB charge it bills to customers, regardless of whether payments are received from customers, within 15 days after the servicer's bill for such charges.

The finance order also provides that the foregoing minimum standards may be modified in accordance with the terms of the transaction documents relating to the issuance of the bonds, subject to approval by the Public Utilities Commission and written confirmation from each rating agency then maintaining a rating on the bonds that the change will not adversely affect the ratings then outstanding on the bonds.

         The third party supplier will, in effect, replace the customer as the obligor for payments arising from the RRB charge, and the servicer, on behalf of the issuer, will have no right to collect such payments from the customer.

In the event of a default in the remittance of payments arising from the RRB charge by a third party supplier, the servicer will take these amounts into account in adjusting the RRB charge.

         Neither the servicer nor Public Service Company in any capacity apart from its capacity as servicer will pay any shortfalls resulting from the failure of any third party supplier to remit payments arising from the RRB charge to the servicer. The true-up adjustment mechanism for the RRB charge, as well as the overcollateralization amount and the amounts deposited in the capital subaccount and the interest reserve subaccount, are intended to mitigate the risk of shortfalls. Any shortfalls that occur will delay the payment of principal of and interest on the bonds.

SERVICER REPRESENTATIONS AND WARRANTIES

         In the servicing agreement, the servicer will represent and warrant to the issuer, as of the closing of the issuance of the bonds, among other things, that:

         o the servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire, with corporate power and authority to own its properties as owned by it on the closing date and to conduct its business as its business is conducted by it on the closing date and to execute, deliver and carry out the terms of the servicing agreement;

         o the execution, delivery and carrying out of the terms of the servicing agreement have been duly authorized by all necessary corporate action on the part of the servicer;

         o the servicing agreement constitutes a legal, valid and binding obligation of the servicer, enforceable against it in accordance with its terms, subject to insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

         o the consummation of the transactions contemplated by the servicing agreement does not conflict with the servicer's articles of organization or by-laws or any material agreement to which the servicer is a party or bound, result in the creation or imposition of any lien on the servicer's properties pursuant to a material agreement or violate any existing law or any existing order, rule or regulation applicable to the servicer so as to adversely affect the servicer or the bondholders;

         o the servicer has all material licenses necessary for it to perform its obligations under the servicing agreement (except where failure to obtain such licenses would not be reasonably likely to adversely affect the servicing of the RRB property);

         o no governmental approvals, authorizations or filings are required for the servicer to execute, deliver and perform its obligations under the servicing agreement except those which have previously been obtained or made and those that the servicer is required to make in the future under the servicing agreement or pursuant to applicable law; and

         o no court or administrative proceeding is pending and, to the servicer's knowledge, no court or administrative proceeding is threatened and, to the servicer's knowledge, no investigation is pending or threatened, asserting the invalidity of, or seeking to prevent the consummation of the transactions contemplated by, the servicing agreement or seeking a determination that might materially and adversely affect the performance by the servicer of its obligations under, or the validity or enforceability of, the servicing agreement.

         In the event of willful misconduct or negligence by the servicer under the servicing agreement or in the event of the servicer's breach in any material respect of any of the representations and warranties in the preceding paragraph, the servicer will indemnify, defend and hold harmless the issuer and the bondholders against any costs, expenses, losses, claims, damages and liabilities incurred as a result of these events. The bondholders, however, may only enforce their rights against the servicer through an action brought by the trustee. The servicer will not be liable for any costs, expenses, losses, claims, damages or liabilities resulting from the willful misconduct or gross negligence of the indemnified persons. The servicer also will not be liable for any costs, expenses, losses, claims, damages or liabilities, regardless of when incurred, after the bonds have been discharged in full.

         The servicer will indemnify, defend and hold harmless the trustee, the State of New Hampshire, the State Treasurer, agencies of the State of New Hampshire and any of their respective affiliates, officials, officers, directors, employees, consultants, counsel and agents against any costs, expenses, losses, claims, damages and liabilities incurred as a result of the willful misconduct or negligence of the servicer under the servicing agreement or the servicer's breach in any material respect of any of the representations and warranties above. The servicer will not be liable for any costs, expenses, losses, claims, damages or liabilities resulting from the willful misconduct or gross negligence of the indemnified person or resulting from a breach of a representation or warranty made by an indemnified person in the transaction documents that gives rise to the servicer's breach.

STATEMENTS BY SERVICER

         The servicer will prepare, and the trustee will furnish to the bondholders on each payment date the statement described under "Description of the Bonds - Reports to Bondholders," which begins on page 63.

EVIDENCE AS TO COMPLIANCE

         The servicing agreement will provide that a firm of independent public accountants, at the issuer's expense, will furnish to the issuer, the trustee and the rating agencies on or before March 31 of each year, beginning March 31, 2002, a statement as to compliance by the servicer with standards relating to the servicing of the RRB property during the preceding twelve months ended December 31 (or preceding period since the closing date of the issuance of the bonds in the case of the first statement). This report will state that the accounting firm has performed agreed upon procedures in connection with the servicer's compliance with the servicing procedures of the servicing agreement, identifying the results of the procedures and including any exceptions noted. The report will also indicate that the accounting firm providing the report is independent of the servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

         The servicing agreement will also provide for delivery to the issuer, the trustee and the rating agencies, on or before March 31 of each year, beginning March 31, 2002, of a certificate signed by an officer of the servicer stating that the servicer has fulfilled its obligations under the servicing agreement throughout the preceding twelve months ended December 31 (or preceding period since the closing date of the issuance of the bonds in the case of the first certificate) or, if there has been a default in the fulfillment of any material obligation under the servicing agreement, describing each such material default. The servicer has agreed to give the issuer and the trustee notice of servicer defaults under the servicing agreement.

         You may obtain copies of the statements and certificates by sending a written request addressed to the trustee.

MATTERS REGARDING THE SERVICER

         The servicing agreement will provide that Public Service Company may not resign from its obligations and duties as servicer under the servicing agreement, except when either:

         o Public Service Company determines that performance of its duties is no longer permissible under applicable law; or

         o Public Service Company receives notice from the rating agencies that Public Service Company's resignation will not result in a reduction or withdrawal of the then current ratings on any class of bonds and consent of the Public Utilities Commission (except that with regard to Moody's it will be sufficient to provide 10 days' prior notice of the resignation).

No resignation by Public Service Company as servicer will become effective until a successor servicer has assumed Public Service Company's servicing obligations and duties under the servicing agreement.

         The servicing agreement will further provide that neither the servicer nor any of its directors, officers, employees, or agents will be liable to the issuer or any other person or entity, except as provided under the servicing agreement, for taking any action or for refraining from taking any action under the servicing agreement or for errors in judgment. The servicing agreement will not protect the servicer or any of its directors, officers, employees or agents against any liability that would otherwise be imposed by reason of their willful misconduct or negligence in the performance of duties. In addition, the servicing agreement will provide that the servicer is under no obligation to appear in, prosecute, or defend any legal action, except as provided in the servicing agreement at the issuer's expense.

         Under the circumstances specified in the servicing agreement, any entity into which the servicer may be merged or consolidated, or any entity resulting from any merger or consolidation to which the servicer is a party, or any entity succeeding to the business of the servicer or its obligations as servicer, will be the servicer under the servicing agreement. In each such case, the successor must expressly assume the obligations of the servicer under the servicing agreement. Other than in these cases and in the case of a servicer resignation as described above, the servicing agreement may not be assigned by the servicer.

SERVICER DEFAULTS

         Servicer defaults under the servicing agreement will include, among other things:

         o any failure by the servicer to remit payments arising from the RRB charge into the collection account as required under the servicing agreement, if such failure continues unremedied for 5 business days after written notice from the issuer or the trustee is received by the servicer;

         o any failure by the servicer duly to observe or perform in any material respect any other covenant or agreement in the servicing agreement, if such failure materially and adversely affects the rights of bondholders and continues unremedied for 60 days after the giving of notice of such failure (a) to the servicer by the issuer or (b) to the servicer by the trustee or by holders of bonds evidencing not less than 25 percent in principal amount of the outstanding bonds;

         o the inaccuracy in any material respect when made of any representation or warranty made by the servicer in the servicing agreement, if such inaccuracy has a material adverse effect on the bondholders and such material adverse effect continues unremedied for a period of 60 days after the giving of notice to the servicer by the issuer or the trustee; and

         o events of bankruptcy, insolvency, receivership or liquidation of the servicer.

RIGHTS WHEN SERVICER DEFAULTS

         If a servicer default remains unremedied, either the trustee or holders of bonds evidencing not less than 25 percent in principal amount of then outstanding bonds may terminate all the rights and obligations of the servicer (other than the servicer's indemnity obligations) under the servicing agreement. A successor servicer appointed by the issuer, subject to the approval of the Public Utilities Commission, and with the trustee's consent, will succeed to all the responsibilities, duties and liabilities of the servicer under the servicing agreement upon its assuming in writing the obligations of the servicer thereunder. If the issuer has not obtained a successor servicer within 30 days after a termination notice has been delivered to the defaulting servicer, the trustee may appoint, or petition a court of competent jurisdiction for the appointment of, a successor servicer. In order to qualify as a successor servicer, such entity must be permitted to perform the duties of a servicer under the Public Utilities Commission regulations, the rating agencies must confirm that appointment of such successor servicer will not result in a reduction or withdrawal of the then current rating of the bonds (except that with regard to Moody's it will be sufficient to provide 10 days' prior notice of the appointment) and the successor servicer must assume in writing the obligations of the servicer under the servicing agreement or enter into a substantially similar servicing agreement with the issuer. The trustee may make arrangements for compensation to be paid to the successor servicer.

         In addition, when the servicer defaults, each of the following will be entitled to apply to the Public Utilities Commission for sequestration and payment of revenues arising from the RRB property:

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
         o the bondholders (subject to the provisions of the indenture) and the trustee as beneficiary of any statutory lien permitted by the securitization statute;

         o        the issuer or its assignees; and

         o pledgees or transferees, including transferees under the securitization statute, of the RRB property.

If, however, a bankruptcy trustee or similar official has been appointed for the servicer, and no servicer default other than an appointment of a bankruptcy trustee or similar official has occurred, the bankruptcy trustee or similar official may have the power to prevent the trustee or the bondholders from effecting a transfer of servicing.

WAIVER OF PAST DEFAULTS

         Holders of bonds evidencing at least a majority in principal amount of the then outstanding bonds, on behalf of all bondholders, may waive any default by the servicer in the performance of its obligations under the servicing agreement and may waive the consequences of any default, except a default in making any required remittances to the collection account under the servicing agreement. The servicing agreement provides that no waiver will impair the bondholders' rights relating to subsequent defaults.

SUCCESSOR SERVICER

         If for any reason a third party assumes the role of the servicer under the servicing agreement, the servicing agreement will require the servicer to cooperate with the issuer, the trustee and the successor servicer in terminating the servicer's rights and responsibilities under the servicing agreement, including the transfer to the successor servicer of all cash amounts then held by the servicer for remittance or subsequently acquired. The servicing agreement will provide that, in case a successor servicer is appointed as a result of a servicer default, all reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with transferring all relevant records to the successor servicer and amending the servicing agreement to reflect such succession as servicer shall be paid by the predecessor servicer upon presentation of reasonable documentation of such costs and expenses. All other reasonable costs and expenses incurred in transferring servicing responsibilities to a successor servicer shall be paid by the issuer.

AMENDMENT

         The servicing agreement may be amended by the parties thereto, without the consent of the bondholders (notwithstanding any provision of any other document that would otherwise require such consent as a precondition of trustee consent), but with the consent of the trustee (which consent may not be unreasonably withheld) to cure any ambiguity, to correct or supplement any provision thereof or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of that agreement or of modifying in any manner the rights of the bondholders, provided that the action will not, as certified in a certificate of an officer of the servicer delivered to the trustee and the issuer, adversely affect in any material respect the interest of any bondholder. The servicing agreement may also be amended by the servicer and the issuer with the consent of the trustee (which consent may not be unreasonably withheld) and the holders of bonds evidencing at least a majority in principal amount of the then outstanding bonds for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the agreement or of modifying in any manner the rights of the bondholders; provided that an amendment of the provisions of the servicing agreement relating to the servicer's remittance and RRB charge adjustment obligations will not result in a reduction or withdrawal of the then existing rating of the bonds by the rating agencies (except that with regard to Moody's it will be sufficient to provide 10 days' prior notice of the amendment).

         Each rating agency will be given 10 business days' prior notice of any amendment to the servicing agreement, the indenture and the other transaction documents relating to the issuance of the bonds. Each rating agency will also receive a copy of any material notice, filing or report distributed by the servicer, the issuer's independent accountants, the issuer or the trustee under the servicing agreement, the indenture and the other transaction documents relating to the issuance of the bonds.

                            DESCRIPTION OF THE BONDS

         The issuer will issue the bonds under the terms of an indenture between the issuer and the trustee. The following summary describes the material terms and provisions of the indenture. The particular terms of the bonds of any class will be established in the indenture. This summary is not complete. You should read this summary together with the prospectus supplement and the terms and provisions of the indenture, a form of which is filed as an exhibit to the registration statement relating to this prospectus, prior to buying the bonds.

         The issuer may issue the bonds in one or more classes. All bonds of the same class will be identical in all respects except for their denominations. The issuer may not issue any additional bonds under the indenture other than in connection with the replacement, transfer or exchange of bonds initially issued thereunder. Each series of bonds will be issued under a substantially identical indenture.

SECURITY

         To secure the payment of principal of and interest on the bonds and payment of all amounts due and owing to the trustee and other persons indemnified under the indenture and the fee and indemnity agreeement, the issuer will grant to the trustee a security interest in all of the issuer's right, title and interest in and to:

         o        the RRB property;

         o        the statutory lien under the securitization statute;

         o the sale agreement (including the security interest granted therein by the seller to the issuer with respect to the RRB property);

         o        the servicing agreement;

         o        the administration agreement;

         o the collection account and all amounts or investment property on deposit in the collection account;

         o all other property of whatever kind owned from time to time by the issuer; and

         o        all proceeds on account of any or all of the foregoing.

We refer to the assets in which the issuer will grant the trustee a security interest as the bond collateral. The bond collateral will not include, however, the following:

         o amounts in the collection account released as permitted under the indenture, including net investment earnings on the capital subaccount and the servicer advance subaccount that have been released to the issuer by the trustee under the terms of the indenture; and

         o proceeds from the sale of the bonds required to pay costs of issuance of the bonds.

COLLECTION ACCOUNT

         The issuer will establish, in the name of the trustee, a collection account to hold amounts remitted to it by the servicer, including RRB charge collections. The collection account will be a segregated trust account with an eligible institution (as described in the next paragraph). The trustee will hold the collection account for the benefit of the bondholders. The collection account will consist of six subaccounts:

         o        a general subaccount;

         o        a reserve subaccount;

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
         o an overcollateralization subaccount for the overcollateralization amount;

         o        a capital subaccount for capital contributed to the issuer;

         o an interest reserve subaccount for the interest reserve amount; and

         o a servicer advance subaccount for additional capital contributed to the issuer.

All amounts in the collection account not allocated to any other subaccount will be allocated to the general subaccount. Unless the context indicates otherwise, all references to the collection account include each of the six subaccounts.

         An "eligible institution" means (a) the corporate trust department of the trustee or (b) a depository institution organized under the laws of the United States of America or any state or the District of Columbia (or any domestic branch of a foreign bank), (i) which has either a long-term unsecured debt rating of "AAA" by S&P and Fitch and "Aaa" by Moody's or a certificate of deposit rating of "A-l+" by S&P, "F1+" by Fitch and "P-1" by Moody's, or any other long-term, short-term or certificate of deposit rating acceptable to S&P, Moody's and Fitch and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

         Funds in the collection account may be invested in any of the following:

         o direct obligations of, or obligations fully and unconditionally guaranteed as to timely payment by, the United States of America;

         o demand deposits, time deposits or certificates of deposit or bankers' acceptances of institutions whose commercial paper or other short term debt obligations have a rating in the highest investment category from S&P, Moody's and Fitch (if rated by Fitch);

         o commercial paper or other short-term obligations (other than those issued by Public Service Company or its affiliates) having, at the time of investment, a rating in the highest investment category from S&P, Moody's and Fitch (if rated by Fitch);

         o money market funds having a rating in the highest investment category from S&P, Moody's and Fitch (if rated by Fitch);

         o repurchase obligations for any security that is a direct obligation of, or fully guaranteed by, the United States of America or its approved agencies or instrumentalities, entered into with institutions whose commercial paper or other short term debt obligations have a rating in the highest investment category from S&P, Moody's and Fitch (if rated by Fitch);

         o repurchase obligations with respect to any security or whole loan entered into with an institution that has the minimum ratings set forth in the indenture; or

         o        any other investment permitted by S&P, Moody's and Fitch.

In each case, the investment must mature on or before the business day preceding the next payment date, and in some cases, the obligor must meet additional minimum requirements. We refer to each of the investments listed above as the "eligible investments." The trustee will have access to the collection account for the purpose of making deposits and withdrawals under the indenture.

         The servicer will account for, and ultimately credit to retail customers, any amounts remaining in the collection account (other than the capital subaccount and the servicer advance subaccount and an amount equal to interest earnings thereon) after the bonds are paid in full, such as any overcollateralization amounts and interest reserve amounts, including interest earnings thereon. These amounts will be released to the issuer when the bonds are retired. These amounts will inure to the benefit of retail customers through a credit to their rates.

INTEREST AND PRINCIPAL

         Interest will accrue on the principal balance of a class of bonds at the per annum rate specified in the prospectus supplement and will be payable on the payment dates specified in the prospectus supplement. Collections arising from the RRB charge held by the trustee in the general subaccount and any amounts that are available in the reserve subaccount, the overcollateralization subaccount, the interest reserve subaccount and the capital subaccount (except interest earnings) will be used on each payment date to make interest payments to the bondholders of each class.

         Principal of each class of bonds will be payable in the amounts and on the payment dates specified in the prospectus supplement to the extent of available cash in the collection account, and with the other limitations described below. The prospectus supplement will set forth the expected amortization schedule for the various classes of bonds. On any payment date, absent an event of default under the indenture, the issuer will pay principal of a class of bonds only until the outstanding principal balance of that class has been reduced to the principal balance specified in the expected amortization schedule.

         However, if insufficient funds arising from the RRB charge collections, or available in the reserve subaccount, the overcollateralization subaccount and the capital subaccount, are in the collection account on any payment date, principal of any class of bonds may be paid later than expected. Amounts on deposit in the interest reserve subaccount will not be available to make principal payments on the bonds. The entire unpaid principal amount of the bonds will be due and payable on the date on which an event of default has occurred and is continuing, if the trustee has declared the bonds to be immediately due and payable. See " - Events of Default; Rights On Event of Default," which begins on page 59.

OPTIONAL REDEMPTION

         The issuer may redeem the bonds, at its option, on any payment date, if the outstanding principal balance of the bonds (after giving effect to payments that would otherwise be made on that payment date) is less than 5 percent of the initial principal balance of the bonds. In the case of redemption, the trustee will pay the outstanding principal amount of the bonds and accrued but unpaid interest as of the redemption date. Unless otherwise specified in the prospectus supplement, the trustee will give notice of the redemption to each bondholder by first-class mail, postage prepaid, mailed not less than 5 days nor more than 25 days prior to the redemption date.

MANDATORY REDEMPTION

         If the seller is required to, or elects to, repurchase the RRB property as described under "Description of the RRB Property - Seller Representations and Warranties and Repurchase Obligation," which begins on page 35, the issuer will be required to redeem the bonds on or before the fifth business day following the date of repurchase at a price equal to the principal amount of the bonds together with any accrued but unpaid interest thereon.

OVERCOLLATERALIZATION SUBACCOUNT

         The trustee will collect amounts arising from the RRB property exceeding the amount expected to be necessary to pay scheduled payments of principal of and interest on the bonds and fees and expenses (including indemnities) related to servicing and retiring the bonds and fund the interest reserve amount, which overcollateralization amounts are intended to enhance the likelihood that payments on the bonds will be made in a timely manner. The servicer will set and adjust the RRB charge at a level that is intended to collect the overcollateralization amount ratably over the life of the bonds according to a schedule set forth in the prospectus supplement.

         On each payment date, all payments arising from the RRB charge remitted to the collection account will be deposited in the respective subaccounts, including the overcollateralization subaccount, as described under " - Allocations and Payments," which begins on page 57. On each payment date, the trustee will draw on amounts in the overcollateralization subaccount, if any, to the extent amounts available in the general subaccount and the reserve subaccount are insufficient to make legally due or scheduled payments of principal and interest on the bonds and pay fees, expenses and certain indemnities related to servicing and retiring the bonds. Amounts in the overcollateralization subaccount will be invested in eligible investments.

CAPITAL SUBACCOUNT

         Before the issuance of the bonds, Public Service Company will contribute capital to the issuer in the amount specified in the prospectus supplement. The trustee will deposit the capital into the capital subaccount. On each payment date, the trustee will draw on amounts in the capital subaccount, if any, to the extent amounts available in the general subaccount, the reserve subaccount and the overcollateralization subaccount are insufficient to make legally due or scheduled payments of principal of and interest on the bonds and pay fees, expenses and certain indemnities relating to servicing and retiring the bonds. Deposits to the capital subaccount will be made as described under "
- Allocations and Payments," which begins on page 57. Amounts in the capital subaccount will be invested in eligible investments. The issuer will be entitled to the earnings on amounts in the capital subaccount, free and clear of the lien of the indenture, if the required capital level in the capital subaccount is met at the time such earnings are withdrawn.

INTEREST RESERVE SUBACCOUNT

         On the issuance date, the portion of the net proceeds from the sale of the bonds specified in the prospectus supplement will be deposited into the interest reserve subaccount. In addition, the trustee will collect amounts arising from the RRB property exceeding the amount expected to be necessary to pay scheduled payments of principal of and interest on the bonds and fees and expenses (including indemnities) related to servicing and retiring the bonds, from which the trustee will deposit into the interest reserve subaccount, the interest reserve amount specified in the prospectus supplement. These amounts are intended to enhance the likelihood that payments of interest on the bonds will be made on a timely basis.

         On each payment date, all payments arising from the RRB charge remitted to the collection account will be deposited in the respective subaccounts, including the interest reserve subaccount, as described under " - Allocations and Payments," which begins on page 57. On each payment date, the trustee will draw on amounts in the interest reserve subaccount, if any, to the extent amounts available in the general subaccount, the reserve subaccount, the overcollateralization subaccount and the capital subaccount are insufficient to make legally due or scheduled payments of interest on the bonds. Amounts on deposit in the interest reserve subaccount will not be available to make legally due or scheduled payments of principal on the bonds. Amounts in the interest reserve subaccount will be invested in eligible investments. On any payment date, any amount in the interest reserve subaccount in excess of the targeted interest reserve level will be allocated to the reserve subaccount for distribution on later payment dates.

SERVICER ADVANCE SUBACCOUNT

         Prior to the issuance of the bonds, Public Service Company will contribute additional capital to the issuer in the amount specified in the prospectus supplement. The trustee will deposit the capital into the servicer advance subaccount. The trustee will draw on amounts in the servicer advance subaccount to fund enforcement actions, if any, by the servicer on behalf of bondholders under the securitization statute or the finance order to the extent that amounts in the general subaccount, reserve subaccount, overcollateralization subaccount and capital subaccount are insufficient and the servicer is unable to advance its own funds for this purpose. Funds withdrawn from the servicer advance subaccount will not be replenished. Amounts paid out of the servicer advance subaccount to fund enforcement actions by the servicer will remain payable as fees and expenses (including indemnities) advanced by the servicer in accordance with the servicing agreement and the indenture and may be recovered by the servicer through future RRB charges. Amounts in the servicer advance subaccount will be invested in eligible investments. The issuer will be entitled to the earnings on amounts in the servicer advance subaccount, free and clear of the lien of the indenture.

RESERVE SUBACCOUNT

         The trustee will allocate to the reserve subaccount any amounts remitted to the collection account exceeding amounts necessary to:

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
         o pay fees and expenses (including indemnities) related to servicing and retiring the bonds;

         o        pay principal of and interest on the bonds;

         o fund the interest reserve subaccount up to the targeted interest reserve level;

         o        fund the capital subaccount up to the required capital level;
                  and

         o fund the overcollateralization subaccount up to the targeted overcollateralization level.

The trustee will draw on amounts in the reserve subaccount, to the extent amounts available in the general subaccount are insufficient to pay the amounts listed above. Amounts in the reserve subaccount will be invested in eligible investments.

ALLOCATIONS AND PAYMENTS

         On any business day that the trustee receives a written request from the servicer requesting repayment for any excess remittances to the collection account, the trustee will make payment of the amount due from amounts on deposit in the general subaccount, the reserve subaccount, the overcollateralization subaccount and the capital subaccount, in that order and only to the extent required to make the payment. See "Servicing - Remittances to Collection Account," which begins on page 47.

         On any business day that the trustee receives a written request from the issuer's administrator stating that any fees, costs, expenses and indemnities payable by the issuer, as described in clauses (1) through (4) below, will become due and payable prior to the next succeeding payment date, and setting forth the amount and nature of the expense, as well as any supporting documentation that the trustee may reasonably request, the trustee, after receiving the information, will make payment of the expense on or before the date the payment is due from amounts on deposit in the general subaccount, the reserve subaccount, the overcollateralization subaccount and the capital subaccount, in that order and only to the extent required to make the payment.

         On each payment date or, for any amount payable under clauses (1) through (4) below, on any business day, the trustee will apply all amounts on deposit in the collection account (other than amounts on deposit in the servicer advance subaccount), including net earnings on those amounts (other than on amounts in the capital subaccount and the servicer advance subaccount) to pay the following amounts in the following priority (provided that amounts on deposit in the interest reserve subaccount shall be applied only to make the payments under clause (5) below):

         (1) all amounts owed by the issuer to the trustee or to any other person indemnified by the issuer under the indenture and the other transaction documents will be paid, subject, in each case, to any limitation on such payment described in the indenture;

         (2) the servicing fee and all unpaid servicing fees from prior payment dates will be paid to the servicer;

         (3) the administration fee and all unpaid administration fees from prior payment dates will be paid to the issuer's administrator;

         (4) so long as no default or event of default has occurred and is continuing or would result from such payment, all fees and expenses (including indemnities) payable by the issuer to persons other than those specified in clause (1) above will be paid, provided that the total amount paid for such other fees and expenses (including indemnities) since the previous payment date and on the current payment date may not, in the aggregate, exceed $100,000;

         (5) (A) any overdue interest (together with, to the extent lawful, interest on such overdue interest at the applicable interest rate) and (B) interest currently due and payable, will be paid to the bondholders;

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
         (6) (A) principal due and payable (x) as a result of an event of default or (y) on the final maturity date of a class of bonds and (B) scheduled principal due and payable on that payment date, will be paid to the bondholders;

         (7) unpaid fees and expenses (including indemnities) payable by the issuer will be paid to the persons entitled thereto;

         (8) the amount, if any, by which the interest reserve subaccount needs to be funded to equal the targeted interest reserve level as of that payment date will be allocated to the interest reserve subaccount;

         (9) the amount, if any, by which the capital subaccount needs to be funded to equal the required capital level as of that payment date (disregarding for this purpose any interest earnings held in the capital subaccount) will be allocated to the capital subaccount;

         (10) the amount, if any, by which the overcollateralization subaccount needs to be funded to equal the targeted overcollateralization level as of that payment date will be allocated to the overcollateralization subaccount; and

         (11) the balance, if any, will be allocated to the reserve subaccount for payment on subsequent payment dates.

         Following the repayment of all bonds, any amounts remaining in the collection account will be released to the issuer.

         In the case of any deficiency in the amount required under clause (5) above, amounts available to make payments under clause (5) above will be allocated among each class of bonds pro rata based upon the respective amounts of interest owed on the bonds of each class, and allocated and paid to holders within each class pro rata based upon the respective principal amount of bonds held. In the case of any deficiency in the amount required under clause (6) above, amounts available to make payments under clause (6) above will be allocated among each class of bonds pro rata based upon the respective principal amount of bonds due (in the case of clause (6)(A)(x)) or scheduled to be paid (in the case of clauses (6)(A)(y) and (6)(B), based on priorities described in the prospectus supplement and according to the expected amortization schedule for such class), and allocated and paid to the holders within each class pro rata based upon the principal amount of bonds held.

         If on any payment date, or for any amounts payable under clauses (1) through (4) above, on any business day, funds on deposit in the general subaccount are insufficient to make the payments contemplated by clauses (1) through (6) above, the trustee will:

         o        first, draw from amounts on deposit in the reserve subaccount;

         o second, draw from amounts on deposit in the overcollateralization subaccount;

         o third, draw from amounts on deposit in the capital subaccount, and

         o fourth, draw from amounts on deposit in the interest reserve subaccount (but only to make payments under clause (5) above).

up to the amount of the shortfall, in order to make the payments described above. In addition, if on any payment date funds on deposit in the general subaccount are insufficient to make the allocations described in clauses (8),
(9) and (10) above, the trustee will draw from amounts on deposit in the reserve subaccount to make the required allocations.

         If the amount in the capital subaccount on the last day of any month exceeds the required capital level, the trustee will pay such excess amount to the issuer upon request, free and clear of the lien of the indenture.

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
         If the amount in the interest reserve subaccount on any payment date exceeds the targeted interest reserve level, the amount of the excess will be allocated to the reserve subaccount for distribution on subsequent payment dates.

         If any redemption date or other date specified in this prospectus for payment of any payments to bondholders is not a business day, the payments scheduled to be made on such date will be made on the following business day and no interest will accrue on the payment during the intervening period.

ACTIONS BY BONDHOLDERS

         The nominee for DTC, as sole initial holder of the bonds, has the right to vote and give consents and waivers required to be given by the holders of any class of bonds.

         With some exceptions, the holders of a majority of the outstanding principal amount of the bonds will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture, provided that:

         o the direction is not in conflict with any rule of law or with the indenture;

         o other than in the case of a default in the payment of any interest, principal or redemption price in respect of any bond, the trustee may not sell or liquidate the bond collateral unless the holders of 100 percent of the outstanding principal amount of the bonds consent thereto;

         o if the trustee elects to maintain possession of the bond collateral in compliance with the indenture, then any direction to the trustee by holders of bonds representing less than 100 percent of the outstanding principal amount of the bonds to sell or liquidate the bond collateral will be of no force and effect; and

         o the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction.

No holder of any bond will have the right to institute any proceeding with respect to the indenture, and each holder agrees, by its acceptance of any bond, to the fullest extent permitted by law, not to avail itself of any remedies in the securitization statute or to utilize or enforce the statutory lien under the securitization statute, unless:

         o the holder previously has given to the trustee written notice of a continuing event of default;

         o the holders of not less than 25 percent in principal amount of the outstanding bonds have made written request of the trustee to institute the proceeding in its own name as trustee;

         o the holder or holders have offered the trustee indemnity satisfactory to it;

         o the trustee has failed for 60 days after receipt of notice to institute a proceeding; and

         o no direction inconsistent with the written request has been given to the trustee during the 60-day period by the holders of a majority in principal amount of the outstanding bonds.

         The bondholders may not bring an action directly against the seller for a breach of its obligations under the sale agreement or against the servicer for a breach of its obligations under the servicing agreement. The bondholders may enforce their rights against the seller and servicer only through a cause of action brought for their benefit by the trustee.

EVENTS OF DEFAULT; RIGHTS ON EVENT OF DEFAULT

         An event of default on the bonds is defined in the indenture as being:

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
         o a default in the payment of interest on any bond on its payment date that continues for a period of 5 days;

         o a default in the payment of the then unpaid principal of any bond on the final maturity date;

         o a default in the payment of the redemption price for any bond on a redemption date;

         o a default in the observance or performance in any material respect of any covenant or agreement of the issuer made in the indenture, which continues unremedied for 30 days after notice is given to the issuer by the trustee or to the issuer and the trustee by the holders of at least 25 percent in principal amount of the bonds then outstanding;

         o the inaccuracy in any material respect when made of any representation or warranty made by the issuer in the indenture or in any certificate or writing delivered by the issuer in connection with the indenture, which inaccuracy continues unremedied for 30 days after notice is given to the issuer by the trustee or to the issuer and the trustee by the holders of at least 25 percent in principal amount of the bonds then outstanding;

         o events of bankruptcy, insolvency, receivership or liquidation of the issuer; or

         o a breach by the State of New Hampshire of its pledge under the securitization statute (which pledge is described under "Description of the RRB Property - Pledge by the State of New Hampshire," which begins on page 34).

         Each of the seller, the servicer and the trustee will covenant that it will not at any time institute against the issuer any bankruptcy, reorganization or other proceeding under any federal or state bankruptcy or similar law.

         If an event of default (other than a breach by the State of New Hampshire of its pledge under the securitization statute) should occur and be continuing, the trustee may and, upon the written direction of the holders of not less than a majority in principal amount of the bonds then outstanding, shall declare the bonds to be immediately due and payable. Under circumstances set forth in the indenture, the holders of a majority in principal amount of bonds then outstanding may rescind the declaration.

         Prior to acceleration of the bonds, the holders of bonds representing not less than a majority of the outstanding principal amount of the bonds may waive any default or event of default, except a default:

         o in the payment of principal of or interest on any of the bonds; or

         o in respect of any covenant or provision of the indenture that cannot be modified or amended without the consent of the holders of each bond or of all classes of bonds affected;

which defaults may be waived only by the holders of each bond, or each affected class, as the case may be.

         If the bonds have been declared to be due and payable following an event of default, the trustee may, in its discretion, either sell the RRB property or elect to maintain possession of the RRB property and continue to apply payments arising from the RRB charge remitted to the trustee as if there had been no declaration of acceleration. We expect that there will be a limited resale market, if any, for the RRB property following a foreclosure of the indenture with respect to the bond collateral because of the unique nature of the RRB property as an asset and other factors discussed in this prospectus.

         In addition, the trustee is prohibited from selling the RRB property following an event of default, other than a default in the payment of any interest, principal or redemption price in respect of any bond, unless:

         o        the holders of all the outstanding bonds consent to the sale;

         o the proceeds of the sale are sufficient to pay in full the accrued interest on and the principal of the outstanding bonds; or

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         o        the trustee determines that the proceeds of the RRB property would not be sufficient on an ongoing basis to make all payments on the bonds as those payments would have become due if the bonds had not been declared due and payable, and the trustee obtains the consent of the holders of 66-2/3 percent of the outstanding amount of the bonds.

         If a breach by the State of New Hampshire of its pledge under the securitization statute shall occur and be continuing, then the trustee, in its own name and as trustee of an express trust, will be, to the extent permitted by state and federal law, entitled and empowered to institute any suits, actions or proceedings at law, in equity or otherwise, to enforce the pledge and to collect any monetary damages as a result of a breach, and may prosecute any of these suits, actions or proceedings to final judgment or decree.

         Within 30 days after the occurrence of any event that is, or after notice or lapse of time or both would become, an event of default with respect to a class of bonds, the trustee will mail to each bondholder notice of all uncured or unwaived defaults known to it.

         The trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of bonds unless such holders have offered to the trustee reasonable security or indemnity satisfactory to the trustee against the cost, expenses (including reasonable legal fees and expenses) and liabilities that might be incurred by it in complying with the request or direction.

COVENANTS OF THE ISSUER

         The issuer may not consolidate with or merge into any other entity, unless:

         o the entity formed by or surviving a consolidation or merger of the issuer is organized under the laws of the United States, any state thereof or the District of Columbia;

         o the entity expressly assumes by an indenture supplemental to the indenture the issuer's obligation to make due and punctual payments on the bonds and the performance or observance of every agreement and covenant of the issuer under the indenture;

         o no event of default will have occurred and be continuing immediately after the merger or consolidation of the issuer;

         o the transaction will not result in a reduction or withdrawal of the then current ratings on any class of bonds;

         o the issuer has received an opinion of counsel to the effect that the consolidation or merger would have no material adverse tax consequence to the issuer or any bondholder and the consolidation or merger complies with the indenture and all conditions precedent relating to the transaction have been complied with; and

         o any action as is necessary to maintain the lien and security interest created by the indenture will have been taken.

         Except as specifically provided in the indenture, the issuer may not convey or transfer any of its properties or assets to any person or entity, unless:

         o        the person or entity acquiring the properties and assets:

                  o is a United States citizen or an entity organized under the laws of the United States, any state thereof or the District of Columbia;

                  o expressly assumes by an indenture supplemental to the indenture the issuer's obligation to make due and punctual payments on the bonds and the performance or observance of every agreement and covenant of the issuer under the indenture;

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                  o        expressly agrees by a supplemental indenture that all
                           right, title and interest so conveyed or transferred will be subject and subordinate to the rights of bondholders;

                  o unless otherwise expressly waived by the trustee, expressly agrees to indemnify, defend and hold harmless the trustee against and from any loss, liability or expense arising under or related to the indenture and the bonds; and

                  o expressly agrees by means of a supplemental indenture that the person (or if a group of persons, then one specified person) will make all filings with the Securities and Exchange Commission (and any other appropriate person) required by the Securities Exchange Act of 1934 in connection with the bonds;

         o no event of default under the indenture will have occurred and be continuing immediately after the transaction;

         o the transaction will not result in a reduction or withdrawal of the then current ratings on any class of bonds;

         o the issuer has received an opinion of counsel to the effect that the transaction will not have any material adverse tax consequence to the issuer or any bondholder and an officer's certificate and an opinion of counsel each stating that the conveyance or transfer complies with the indenture and all conditions precedent relating to the transaction have been complied with; and

         o any action as is necessary to maintain the lien and security interest created by the indenture will have been taken.

         The issuer may not, among other things:

         o except as expressly permitted by the indenture, sell, transfer, exchange or otherwise dispose of any of the assets of the issuer, unless directed to do so by the trustee in accordance with the indenture;

         o claim any credit on, or make any deduction from the principal or interest payable on, the bonds (other than amounts properly withheld under the Internal Revenue Code of 1986) or assert any claim against any present or former bondholder because of the payment of taxes levied or assessed on any part of the bond collateral;

         o terminate its existence, dissolve or liquidate in whole or in part;

         o permit the validity or effectiveness of the indenture to be impaired;

         o permit the lien of the indenture to be amended, subordinated, terminated or discharged or permit any person to be released from any covenants or obligations arising from the bonds except as may be expressly permitted by the indenture;

         o permit any lien, charge, excise, claim, security interest, mortgage or other encumbrance, other than the lien and security interest created by the indenture or the statutory lien under the securitization statute, to be created by the issuer on or extend to or otherwise arise on or burden the bond collateral or any part of it or any interest in it or the proceeds from it; or

         o except for the statutory lien under the securitization statute, permit the lien of the indenture not to constitute a valid first priority security interest in the bond collateral.

         The issuer may not engage in any business other than financing, purchasing, owning and managing the RRB property in the manner contemplated by the indenture and the other transaction documents and activities incidental thereto. The issuer will not issue, incur, assume, guarantee or otherwise become liable for any indebtedness except for the bonds.

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
         The issuer may not, except for any eligible investments as contemplated by the indenture and the other transaction documents make any loan or advance or credit to, or guarantee, endorse or otherwise become contingently liable in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other person. The issuer will not, other than expenditures in an annual amount not to exceed $25,000, make any expenditure (by long-term or operating lease or otherwise) for capital assets (either real or personal property). The issuer will not, directly or indirectly, make payments to or from the collection account except in compliance with the indenture and the other transaction documents.

         The issuer may not make any payments, distributions or dividends to any owner of beneficial interests in the issuer arising from the beneficial interests in the issuer if any event of default has occurred and is continuing or if distributions cause the book value of the remaining equity in the issuer to decline below 0.50 percent of the initial principal amount of the bonds outstanding under the indenture.

         The issuer may deliver or cause the servicer to deliver to, among others, the trustee, the annual accountant's certificates, compliance certificates, reports regarding payments and statements to bondholders required by the servicing agreement.

REPORTS TO BONDHOLDERS

         On or prior to each payment date, the servicer will prepare and provide to the issuer and the trustee a statement to be delivered to the bondholders and the rating agencies on the payment date. Each statement will include (to the extent applicable) the following information for a payment date or the period since the previous payment date, as applicable:

         o the amount of the payment to bondholders allocable to principal;

         o the amount of the payment to bondholders allocable to interest;

         o the outstanding principal balance of the bonds, after giving effect to payments allocated to principal reported above;

         o the difference, if any, between the outstanding principal balance of the bonds and the principal amount scheduled to be outstanding on a payment date according to the expected amortization schedule; and

         o the balance of amounts on deposit in the reserve subaccount, overcollateralization subaccount, capital subaccount, interest reserve subaccount and servicer advance subaccount after giving effect to payments or allocations made or to be made on the related payment date.

         The trustee will deliver to each holder of the bonds information in the trustee's possession that may be required to enable the holder to prepare its federal and state income tax returns. See "Federal Income Tax Consequences," which begins on page 68, and "New Hampshire Taxation of Bondholders," which begins on page 73.

ANNUAL COMPLIANCE STATEMENT

         The issuer will file annually with the trustee and the rating agencies a written statement as to whether it has fulfilled its obligations under the indenture.

SUPPLEMENTAL INDENTURES

         The trustee and the issuer will, from time to time, and without the consent of the bondholders, enter into one or more agreements supplemental to the indenture to:

         o add to the covenants of the issuer for the benefit of the bondholders, or to surrender any right or power in the indenture conferred on the issuer;

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
         o correct or supplement any provision in the indenture or in any supplemental indenture that may be defective or inconsistent with any other provision in the indenture or in any supplemental indenture or to make any other provisions regarding matters or questions arising under the indenture; provided that none of these actions adversely affect in any material respect the interests of the bondholders;

         o        cure any ambiguity or correct any mistake; or

         o qualify, if necessary, the indenture, including any supplemental indenture, under the Trust Indenture Act of 1939 and to add to the indenture such other provisions as may be expressly permitted by the Trust Indenture Act of 1939 excluding provisions referred to in Section 316(a)(2) of such Act as in effect on the closing date.

         In addition, the trustee and the issuer will, with the consent of bondholders holding not less than a majority of the outstanding principal amount of the bonds of all affected classes, enter into one or more indentures supplemental to the indenture for the purpose of, among other things, adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying the rights and obligations of bondholders. However, no supplemental indenture may, among other things, without the consent of each bondholder affected thereby:

         o change the date of payment of any installment of principal of or interest on any bond, or reduce the principal amount of any bond or the interest rate on any bond;

         o change the provisions of the indenture relating to the application of collections on, or the proceeds of the sale of, the bond collateral to payment of principal of or interest on the bonds, or change any place of payment where, or the currency in which, any bond or the interest on any bond is payable;

         o impair the right to institute suit for the enforcement of the provisions of the indenture requiring the application of available funds to the payment of any amounts due on the bonds on or after the respective due dates;

         o reduce the percentage of aggregate outstanding principal amount of the bonds of any class that is required for any supplemental indenture or reduce such percentage required for any waiver or consent (of compliance with certain provisions in the indenture or certain defaults thereunder and their consequences) provided for in the indenture;

         o reduce the percentage of the aggregate outstanding amount of the bonds required to direct the trustee to direct the issuer to sell or liquidate the collateral pursuant to the indenture;

         o modify the provisions in the indenture relating to amendments with the consent of bondholders, except to increase the percentage vote necessary to approve amendments or to add further provisions which cannot be modified or waived without the consent of all bondholders affected thereby;

         o modify any of the provisions of the indenture in such manner as to affect the calculation of the amount of any payment of interest or principal due on any bond on any payment date (including the calculation of any of the individual components of such calculation) or to affect the rights of the bondholders to the benefit of any provisions for the mandatory redemption of the bonds contained in the indenture; or

         o permit the creation of any lien ranking prior to or on a parity with the lien of the indenture with respect to any part of the collateral or, except as otherwise permitted or contemplated in the indenture, terminate the lien of the indenture on any property at any time subject to the indenture or deprive the bondholder of the security provided by the lien of the indenture.

Promptly following the execution of any amendment to the indenture (other than an amendment described in the preceding paragraph), the trustee will furnish written notice of the substance of an amendment to each bondholder.

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
         The trustee may in its discretion determine whether or not any bonds of a class would be affected by any supplemental indenture and any such determination shall be conclusive upon the bondholders of such class, whether theretofore or thereafter authenticated and delivered under the indenture. The trustee shall not be liable for any such determination made in good faith.

LIST OF BONDHOLDERS

         With the written request of any bondholder or group of bondholders of record holding bonds evidencing not less than 10 percent of the outstanding principal amount of the bonds, the trustee will give such bondholder or bondholders access during business hours to the current list of bondholders for purposes of communicating with other bondholders about their rights under the indenture.

         The indenture does not provide for any annual or other meetings of bondholders.

REGISTRATION AND TRANSFER OF THE BONDS

         If so specified in the prospectus supplement, the bonds will be issued in definitive form and will be transferable and exchangeable at the office of the registrar identified in the prospectus supplement. No service charge will be made for any registration or transfer of the bonds, but the owner may be required to pay a sum sufficient to cover any tax or other governmental charge.

BONDS WILL BE ISSUED IN BOOK-ENTRY FORM

         Unless otherwise specified in the prospectus supplement, all classes of bonds will initially be represented by one or more bonds registered in the name of the Depository Trust Company, or DTC, or another securities depository or its nominee. The bonds will be available to investors only in the form of book-entry bonds. Bondholders may also hold bonds through Clearstream Banking, Luxembourg, S.A., referred to as Clearstream, or Euroclear in Europe, if they are participants in one of those systems or indirectly through participants.

   THE ROLE OF DTC, CLEARSTREAM AND EUROCLEAR

         DTC will hold the global bond or bonds representing the bonds. Clearstream and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositories. Currently, Citibank, N.A. is depository for Clearstream and The Chase Manhattan Bank is depository for Euroclear. Those depositories will in turn hold these positions in customers' securities accounts in the depositories' names on the books of DTC.

   THE FUNCTION OF DTC

         DTC is a limited purpose trust company organized under the laws of the State of New York, and is a member of the Federal Reserve System. DTC is a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entries, thereby eliminating the need for physical movement of securities. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the Nasdaq-Amex Market Group and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to indirect participants.

   THE FUNCTION OF CLEARSTREAM

         Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of securities. Transactions may be settled by Clearstream in any of 36 currencies, including United States dollars. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities

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
and securities lending and borrowing. Clearstream also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream is registered as a bank in Luxembourg, subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. Clearstream's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's United States customers are limited to securities brokers and dealers and banks. Currently, Clearstream has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear Bank S.A. in Brussels to facilitate settlement of trades between Clearstream and Euroclear. In November 2000, Clearstream and Euroclear signed an agreement, effective in 2001, to establish a new daytime transactions processing capability to supplement the existing overnight bridge between Clearstream and Euroclear. The new daytime bridge will initially operate manually but is expected to become automated by the end of 2001.

         Clearstream and Euroclear customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Clearstream and Euroclear is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

   THE FUNCTION OF EUROCLEAR

         Euroclear was created in 1968 to hold securities for Euroclear participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment. By performing these functions, Euroclear eliminated the need for physical movement of securities and also eliminated any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 30 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing, and arrangements with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below. Euroclear Bank S.A., or the Euroclear Operator, a bank incorporated under the laws of the Kingdom of Belgium and licensed by the Belgian Banking and Finance Commission, assumed the operating and banking functions of the Euroclear System as of January 1, 2001. All operations of the Euroclear System are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. The Euroclear Operator establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include central banks, commercial banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

   TERMS AND CONDITIONS OF EUROCLEAR

         Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law, which are referred to in this prospectus as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific securities to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

   THE RULES FOR TRANSFERS AMONG DTC, CLEARSTREAM OR EUROCLEAR PARTICIPANTS

         Transfers between participants will occur in accordance with DTC rules. Transfers between Clearstream customers and Euroclear participants will occur in accordance with their respective rules and operating procedures. Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depository. Cross-market transactions will require delivery of instructions to the relevant European international clearing system

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by the counterparty in this system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving bonds in DTC, and making or receiving payments in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to the depositories.

   DTC WILL BE THE HOLDER OF THE BONDS

         Unless and until definitive certificated bonds are issued to beneficial owners of the bonds, which bonds are referred to as certificated bonds, it is anticipated that the only "holder" of bonds of any series will be DTC. Bondholders will only be permitted to exercise their rights as bondholders indirectly through participants and DTC. All references herein to actions by bondholders thus refer to actions taken by DTC upon instructions from its participants, unless certificated bonds are issued. In addition, all references herein to payments, notices, reports and statements to bondholders refer to payments, notices, reports and statements to DTC, as the registered holder of the bonds, for subsequent payments to the beneficial owners of the bonds in accordance with DTC procedures, unless certificated bonds are issued.

   BOOK-ENTRY TRANSFERS AND TRANSMISSION OF PAYMENTS

         Except under the circumstances described below, while any book-entry bonds of a series are outstanding, under DTC's rules, DTC is required to make book-entry transfers among participants on whose behalf it acts with respect to the book-entry bonds. In addition, DTC is required to receive and transmit payments of principal of, and interest on, the book-entry bonds. Participants with whom bondholders have accounts with respect to book-entry bonds are similarly required to make book-entry transfers and receive and transmit these payments on behalf of their respective bondholders. Accordingly, although bondholders will not possess certificated bonds, DTC's rules provide a mechanism by which bondholders will receive payments and will be able to transfer their interests.

         DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and some banks. Thus, the ability of holders of beneficial interests in the bonds to pledge bonds to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of these bonds, may be limited due to the lack of certificated bonds.

         DTC has advised the trustee that it will take any action permitted to be taken by a bondholder under the indenture only at the direction of one or more participants to whose account with DTC the bonds are credited.

   HOW BOND PAYMENTS WILL BE CREDITED BY CLEARSTREAM AND EUROCLEAR

         Payments with respect to bonds held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depository. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See "Federal Income Tax Consequences," which begins on page 68. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a bondholder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depository's ability to effect these actions on its behalf through DTC.

         DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of bonds among customers or participants of DTC, Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

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CERTIFICATED BONDS

   THE CIRCUMSTANCES THAT WILL RESULT IN THE ISSUANCE OF CERTIFICATED BONDS

         Unless otherwise specified in the prospectus supplement, each class of bonds will be issued in fully registered, certificated form to beneficial owners of bonds or other intermediaries, rather than to DTC, only if:

         o DTC advises the trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to that class of bonds and the issuer is unable to locate a qualified successor;

         o the issuer, at its option, elects to terminate the book-entry system through DTC; or

         o after the occurrence of an event of default under the indenture, beneficial owners of bonds representing at least a majority of the outstanding principal amount of bonds advise DTC and the trustee in writing that the continuation of a book-entry system through DTC, or a successor thereto, is no longer in the bondholders' best interest.

   THE DELIVERY OF CERTIFICATED BONDS

         Upon the occurrence of any event described in the immediately preceding paragraph, DTC will be required to notify the trustee and all affected beneficial owners of bonds through participants of the availability of certificated bonds. Upon surrender by DTC of the bonds in the possession of DTC that had represented the applicable bonds and receipt of instructions for re-registration, the trustee will authenticate and deliver certificated bonds to the beneficial owners. Thereafter, the trustee will recognize the holders of any of these certificated bonds as the bondholders under the indenture.

   THE PAYMENT MECHANISM FOR CERTIFICATED BONDS

         Payments of principal of and interest on certificated bonds will be made by the trustee, as paying agent, in accordance with the procedures set forth in the indenture. These payments will be made directly to holders of certificated bonds in whose names the certificated bonds were registered at the close of business on the related record date specified in the prospectus supplement. These payments will be made by check mailed to the address of the holder as it appears on the register maintained by the trustee or by wire transfer in immediately available funds in accordance with the indenture.

   THE TRANSFER OR EXCHANGE OF CERTIFICATED BONDS

         Certificated bonds will be transferable and exchangeable at the offices of the trustee. No service charge will be imposed for any registration of transfer or exchange, but the trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

   FINAL PAYMENTS ON CERTIFICATED BONDS

         The final payment on any certificated bonds, however, will be made only upon presentation and surrender of the bond at the office or agency specified in the notice of final payment to bondholders.

                         FEDERAL INCOME TAX CONSEQUENCES

GENERAL

         The following is a summary of the material federal income tax consequences to bondholders, and is based on the opinion of Day, Berry & Howard LLP. Day, Berry & Howard LLP has advised the issuer that the description of those material federal income tax consequences in this summary is accurate in all material respects. The opinion of Day, Berry & Howard LLP is based on some assumptions and is limited by some qualifications stated in this

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discussion or in that opinion. This discussion is based on current provisions of the Internal Revenue Code of 1986, currently applicable Treasury regulations, and judicial and administrative rulings and decisions. Legislative, judicial or administrative changes could alter or modify the statements and conclusions in this discussion. Any legislative, judicial or administrative changes or new interpretations may be retroactive and could affect tax consequences to bondholders.

         This discussion applies to bondholders who acquire the bonds at original issue for cash and hold the bonds as capital assets. This discussion does not address all of the tax consequences relevant to a particular bondholder in light of that bondholder's circumstances, and some bondholders may be subject to special tax rules and limitations not discussed below (e.g., life insurance companies, tax-exempt organizations, financial institutions, dealers in securities, S corporations, taxpayers subject to the alternative minimum tax provisions of the Internal Revenue Code, broker-dealers, and persons who hold the bonds as part of a hedge, straddle, "synthetic security", or other integrated investment, risk reduction or constructive sale transaction). This discussion also does not address the tax consequences to nonresident aliens, foreign corporations, foreign partnerships or foreign trusts that are subject to U.S. federal income tax on a net basis on income with respect to a bond because that income is effectively connected with the conduct of a U.S. trade or business. Those holders generally are taxed in a manner similar to U.S. Bondholders (as defined below); however, special rules not applicable to U.S. Bondholders may apply. In addition, except as described below, this discussion does not address any tax consequences under state, local or foreign tax laws or the consequences under any tax treaties. CONSEQUENTLY, YOU ARE URGED TO CONSULT YOUR TAX ADVISER TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ANY OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE BONDS.

         We use the term, "U.S. Bondholders" to mean a "U.S. Person" who is the beneficial owner of a bond. A "U.S. Person" is:

         o        a citizen or resident of the United States;

         o a corporation (or entity treated as a corporation for tax purposes) created or organized in the United States, or under the laws of the United States or of any state (including the District of Columbia);

         o a partnership (or entity treated as a partnership for tax purposes) organized in the United States, or under the laws of the United States or of any state (including the District of Columbia) unless provided otherwise by future Treasury regulations;

         o an estate the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

         o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust.

         In addition, as provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as U.S. Persons prior to that date, may elect to continue to be treated for federal income tax purposes as U.S. Persons.

         This discussion assumes that each bond is issued in registered form.

TREATMENT OF THE BONDS

         Public Service Company has received a ruling from the Internal Revenue Service holding that the bonds are obligations of Public Service Company for federal income tax purposes.

         Based on such ruling, and the assumptions and subject to the qualifications stated herein, it is the opinion of Day, Berry & Howard LLP that the material federal income tax consequences to bondholders are as follows:

TAXATION OF U.S. BONDHOLDERS

   PAYMENTS OF INTEREST

         Stated interest on the bonds will be taxable as ordinary interest income when received or accrued by U.S. Bondholders under their method of accounting. Generally, interest on the bonds will constitute "investment income" for purposes of Internal Revenue Code limitations on the deductibility of investment interest expense.

   ORIGINAL ISSUE DISCOUNT

         This discussion assumes that any original issue discount on the bonds (i.e., any excess of the stated redemption price at maturity of the bond over its issue price) is less than a statutory minimum amount (equal to 0.25 percent of its stated redemption price at maturity multiplied by the bond's weighted average maturity) as provided in the Treasury's original issue discount regulations. Accordingly, unless a special election is made to treat all interest on a bond as original issue discount, any original issue discount generally will be taken into income by a U.S. Bondholder as gain from the retirement of a bond (as described below under " - Sale or Other Taxable Disposition of Bonds") ratably as principal payments are made on the bonds.

   MARKET DISCOUNT AND PREMIUM

         If a U.S. Bondholder purchases (including a purchase at original issuance for a price less than the issue price) a bond for an amount that is less than the principal balance of the bond, the difference will be treated as "market discount" unless it is less than a statutory minimum amount. This market discount will generally be treated as accruing ratably on the bond during the period from the date of acquisition to the maturity date of the bond, unless the U.S. Bondholder makes an election to accrue the market discount on a constant yield to maturity basis. The U.S. Bondholder will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of the bonds as ordinary income to the extent of the lesser of:

         o        the amount of the payment or gain; or

         o the market discount which is treated as having accrued on the bond at the time of the payment or disposition and which has not previously been included in income.

In addition, a U.S. Bondholder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a bond with market discount, until the maturity of the bond or its earlier disposition in a taxable transaction.

         In the alternative, a U.S. Bondholder may elect to include market discount in income currently as it accrues on either a ratable or quarterly compounding basis, in which case the rules described above will not apply. The election to include market discount in income as it accrues will apply to all market discount instruments acquired by the U.S. Bondholder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. Generally, currently included market discount is treated as ordinary interest for United States federal income tax purposes.

         A purchaser who acquires a bond at a premium (i.e., at a purchase price greater than the principal balance) may elect to offset the premium against interest income on the bond on a constant yield to maturity basis. Any amortized premium will reduce the adjusted basis of the bond. If the bond is redeemed before maturity for a price less than the adjusted basis of the bond, a U.S. Bondholder will be allowed an ordinary loss deduction for the unamortized premium. An election to amortize bond premium applies to all bonds acquired by a U.S. Bondholder on or after the first day of the taxable year to which the election applies and can be revoked only with the consent of the Internal Revenue Service.

SALE OR OTHER TAXABLE DISPOSITION OF BONDS

         If there is a sale, exchange, redemption, retirement or other taxable disposition of a bond, a U.S. Bondholder generally will recognize gain or loss equal to the difference between (a) the amount of cash and the fair market value of any other property received (other than amounts attributable to, and taxable as, accrued stated interest) and (b) the U.S. Bondholder's adjusted tax basis in the bond. The adjusted tax basis in the bond generally will equal its cost, increased by any original issue discount or market discount included in income with respect to the bond prior to its disposition and reduced by any payments reflecting principal or original issue discount previously received with respect to the bond and any amortized premium. Gain or loss generally will be capital gain or loss if the bond was held as a capital asset, except for that portion, if any, of the gain treated as ordinary income pursuant to the market discount rules. See " - Taxation of U.S. Bondholders - Market Discount and Premium," which begins on page 70.

NON-U.S. BONDHOLDERS

         In general, a non-U.S. Bondholder will not be subject to U.S. federal income or withholding tax on interest (including original issue discount) on a bond unless:

         o the non-U.S. Bondholder is a controlled foreign corporation that is related to Public Service Company through stock ownership or is otherwise related as determined by Internal Revenue Code Section 864(d);

         o the non-U.S. Bondholder is a bank as determined under Internal Revenue Code Section 581 which receives interest as described in Internal Revenue Code Section 881(c)(3)(A); or

         o the non-U.S. Bondholder actually or constructively owns 10% or more of the total combined voting power of all classes of stock of Public Service Company entitled to vote.

In order for interest payments to qualify for the exemption from U.S. taxation described above, the last person or entity in the United States in the chain of interest payments to the non-U.S. Bondholder (the "Withholding Agent") must have received (in the year in which a payment of interest or principal occurs or in either of the two preceding years) a statement that complies with Internal Revenue Service informational requirements and:

         o        is signed by the non-U.S. Bondholder under penalty of perjury;

         o        certifies that the non-U.S. Bondholder is not a U.S. Person;
                  and

         o        provides the name and address of the non-U.S. Bondholder.

         The statement may be made on a Form W-8BEN, and the non-U.S. Bondholder must inform the Withholding Agent of any change in the information on the statement within 30 days of the change. If a bond is held through a securities clearing organization or other financial institution, the organization or institution may provide a signed statement to the Withholding Agent certifying under penalties of perjury that the Form W-8BEN has been received by it from the bondholder or from another qualifying financial institution. However, in that case, the signed statement must be accompanied by a copy of the Form W-8BEN provided by the non-U.S. Bondholder to the organization or institution holding the bond on behalf of the non-U.S. Bondholder. We urge non-U.S. bondholders to consult a tax advisor about the specific methods to satisfy Internal Revenue Service informational reporting requirements.

         Generally, any gain or income realized by a non-U.S. Bondholder from the sale, exchange, redemption, retirement or other disposition of a bond (other than gain attributable to accrued interest or original issue discount, which is addressed above) will not incur U.S. federal income tax liability, provided, in the case of a bondholder who is an individual, that the bondholder is not present in the United States for 183 or more days during the taxable year in which a disposition of a bond occurs. Exceptions may be applicable, and non-U.S. Bondholders should consult a tax adviser regarding the tax consequences of a disposition of a bond.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         Some bondholders may be subject to backup withholding at the rate of 31% on interest (including original issue discount) and proceeds received from the disposition of a bond. Generally, backup withholding will apply if the bondholder fails to provide identifying information (such as the payee's taxpayer identification number) in the manner required, or if the payee has failed to report properly the receipt of reportable interest or dividend payments and the Internal Revenue Service has notified the payor that backup withholding is required. Some bondholders (including, among others, corporations and some tax-exempt organizations) generally are not subject to backup withholding.

         Backup withholding and information reporting generally will not apply to a bond issued in registered form that is beneficially owned by a non-U.S. Bondholder if the certification of non-U.S. status is provided to the Withholding Agent as described above in " - Non-U.S. Bondholders," as long as the payor does not have actual knowledge that the bondholder is a U.S. Person. The Withholding Agent may be required to report annually to the Internal Revenue Service and to each non-U.S. Bondholder the amount of interest paid to, and the tax withheld, if any, for each non-U.S. Bondholder.

         If payments of principal and interest are made to the beneficial owner of a bond by or through the foreign office of a custodian, nominee or other agent of that beneficial owner, or if the proceeds of the sale of bonds are made to the beneficial owner of a bond through a foreign office of a "broker" (as defined in the pertinent Treasury regulations), the proceeds will not be subject to backup withholding (absent actual knowledge that the payee is a U.S. Person). Information reporting (but not backup withholding) will apply, however, to a payment by a foreign office of a custodian, nominee, agent or broker that:

         o        is a U.S. Person;

         o is a controlled foreign corporation for U.S. federal income tax purposes; or

         o derives 50% or more of its gross income from the conduct of a U.S. trade or business for a specified three-year period, unless the broker has in its records documentary evidence that the holder is a non-U.S. Bondholder and other conditions are met (including that the broker has no actual knowledge that the bondholder is a U.S. Bondholder) or the bondholder otherwise establishes an exemption.

Payment through the U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding at a rate of 31% and information reporting, unless the bondholder certifies that it is a non-U.S. Person under penalties of perjury or otherwise establishes an exemption.

         Any amounts withheld under the backup withholding rules from a payment to a bondholder would be allowed as a refund or a credit against that bondholder's U.S. federal income tax, provided that the required information is furnished to the Internal Revenue Service.

         Regulations regarding the withholding and information reporting rules discussed above were issued by the Treasury Department in October 1997 and amended in May 2000. In general, the regulations did not significantly alter the substantive withholding and information reporting requirements but rather unified the prior certification procedures and forms and clarified reliance standards. In addition, the regulations permit the shifting of primary responsibility for withholding to financial intermediaries acting on behalf of beneficial owners. The regulations are generally effective for payments made after December 31, 2000, although there are transition rules. Under the regulations, new forms generally will have to be solicited from U.S. Bondholders earlier than replacements for expiring existing forms otherwise would have been solicited. You should consult your tax adviser about the impact, if any, of the regulations.

                      NEW HAMPSHIRE TAXATION OF BONDHOLDERS

         Rath, Young and Pignatelli, Professional Association, New Hampshire counsel to Public Service Company, has provided its opinion to Public Service Company that under existing law and subject to the assumptions and qualifications stated in its opinion, the interest on the bonds (including any original issue discount properly allocable thereto) will be exempt from the New Hampshire personal income tax on interest and dividends. No assurance can be given that future legislation will not have adverse tax consequences for owners of the bonds who may be or become subject to taxation by the State of New Hampshire. Rath, Young and Pignatelli, Professional Association has not opined and will not opine as to other New Hampshire tax consequences with respect to the bonds.

         New Hampshire imposes a business profits tax on certain business income earned by organizations that carry on any business activity within the state. Business organizations are generally subject to the business profits tax regardless of whether they operate as corporations, partnerships, limited liability companies, business trusts or sole proprietorships. In general, the determination of taxable business profits is based upon federal taxable income. Interest on the bonds (including any original issue discount properly allocable thereto), and any gain recognized upon disposition of the bonds, may be subject to taxation under New Hampshire's business profits tax statute to the extent that the bondholder is conducting any business activity within New Hampshire and to the extent that such interest is taxable for federal income tax purposes.

         The bonds will be included in the determination of New Hampshire's taxation of legacies and successions to the extent that the bondholder is subject to such taxation.

         This discussion does not address the tax consequences of the purchase, ownership and disposition of the bonds under any state or local tax law other than that of New Hampshire. Investors considering whether to invest in the bonds should consult their own tax advisor to determine tax consequences of the purchase, ownership and disposition of the bonds under the taxation laws of New Hampshire and any other states.

                              ERISA CONSIDERATIONS

         The Employee Retirement Income Security Act of 1974, or ERISA, and/or
Section 4975 of the Internal Revenue Code impose restrictions and requirements on the following:

         o employee benefit plans and other plans and arrangements, including individual retirement accounts and annuities, Keogh plans and some collective investment funds and insurance company general or separate accounts in which the assets of these plans, accounts or arrangements are invested ("Plans"); and

         o persons who are fiduciaries for Plans in connection with the investment of assets of Plans ("Plan Assets").

         Generally, any person who has discretionary authority or control over the management or disposition of Plan Assets, and any person who provides investment advice about Plan Assets for a fee or other consideration, is a fiduciary for those Plan Assets. For those Plans that are governed by ERISA, ERISA imposes on Plan fiduciaries specific fiduciary responsibilities, including investment prudence, diversification and investing according to the documents governing the Plan.

PROHIBITED TRANSACTIONS

         ERISA and Section 4975 of the Internal Revenue Code prohibit a broad range of transactions involving Plan Assets and persons or entities that are deemed "parties in interest" under Section 3(14) of ERISA or "disqualified persons" under Section 4975(e)(2) of the Internal Revenue Code ("Parties in Interest"), unless a statutory or administrative exemption applies. Parties in Interest and Plan fiduciaries that participate in a prohibited transaction may be liable for penalties under ERISA and/or excise taxes imposed under Section 4975 of the Internal Revenue Code. These prohibited transactions generally are described in Section 406 of ERISA and Section 4975 of the Internal Revenue Code.

         Some governmental and church plans are not governed by ERISA or Section 4975 of the Internal Revenue Code. The prohibited transaction provisions described above do not apply to these plans. If a plan is exempt from taxation under Section 501(a) of the Internal Revenue Code as a plan described in Section 401(a) of the Internal Revenue Code, however, it may lose its tax exemption if it engages in a prohibited transaction described in Section 503 of the Internal Revenue Code.

         Any fiduciary or other Plan investor considering whether to purchase the bonds on behalf of a Plan or with Plan Assets should determine whether the purchase is consistent with its fiduciary duties and whether the purchase would constitute or result in a non-exempt prohibited transaction under ERISA and/or
Section 4975 of the Internal Revenue Code because Public Service Company, the trustee, the underwriters or any of their affiliates is a Party in Interest under the investing Plan and may be deemed to be benefiting from the issuance of the bonds. In particular, the bonds may not be purchased with Plan Assets if any of Public Service Company, the trustee, the underwriters or any of their affiliates:

         o has investment or administrative discretion over the Plan Assets used to effect the purchase;

         o has authority or responsibility to give, or regularly gives, investment advice regarding the Plan Assets, for a fee and under an agreement or understanding that the advice will serve as a primary basis for investment decisions for the Plan Assets, and will be based on the particular investment needs of the Plan; or

         o unless exemptive relief applies under a U.S. Department of Labor prohibited transaction exemption, is an employer maintaining or contributing to the Plan.

Each purchaser of the bonds will be deemed to have represented and warranted that its purchase of the bonds or any interest in the bonds does not violate the limitations described above.

PLAN ASSET REGULATION

         It is possible that the bonds will be treated as "equity interests" in the issuer under a plan asset regulation issued by the U.S. Department of Labor, which provides that debt with "substantial equity features" will be considered equity interests. Generally, the plan asset regulation provides that if Plans acquire a "significant" equity interest in an entity, the entity may be considered to hold Plan Assets. Therefore, if the bonds are purchased with Plan Assets, the assets of the issuer may be deemed Plan Assets of the investing Plans which, in turn, would subject the issuer and its assets to the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code. Even though only minimal administrative activity is expected at the issuer level, it is likely that the issuer will interact with Public Service Company, the trustee, the underwriters and their affiliates. If Public Service Company, the trustee, the underwriters or any of their affiliates is a Party in Interest to a Plan that purchases bonds, violations of the prohibited transaction rules could occur at the issuer level, unless a statutory or administrative exemption applies or an exception applies under the plan asset regulation.

         Before purchasing any bonds, a Plan fiduciary, other Plan investor or Party in Interest should consider whether a prohibited transaction might arise by reason of any relationship between the investing Plan and Public Service Company, the trustee, the underwriters or any of their affiliates. The U.S. Department of Labor has issued some class exemptions that may afford exemptive relief for otherwise prohibited transactions arising from the purchase or holding of the bonds, including U.S. Department of Labor Prohibited Transaction Exemptions 96-23 (Class Exemption for Plan Asset Transactions Determined by In-House Investment Managers); 95-60 (Class Exemption for Certain Transactions Involving Insurance Company General Accounts); 91-38 (Class Exemption for Certain Transactions Involving Bank Collective Investment Funds); 90-1 (Class Exemption for Certain Transactions Involving Insurance Company Pooled Separate Accounts); and 84-14 (Class Exemption for Plan Assets Transactions Determined by Independent Qualified Professional Asset Managers). A purchaser of the bonds should be aware, however, that even if the conditions specified in one or more of the above exemptions are met, the scope of the relief provided by the exemption might not cover all acts which might be construed as prohibited transactions.

         Plans would not have a "significant" equity interest in the issuer, and application of the plan asset regulation would be avoided, if Benefit Plan Investors (as defined in the plan asset regulation) own less than 25 percent of each class of equity in the issuer. However, there is no commitment to limit purchases of bonds by Benefit Plan Investors in this manner.

CONCLUSION

         In light of the foregoing, Plan fiduciaries or other Plan investors considering whether to purchase the bonds with Plan Assets of any Plan and Parties in Interest should consult their own legal advisors regarding whether the issuer's assets would be considered Plan Assets, the consequences that would apply if the issuer's assets were considered Plan Assets, and the availability of exemptive relief from the prohibited transaction rules or an exception under the Plan Asset Regulation. Fiduciaries and other Plan investors should also consider the fiduciary standards under ERISA or other applicable law in the context of the Plan's particular circumstances before authorizing an investment of Plan Assets in the bonds. Among other factors, fiduciaries and other Plan investors should consider whether the investment:

         o satisfies the diversification requirement of ERISA or other applicable law;

         o        complies with the Plan's governing instruments; and

         o is prudent in light of the "Risk Factors" and other factors discussed in this prospectus.

                                 USE OF PROCEEDS

         The issuer will use the net proceeds from the sale of the bonds to purchase the RRB property from the seller and to pay the costs of issuing the bonds, including the initial funding of the interest reserve subaccount. The seller may apply the net proceeds from the sale of the RRB property in accordance with the finance order to reduce its capitalization and to buy down purchased power obligations.

                              PLAN OF DISTRIBUTION

         The issuer may sell the bonds to or through the underwriters named in the prospectus supplement by a negotiated firm commitment underwriting and public reoffering by the underwriters or another underwriting arrangement that may be specified in the prospectus supplement or the issuer may offer or place the bonds either directly or through agents. The issuer intends that bonds will be offered through these various methods from time to time and that offerings may be made concurrently through more than one of these methods or that an offering of the bonds may be made through a combination of these methods.

         The distribution of bonds may be effected in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

         In connection with the sale of the bonds, underwriters or agents may receive compensation in the form of discounts, concessions or commissions. Underwriters may sell bonds to dealers at prices less a concession. Underwriters may allow, and the dealers may reallow, a concession to other dealers. Underwriters, dealers and agents that participate in the distribution of the bonds may be deemed to be underwriters and any discounts or commissions received by them from the issuer and any profit on the resale of the bonds by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We will identify any of these underwriters or agents, and describe any compensation we give them, in the prospectus supplement.

                                  LEGAL MATTERS

         Certain legal matters relating to the bonds and certain federal income tax consequences of the issuance of the bonds will be passed on by Day, Berry & Howard LLP, Hartford, Connecticut, counsel to Public Service Company and the issuer. Certain legal matters relating to the bonds and certain state income tax consequences of the issuance of the bonds will be passed on by Rath, Young and Pignatelli, Professional Association, Concord, New

Hampshire, New Hampshire counsel to Public Service Company and the issuer. Certain legal matters relating to the bonds will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, Delaware counsel to the issuer. Certain legal matters relating to the bonds will be passed upon by Orrick, Herrington & Sutcliffe LLP, San Francisco, California, counsel to the underwriters.

                                     EXPERTS

         The financial statements of PSNH Funding LLC as of April 16, 2001 and for the period January 24, 2001 (date of inception) to April 16, 2001 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon said firm as experts in accounting and auditing in giving said reports.

                                PSNH FUNDING LLC
                          INDEX TO FINANCIAL STATEMENTS


Report of Independent Public Accountants.................................    F-2

Financial Statements:

Balance Sheet as of April 16, 2001.......................................    F-3

Statement of Operations for the period from January 24, 2001 (inception
date) to April 16, 2001..................................................    F-4

Statement of Changes in Member's Equity for the period from January 24,
2001 (inception date) to April 16, 2001..................................    F-5

Statement of Cash Flow for the period from January 24, 2001 (inception
date) to April 16, 2001..................................................    F-6

Notes to Financial Statements............................................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To PSNH Funding LLC:

We have audited the accompanying balance sheet of PSNH Funding LLC as of April 16, 2001 and the related statement of operations, changes in member's equity and cash flow from the date of inception (January 24, 2001) to April 16, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PSNH Funding LLC as of April 16, 2001, and the results of its operations and its cash flow from the date of inception (January 24, 2001) to April 16, 2001, in conformity with accounting principles generally accepted in the United States.

                                           /s/ ARTHUR ANDERSEN LLP
                                           ------------------------
                                           Arthur Andersen LLP


Hartford, Connecticut
April 16, 2001

                                PSNH FUNDING LLC
                                  BALANCE SHEET

                              AS OF APRIL 16, 2001


ASSETS

Cash.............................................................      $1,000
                                                                       ======
MEMBER'S EQUITY

Member's Equity..................................................      $1,000
                                                                       ======


   The accompanying notes are an integral part of these financial statements.

                                PSNH FUNDING LLC
                             STATEMENT OF OPERATIONS

     FOR THE PERIOD FROM JANUARY 24, 2001 (INCEPTION DATE) TO APRIL 16, 2001


INCOME...........................................................      $   --

EXPENSES.........................................................          --
                                                                       ------

NET INCOME.......................................................      $   --
                                                                       ======

   The accompanying notes are an integral part of these financial statements.

                                PSNH FUNDING LLC
                     STATEMENT OF CHANGES IN MEMBER'S EQUITY

     FOR THE PERIOD FROM JANUARY 24, 2001 (INCEPTION DATE) TO APRIL 16, 2001


Member's equity as of the date of inception......................      $   --

Investment by Public Service Company of New Hampshire............       1,000
                                                                       ------

Member's change in equity as of April 16, 2001...................      $1,000
                                                                       ======

   The accompanying notes are an integral part of these financial statements.

                                PSNH FUNDING LLC
                             STATEMENT OF CASH FLOW

     FOR THE PERIOD FROM JANUARY 24, 2001 (INCEPTION DATE) TO APRIL 16, 2001


Net cash flow provided by operating activities...................      $   --

Net cash flow provided by investing activities...................       1,000

Net cash flow provided by financing activities...................          --

Net cash at the beginning of the period..........................          --
                                                                       ------

Net cash at the end of the period................................      $1,000
                                                                       ======

   The accompanying notes are an integral part of these financial statements.

                                PSNH FUNDING LLC
                          NOTES TO FINANCIAL STATEMENTS


1.       NATURE OF OPERATIONS

         PSNH Funding LLC is a special purpose limited liability company whose sole member is Public Service Company of New Hampshire (Public Service Company), a provider of electric services. PSNH Funding LLC is a wholly owned subsidiary of Public Service Company, which is a wholly owned subsidiary of Northeast Utilities.

         The electric industry securitization statute in New Hampshire authorizes the Public Utilities Commission to issue a finance order, which establishes the amount of stranded costs that Public Service Company is permitted to finance through the issuance of rate reduction bonds. The Public Utilities Commission issued the finance order on September 8, 2000. The finance order establishes, among other things, the RRB charge to recover the stranded costs specified in the finance order. The RRB charge is non-bypassable in that customers must pay it whether or not they purchase energy from Public Service Company or a third party supplier of energy, and whether or not their distribution system is being operated by Public Service Company or a successor distribution company.

         The electric industry securitization statute provides that the right to collect payments based on the RRB charge is a property right (the RRB property) which may be pledged, assigned or sold in connection with the issuance of the bonds. Under the securitization statute and the finance order, the owner of the RRB property is entitled to assess the RRB charge until the earlier of 14 years after competition day (as defined in the securitization statute) and the date on which the owner of the RRB property has received payments from customers sufficient to retire all outstanding bonds and to pay fees and expenses of servicing and retiring the bonds. The RRB property is a property right consisting of the right, title, and interest to all revenues, collections, claims, payments, money or proceeds of or arising from the RRB charge.

         PSNH Funding LLC was organized on January 24, 2001, under the laws of the State of Delaware. PSNH Funding LLC was organized for the limited purpose of holding and servicing the RRB property which it will acquire from Public Service Company. PSNH Funding LLC will also issue bonds secured by the RRB property and engage in other related activities. PSNH Funding LLC is restricted from engaging in any non-related activities. In addition, PSNH Funding LLC is required to operate in a manner intended to reduce the likelihood that it would be consolidated in Public Service Company's bankruptcy estate if Public Service Company becomes involved in a bankruptcy case.

         PSNH Funding LLC is legally separate from Public Service Company. The assets and revenues of PSNH Funding LLC, including, without limitation, the transition property, are not available to the creditors of Public Service Company, and the transition property and other debt collateral will not be an asset of Public Service Company. PSNH Funding LLC has not yet acquired the RRB property nor has it issued any bonds.

         PSNH Funding LLC, since its formation on January 24, 2001, has not conducted any business activities. However, Public Service Company has incurred legal and debt issuance related costs which may be allocated to PSNH Funding LLC upon issuance of the bonds. The expenses incurred to date by Public Service Company on behalf of PSNH Funding LLC are approximately $987,000.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF PRESENTATION

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   CASH

         Cash and cash equivalents include cash on hand and short-term cash investments, if any, which are highly liquid in nature and have maturities of three months or less.

                                PSNH FUNDING LLC
                          NOTES TO FINANCIAL STATEMENTS
                                   (CONTINUED)


3.       THE BONDS

         PSNH Funding LLC intends to issue up to $670 million of bonds under the terms of the indenture. The bonds may be issued in one or more classes. All bonds of the same class will be identical in all respects except for their denominations. The issuer may not issue any additional bonds under the indenture other than in connection with the replacement, transfer or exchange of bonds initially issued thereunder.

4.       APPEAL OF SETTLEMENT ORDER

         In October 2000, two parties filed appeals with the Supreme Court of New Hampshire challenging the validity of Public Service Company's settlement order from the Public Utilities Commission. In a decision dated January 16, 2001, the Supreme Court of New Hampshire affirmed the settlement order. On January 26, 2001, one of those parties filed a motion requesting that the Supreme Court of New Hampshire reconsider its decision. In an order dated January 31, 2001, the Supreme Court of New Hampshire denied the motion for reconsideration. On April 16, 2001, within the time allowed, the other party that appealed the settlement order to the Supreme Court of New Hampshire filed by mail a petition for certiorari with the United States Supreme Court asking the Supreme Court to review the validity of the stranded cost recovery charge under the United States Constitution. It is expected that the Supreme Court will rule on the petition by the end of June 2001.

5.       INCOME TAXES

         PSNH Funding LLC will not elect to be taxed as a corporation for federal income tax purposes, therefore, no federal income taxes will be due by PSNH Funding LLC.

6.       CONSOLIDATED EDISON MERGER

         On October 13, 1999, Northeast Utilities entered into a merger agreement with Consolidated Edison, Inc. (Consolidated Edison) pursuant to which Northeast Utilities would become a wholly owned subsidiary of Consolidated Edison. On March 5, 2001, Northeast Utilities announced that Consolidated Edison had advised Northeast Utilities that Consolidated Edison was not willing to close the merger on the previously agreed upon terms. Northeast Utilities said that it had notified Consolidated Edison that it was treating its refusal to proceed on the terms set forth in the merger agreement as a repudiation and breach of the merger agreement, and that it will file suit to obtain the benefits of the transaction as negotiated for Northeast Utilities's shareholders. On March 6, 2001, Consolidated Edison announced that, in response to Northeast Utilities's action, Consolidated Edison had filed suit against Northeast Utilities in the Federal District Court in the Southern District of New York seeking a declaratory judgment that Northeast Utilities has failed to satisfy conditions precedent under the merger agreement. On March 12, 2001, Northeast Utilities announced that it had filed suit against Consolidated Edison in the Federal District Court in the Southern District of New York seeking damages in excess of $1 billion arising from Consolidated Edison's breach of the merger agreement.

7.       RELATED PARTIES

         Public Service Company will manage, service and administer, and bill and collect payments arising from the transition property according to the terms of the servicing agreement. Public Service Company's duties will include responding to inquiries of customers and the Public Utilities Commission regarding the transition property and the RRB charge, calculating electricity usage, accounting for collections, and furnishing periodic reports and statements to PSNH Funding LLC.

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                $525,000,000 RATE REDUCTION BONDS, SERIES 2001-1


                                PSNH FUNDING LLC
                              ISSUER OF THE BONDS


                    PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                              SELLER AND SERVICER




                               ------------------

                             PROSPECTUS SUPPLEMENT

                                 APRIL 20, 2001

                              -------------------



                              SALOMON SMITH BARNEY
                            BEAR, STEARNS & CO. INC.
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER
                         BANC ONE CAPITAL MARKETS, INC.
                                BARCLAYS CAPITAL
                             FLEET SECURITIES, INC.
                                  UBS WARBURG



                        Prospectus Delivery Requirements


Dealers will deliver a prospectus supplement and prospectus when acting as underwriters of these securities and with respect to their unsold allotments or subscriptions. In addition, all dealers selling these securities will deliver a prospectus supplement and prospectus until July 19, 2001.

================================================================================